As filed with the Securities and Exchange Commission on September 10, 2003

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 10/A

                                 AMENDMENT NO. 1

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                 11-3636084
----------------------------------------    ------------------------------------
     (State or other jurisdiction           (I.R.S. Employer Identification No.)
   of incorporation or organization)

           7 Bulfinch Place
               Suite 500
         Boston, Massachusetts                              02114
----------------------------------------    ------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)

Registrant's telephone number including area code:                (617) 570-4600
                                                                  --------------

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class               Name of Each Exchange on Which
          to be so Registered               Each Class is to be Registered
          -------------------               ------------------------------

                 None.                                  None.

Securities to be registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                                (Title of Class)

                                TABLE OF CONTENTS

THIS FORM 10/A AMENDS THE FOLLOWING ITEMS OF THE NEWKIRK MASTER LIMITED PARTNERSHIP'S REGISTRATION STATEMENT ON FORM 10 PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2003.

                                                                            Page
                                                                            ----

FORWARD-LOOKING STATEMENTS....................................................1

   ITEM 1.   BUSINESS.........................................................2

   ITEM 2.   FINANCIAL INFORMATION...........................................17

   ITEM 3.   PROPERTIES......................................................35

   ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
             AND MANAGEMENT..................................................47

   ITEM 5.   MANAGERS AND EXECUTIVE OFFICERS.................................49

   ITEM 6.   EXECUTIVE COMPENSATION..........................................50

   ITEM 7.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................50

   ITEM 8.   LEGAL PROCEEDINGS...............................................54

   ITEM 9.   MARKET FOR AND DISTRIBUTIONS ON LIMITED PARTNERSHIP
             UNITS AND RELATED SECURITY HOLDER MATTERS.......................55

   ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.........................58

   ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
             REGISTERED......................................................59

   ITEM 12.  INDEMNIFICATION OF MANAGERS AND OFFICERS........................62

   ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.....................63

   ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
             ON ACCOUNTING AND FINANCIAL DISCLOSURE..........................63

   ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS...............................64

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, this document contains forward-looking statements. Forward-looking statements include information relating to our intent, belief or current expectations, primarily, but not exclusively, with respect to:

      o     economic outlook;
      o     capital expenditures;
      o     cash flow;
      o     operating performance;
      o     financing activities;
      o     industry developments, including trends affecting our business; and
      o     financial condition and results of operations.

      We identify forward-looking statements in this registration statement by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases (or the negative thereof).

      The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:

      o occupancy rates and market rents, which may be adversely affected by economic and market conditions which are beyond our control, including the financial condition of our tenants;
      o uncertainties relating to potential changes in interest rates and the availability of financing;
      o     uncertainties relating to our property portfolio;
      o     uncertainties relating to our operations;
      o     uncertainties relating to unexpected capital expenditures;
      o uncertainties relating to domestic and international economic and political conditions; and
      o uncertainties regarding the impact of regulations, changes in government policy, rules or laws and industry competition.

      Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we cannot assure you that such expectations will be attained or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this registration statement to reflect any change in our expectations or any changes in events, conditions or circumstances on which any statement is based.

ITEM 1. BUSINESS

General

      Your partnership is a Delaware limited partnership that owns commercial properties, most of which are net-leased to investment grade corporate tenants, as well as other real estate assets. Your partnership commenced operations on January 1, 2002 following the completion of a transaction that we refer to as the exchange, involving the merger into wholly-owned subsidiaries of your partnership of 90 limited partnerships, each of which owned commercial properties, and the acquisition by your partnership of various assets, including those related to the management or capital structure of those partnerships. See "Structure Chart" below, "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS - The Exchange", "ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES" and "FINANCIAL STATEMENTS - Note 1" for more detailed information about the exchange and the parties involved therein. Each of the 90 partnerships, which we refer to as the "Newkirk partnerships", was organized and sponsored by Integrated Resources, Inc. between 1978 and 1984 and owned one or more commercial properties that we refer to as the "Newkirk properties". Integrated Resources filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in February 1991 and is no longer in existence. Members of the Newkirk Group, which consists of affiliates of Apollo Real Estate Fund III, L.P., executive officers of Winthrop Financial Associates, and affiliates of Vornado Realty Trust, first acquired interests in the Newkirk partnerships in 1997.

      Your partnership's initial capital structure consisted of units of limited partnership interest, which we refer to as units, that were issued in the exchange. These units were not registered under the Securities Act of 1933 (the "Securities Act") in reliance on an exemption from registration under that Act. There is no public market for the units, and there are substantial restrictions on the transfer of units. See "ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED" for a more detailed description of the units.

      As of June 30, 2003, there were outstanding 6,319,391 units, 6,121,990 of which were issued in the exchange and the balance of which were issued in a subsequent transaction. The outstanding units reflect the repurchase by your partnership of 120,412 units issued in the exchange.

Description of Assets

      General. As of June 30, 2003, your partnership owned an interest in 230 of the Newkirk properties, subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, substantially all of the interests in two entities that hold unsecured debt obligations of your partnership, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership or an affiliate of your partnership's general partner controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in 2008 second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by 11 other partnerships. As of June 30, 2003, your partnership's commercial properties represented approximately 86% of the total value of your partnership's assets.

      Properties. The table below summarizes information on the Newkirk properties as of June 30, 2003.

      Property Type                       Number                 Square Footage
      -------------                       ------                 --------------

      Office                                 34                     6,558,543
      Retail                                172                     6,324,787
      Other                                  24                     5,244,336
                                            ---                    ----------
               TOTAL                        230                    18,127,666
                                            ===                    ==========

      The primary lease terms on the properties generally range from 20 to 25 years from their original commencement dates (between 1978 and 1984) with primary term rents, typically above market, which, in most cases, fully amortize the first mortgage debt on the properties. In addition, tenants generally have multiple renewal options, with rents, on average, below market.

      Below is a listing of tenants which accounted for 3% or more of the aggregate rental revenues from the Newkirk properties in 2002:

                                            Square Feet             2002         Percentage of Aggregate
      Tenant (1)                               Leased            Revenues ($)        Rental Revenues
      ------                                   ------            --------            ---------------
      Raytheon (2)                           2,006,993           38,915,158               13.98%
      Albertson's, Inc.(3)                   3,024,539           29,125,599               10.46%
      USF&G/The St Paul Co.                    530,000           25,532,489                9.17%
      Honeywell                                727,557           19,799,258                7.11%
      Federal Express                          592,286           15,453,083                5.56%
      Cummins Engine Company, Inc.             390,100           13,557,459                4.87%
      Owens-Illinois                           707,482           13,363,280                4.80%
      Entergy Gulf States                      489,500           12,212,154                4.39%
      Stater Bros. Markets                   1,434,152           10,353,867                3.72%
      Safeway, Inc.                            798,937            9,343,439                3.36%

----------
(1) The chart does not take into account $23,794,100 of revenues received by your partnership from Kaiser Aluminum & Chemical Corp., as lessee of an office building located in Oakland, California. On February 12, 2002 Kaiser filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Your partnership sold its interest in this property in March 2003. Information on the sale is contained in "ITEM 3. PROPERTIES - Property Matters."
(2) Property leased to Raytheon represented approximately 15.1% of your partnership's total assets as of December 31, 2002. Raytheon is a public company subject to the reporting requirements under the Securities Exchange Act of 1934. As of December 31, 2002, no other lessee leased property representing more than 10% of your partnership's total assets.
(3) Excludes $4,508,161 of revenues received during 2002 on a property sold in November 2002. Albertson's is a public company subject to the reporting requirements under the Securities Exchange Act of 1934.

      The following chart sets forth certain information as of June 30, 2003 concerning lease expirations on the Newkirk properties (assuming no renewals) from 2003 to 2012:

                Number of Properties        Approximate Aggregate
                      at which                sq/ft. Covered by            Rental for             Percentage of Total
                   Lease Expires               Expiring Leases       Leases Expiring ($) (1)     Annualized Rental (1)
                   -------------               ---------------       ---------------             -----------------
2003                     3                        44,000                      436,560                   0.34%
2004                     6                       280,169                    6,873,442                   2.64%
2005                     24                    1,056,963                    6,941,069                   2.67%
2006                     28                    2,102,362                   25,454,553                   9.78%
2007                     34                    3,003,442                   38,073,641                  14.63%
2008                     86                    6,730,190                   95,660,080                  36.75%
2009                     29                    2,758,542                   67,316,317                  25.86%
2010                     1                       820,868                    2,780,007                   1.07%
2011                     2                       154,700                    2,176,540                   0.84%
2012                     9                       395,000                    3,187,136                   1.22%

----------
      (1) Based on actual base rent for the year ended December 31, 2003 and excludes rent on a property in Stuart, Florida formerly leased to Albertson's where the lease was terminated effective July 11, 2003 as a result of the exercise of the economic discontinuance provisions of the lease. See "ITEM 3. PROPERTIES"

      Please see "ITEM 3. PROPERTIES" for more detailed information regarding your partnership's properties.

      Limited Partnership Interests in Other Partnerships. Your partnership owns a 60.5% limited partnership interest in Eastgar Associates Limited Partnership, a partnership that owns a 279,000 square foot office property in Garland, Texas that is net-leased to Raytheon until 2006 with renewal options extending through 2036 and also controls the general partner of that partnership. Your partnership also holds limited partnership interests in 14 other partnerships evidencing ownership of between 0.5% and 57.75% of the outstanding limited partnership interests in such partnerships. The partnerships in this group in which your partnership owns a 10% or greater equity interest own 47 commercial properties containing an aggregate of 1,876,607 square feet of space and 437 hotel rooms. See "- Recent Developments" below.

      General Partner Interests. Your partnership controls each of the general partners of (i) the 5 partnerships in which your partnership owns a minority limited partnership interest, (ii) the partnership in which your partnership owns a 60.5% limited partnership interest and (iii) 8 other partnerships that own commercial net-leased property. Although your partnership has control of the general partners of these partnerships, your partnership has only a negligible economic interest, if at all, in each general partner entity. An affiliate of your partnership's general partner also controls the general partners of 9 other partnerships in which your partnership owns limited partnership interests that were acquired in January 2003. See "- Recent Developments" below.

      The Management Company. Your partnership holds a 50.01% interest in Newkirk Capital LLC. Newkirk Capital's wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management services for your partnership and 13 other limited partnerships, the general partners of which are controlled by your partnership. In 2002, $7,373,196 of asset management fees were paid, or accrued for payment, to Newkirk Asset Management for services to your partnership and the other partnerships. It is currently estimated that in 2003 approximately $6,988,000 of asset management fees will be paid, or accrued for payment, to Newkirk Asset Management. Newkirk Asset Management also provides services in connection with the sale, refinancing and re-leasing of properties owned by your partnership and other partnerships for additional fees. In turn, Newkirk Capital and Newkirk Asset Management presently retain Winthrop Financial Associates, an affiliate of your partnership's general partner, to perform accounting, asset management and investor relations services for an annual fee of $1,800,000, subject to adjustment based on increases in the Consumer Price Index (the "CPI"). The adjustment for 2003 is 2.6%. All of the fees paid to Newkirk Asset Management and Newkirk Capital inure to the benefit of your partnership and its partners. Your partnership realizes the benefits of the fee payments through its ownership interest in Newkirk Capital and through its ownership of Newkirk Finco LLC (discussed below). A substantial portion of these fees are not reflected in your partnership's financial statements as they are eliminated in consolidation.

Pursuant to the terms of Newkirk Capital's Limited Liability Company Agreement, Administrator LLC, which holds the 49.99% interest in Newkirk Capital, is entitled to receive 100% of the distributions paid by Newkirk Capital until Administrator LLC receives $2,568,000 annually and thereafter, the balance of the distributions are paid to your partnership. Administrator LLC is owned by former principals and employees of Integrated Resources, Inc. and is not affiliated with the Newkirk Group. Those individuals owned various assets, including interests in the general partners, related to the Newkirk partnerships. In 1997, entities controlled by those individuals sold to members of the Newkirk Group assets related to the Newkirk partnerships which assets were eventually acquired by your partnership in the exchange. The priority distribution to Administrator LLC enables Administrator LLC to pay interest on a promissory note with a face value of $40,000,000 made by it in connection with the original sale of assets to the Newkirk Group. The note is held by Newkirk Finco LLC which is wholly-owned by your partnership. Accordingly, your partnership effectively receives 100% of the fees paid to Newkirk Capital. The note bears interest at a rate of 6.42% per annum and matures on November 20, 2007. Prior to maturity, the note requires payments of interest only. The note is secured solely by Administrator LLC's 49.99% membership interest in Newkirk Capital and is otherwise non-recourse. Accordingly, if Administrator LLC were to default on the note, Newkirk Finco LLC would have the ability to foreclose on Administrator LLC's interest in Newkirk Capital. To ensure payment of interest on the note, Administrator LLC has directed Newkirk Capital to pay directly to Newkirk Finco LLC all distributions payable to Administrator LLC in respect of its interest in Newkirk Capital. As owner of Newkirk Finco LLC, your partnership will receive as interest payments the amount of any distributions made by Newkirk Capital to Administrator LLC. Your partnership's ownership interest in Newkirk Capital is pledged to Administrator LLC to secure certain obligations owed to Administrator LLC by the Newkirk Group. Creditworthy affiliates of the Newkirk Group have agreed to indemnify your partnership for losses that it may incur as a result of the failure of the Newkirk Group to satisfy such obligations.

      First Mortgage Interests. Your partnership owns the three most junior classes of interests in a securitized pool of first mortgages with respect to 39 first mortgage loans encumbering a total of 115 of your partnership's properties and three other properties owned by partnerships that are controlled by affiliates of your partnership's general partner. In general, the classes of interests in the pool of first mortgage loans represent priorities of payments. When a payment is made by your partnership on one of these loans, the first amounts are used to make the required payments to the holders of senior interests. As a result, if the number of loan defaults results in loan payments insufficient to fully satisfy the payments due on all interests, payments will be made in the order of priority until all required payments are made. If there is a default in the payment due on any interest the entire loan is in default. However, in determining whether and when to exercise various remedies upon a default, the servicer (the entity that manages the trust fund into which the loans are pooled) must take into consideration what is best for all interest holders.

      The interests held by your partnership are subordinate to interests which had an original principal balance of $371,506,583. The following table provides certain information with respect to each of the first mortgage interests held by your partnership.

                                                Class E                   Class F                     Class G
                                              Certificate               Certificate                 Certificate
                                              -----------               -----------                 -----------
Contractual Principal Amount
   at December 31, 2002                        $4,824,000                $3,859,000                 $5,794,000
Interest Rate                                     8.33%                     8.38%                      8.33%
Rating (Standard & Poor's)                          BB                        B                      Not Rated

      Unsecured Loans. Your partnership beneficially owns 98.19% of the interests in NK-Leyden Loan, L.P. which holds a $1,905,000 unsecured note of your partnership and 98.297% of the interests in NK-Dautec Loan, L.P., which holds a $1,075,000 unsecured note of your partnership. Your partnership acquired these interests in connection with the exchange in order to substantially reduce debt service costs associated with two properties owned by your partnership and to eliminate potential conflicts relating to the unsecured loans. The remaining interests in these two entities are held by unaffiliated third parties.

      The $1,905,000 note provides for the payment of interest only at a basic rate of 8% per annum until maturity on December 31, 2006. Additional interest, which together with the basic interest can aggregate up to 25% per annum, is payable after the establishment of reserves. Interest is payable solely out of excess cash flow (as defined under the loan) from a property owned by your partnership in Toledo, Ohio. Your partnership has the right to extend the loan for 10 years. In that event the unpaid balance on the loan (including accrued but unpaid interest) will thereafter bear interest at 18% per annum and be required to be self-amortized over the remaining term of the loan. The principal amount outstanding on this note at December 31, 2002 was $1,905,000. For financial statement purposes, the principal balance and interest income are eliminated in consolidation.

      The $1,075,000 note matures on May 1, 2008 and provides for payments of principal and interest solely out of excess cash flow (as defined under the loan) from a property owned by your partnership in New Kingston, Pennsylvania. The basic interest rate is 8% per annum and additional interest, which together with the basic interest can aggregate up to 18% per annum, is payable if excess cash flow exceeds specified levels. The principal amount outstanding on this note at December 31, 2002 was $865,834. For financial statement purposes, the principal balance and interest income are eliminated in consolidation.

      The Subordinate Mortgage Interests. NK-CR Holding LLC and Holdings Subsidiary LLC, both of which are owned by affiliates of the general partner of your partnership, own T-Two Partners, L.P. ("T-Two Partners"). T-Two Partners holds a T-2 Certificate representing an interest in a grantor trust, the mortgage assets of which consist of subordinate mortgage notes secured by 184 of your partnership's real properties as well as 158 properties owned by other partnerships, the general partners of which are affiliates of your partnership's general partner. In connection with the exchange, your partnership entered into an option agreement with NK-CR Holdings and Holdings Subsidiary pursuant to which your partnership was granted the right to acquire T-Two Partners in January 2008. The option agreement also grants NK-CR Holdings and Holdings Subsidiary the right to cause your partnership to acquire T-Two Partners in December 2007. By exercising the right to acquire T-Two Partners, your partnership will effectively convert a significant portion of your partnership's indebtedness into equity of your partnership.

      The notes underlying the T-2 Certificate originated from "contract rights" issued to an affiliate of Integrated Resources at the time of the original syndication of limited partnership interests in most of the Newkirk partnerships as well as other partnerships. The contract rights obligated those Newkirk partnerships and other affiliated partnerships to pay a set dollar amount, together with interest, over an extended time period. In general, the partnerships did not generate sufficient cash flow with which to pay the interest on the contract right during the initial lease terms of the leases encumbering the applicable partnership's property until such lease payments increased. As a result, the amounts due on the contract rights accreted. As lease payments increased and/or first mortgages amortized, the applicable partnerships were able and required to make increased payments on the contract rights so that all of them would be fully amortized during the renewal terms of the respective leases.

      In 1995, the contract rights issued by 73 of the Newkirk partnerships and 12 of the other partnerships were amended to (i) restate the contract rights in the form of contract right notes, (ii) secure the obligations evidenced by the contract right notes with a subordinate mortgage on the property(ies) owned by the applicable partnership and (iii) reflect a previously granted ability for 66 of the Newkirk partnerships and 10 of the other partnerships to satisfy their respective contract right notes at a discount during the initial lease term of the lease agreement encumbering the applicable partnership's property(ies).

      In 1996, the contract right notes were assigned to a grantor trust for purposes of a "securitization" (which was modified in 1998). The grantor trust issued two classes of certificates: a senior certificate known as the grantor trust T-1 Certificate and a junior certificate known as the grantor trust T-2 Certificate. NK-CR Holding LLC and Holdings Subsidiary, affiliates of your partnership's general partner, subsequently acquired beneficial ownership of the T-2 Certificate. In general, the T-1 Certificate evidences payments receivable under the contract right notes prior to the expiration of the primary term of the lease agreements encumbering the properties of the maker of the applicable contract right note and one-half of the payments receivable during the first renewal term of such lease agreements. The T-2 Certificate evidences the balance of the payments receivable under each contract right note.

      In general, payments on account of the T-1 Certificate are senior to the payments on account of the T-2 Certificate. In this regard, the holder of the T-2 Certificate established a reserve fund into which the servicer of the grantor trust deposits all payments allocable to the T-2 Certificate until such time as the reserve fund balance is at least 90% of the T-1 Certificate balance. Accordingly, the holder of the T-2 Certificate does not receive any payments on account of the T-2 Certificate until the payments due under the T-1 Certificate are nearly satisfied. At June 30, 2003, the contractual balance on account of the contract right notes was approximately $394,159,000, of which approximately the first $156,728,000 is payable to or secures the T-1 Certificate and the remaining amounts payable are for the benefit of the holder of the T-2 Certificate. In addition, at June 30, 2003, the amount held in the reserve fund was approximately $16,850,000, as compared to approximately $16,787,000 as of January 1, 2002.

      As of December 31, 2008, the initial terms of the leases for 67% of the properties securing the contract right notes will have expired. It is anticipated that the amount expected to be in the reserve fund as of such date will be sufficient to fully satisfy the T-1 Certificate. Accordingly, it is expected that by December 31, 2007, the T-1 Certificate will have been fully satisfied. At such time, it is estimated that the contractual balance on the contract right notes will be approximately $307,530,000, approximately $285,244,000 of which would be attributable to contract right notes secured by your partnership's properties. The foregoing assumes that all scheduled debt service payments are timely made and that there are no prepayments.

      In many cases, payments on account of the contract right notes could be negatively impacted by tenants exercising their economic discontinuance option as the scheduled payment required to be made by the tenant in these instances is usually not sufficient to fully satisfy the contract right note. Further, the payments on account of the contract right notes could also be negatively impacted by tenant defaults and, possibly, the failure of tenants to exercise their renewal options or by the sale of properties prior to the end of 2007.

      The number of units issuable upon your partnership's acquisition of the T-2 Certificate will be based on the relative values of your partnership and the T-2 Certificate as provided in the option agreement. Your partnership currently estimates that, if your partnership exercises its option to acquire the T-2 Certificate in January 2008, 3,439,723 units of limited partnership interest in your partnership would be issued upon exercise of the option. It is also currently estimated that 2,991,063 units would be issued in December 2007 if your partnership was required at that time to acquire the T-2 Certificate. Based on the currently outstanding units and the foregoing estimates, the exercise of the option would increase the percentage of outstanding units owned by affiliates of your partnership's general partner to 86.95% in January 2008 and 86.32% in December 2007. The estimates assume that (i) all scheduled debt service payments are made on the contract right notes, (ii) no new assets are acquired and no additional units are issued, (iii) your partnership does not make any further distributions of sales or financing proceeds, (iv) your partnership has no cash assets at the time of the acquisition of the T-2 Certificate, (v) there are no liens on the T-2 Certificate, (vi) the reserve fund earns interest at 2% per annum, (vii) no new debt is incurred and (viii) the loan with Fleet National Bank is refinanced on the same terms so that it does not mature prior to the option exercise date.

STRUCTURE CHART

   Set forth below is a chart setting forth the structure of your partnership.

                                                        MASTER PARTNERSHIP STRUCTURE

          ---------------------------------          ---------------------------------        ---------------------------------
              Former Limited Partners of
             the Newkirk Partnerships (1)                      MLP GP LLC (2)                       The Newkirk Group (3)
               (Other than the Newkirk
                         Group}
          ---------------------------------          ---------------------------------        ---------------------------------
           LIMITED PARTNER      |                   GENERAL  PARTNER    |             LIMITED PARTNER      |
                                 |                                      |                                 |
                            19.9% |                                     |                                | 80.1%
                                   |                                    |                               |
                            ---------------------------------------------------------------------------------------

                                                            The Newkirk Master
                                                            Limited Partnership

                            ---------------------------------------------------------------------------------------
                              |                    |              |          |                  |                 |
                             |                    |               |          |                   |                 |
                            |                    |                |          |                    |                 |
                           |  100%              |  100%           |          |  100%               |  100%           |  50.01%
    ---------------------------------  -------------------------  |  --------------------  -----------------------  ----------------
     Subsidiary Limited Partnerships    Limited Partnership       |   Newkirk GP LLC (6)    Newkirk Finco LLC (7)    Newkirk
     which hold the Newkirk             interests contributed by  |                                                  Capital LLC (8)
     properties (4)                     the Newkirk Group (5)     |
    ---------------------------------  -------------------------  |  --------------------  -----------------------  ----------------
                                                                  |
                                                                  |
      |-------------|----------------|----------------|----------------|----------------|--------------------------|
      |             |                |                |                |                |                          |
      | 100%        | 100%           | 100%           | 97.219%        | 97.324%        | 100%                     | 100%
------------  ------------  -----------------  ---------------  ---------------  ----------------  ---------------------------------
NK-Leasehold  NK-Remainder  Option to Acquire  NK-Leyden        NK-Dautec        Secured Debt      NK First Loan E Certificate LLC
II LLC (9)    Interest LLC  Subordinate        Loan, L.P. (12)  Loan, L.P. (12)  Obligation (13)   NK First Loan F Certificate LLC
              (10)          Mortgage                                                               NK First Loan G Certificate LLC
                            Interests (11)                                                         (14)
------------  ------------  -----------------  ---------------  ---------------  ----------------  ---------------------------------

(1) As a result of the exchange, the outstanding limited and general partnership interests in the Newkirk partnerships held by "accredited investors" (as that term is defined pursuant to Regulation D under the Securities Act) were converted into the right to receive units. Limited partners in Newkirk partnerships who were not "accredited investors" received a one-time cash payment in exchange for their limited partnership interests.

(2) This entity is the general partner of your partnership, but has no economic interest in your partnership. It is owned by affiliates of Vornado Realty Trust and executives of Winthrop Financial Associates.

(3) The Newkirk Group consists of affiliates of Apollo Real Estate Investment Fund III, L.P., executive officers of Winthrop Financial Associates and affiliates of Vornado Realty Trust. See "ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for more information on the allocation of units in your partnership among members of The Newkirk Group.

(4) As part of the exchange, which took place on January 1, 2002, each Newkirk partnership was merged with and into a separate newly formed limited partnership that is wholly owned by your partnership, as a result of which your partnership became the owner of the properties and other assets previously owned by the Newkirk partnerships, subject to the liabilities of such partnerships.

(5) Consisting of limited partnership interests in Eastgar Associates Limited Partnership, Cenland Associates Limited Partnership, Renex Associates Limited Partnership, Autolane Associates Limited Partnership and Gocar Associates Limited Partnership, as well as the limited partnership interests in the nine partnerships described below in "Recent Developments." See "- Description of Assets - Limited Partnership Interests" above.

(6) Controls the general partner interests in the Eastgar, Cenland, Renex, Taber, Autolane and Gocar Limited Partnerships (see Footnote (5) above) as well as eight additional partnerships that own net-leased property. See "- Description of Assets - The Management Company" above.

(7) Holds a non-recourse note from the minority partner in Newkirk Capital LLC, your partnership's management company, secured solely by the minority partner's membership interest in Newkirk Capital LLC. See "- Description of Assets - The Management Company" above.

(8) Performs management services for your partnership and 13 other affiliated partnerships for which it receives fees. See "- Description of Assets - The Management Company" above.

(9) Owns a leasehold interest, and a subordinated mortgage, in one of the Newkirk properties. See "- Description of Assets - Unsecured Loans" above.

(10) Owns ground leases, or owns or has the right to acquire remainder interests, in the land underlying certain properties owned by your partnership and other real estate limited partnerships.

(11) The subordinated mortgage interests are held by T-Two Partners, L.P., which is owned by NK-CR Holdings LLC and Holdings Subsidiary LLC, affiliates of The Newkirk Group. Your partnership will have the right to acquire T-Two Partners, L.P. in January 2008 subject to an option held by NK-CR Holdings and Holdings Subsidiary to require your partnership to acquire T-Two Partners, L.P. in December 2007. In either case, T-Two Partners, L.P. would be acquired in exchange for limited partnership units in your partnership. See "- Description of Assets - The Subordinate Mortgage Interests" above.

(12) Holds an unsecured debt obligation of your partnership. See "- Description of Assets - Unsecured Loans" above.

(13)  Secured debt obligation of Cenland Associates Limited Partnership.

(14) Own subordinated interests in a securitized pool of first mortgage indebtedness with respect to 39 first mortgage loans encumbering a total of 115 of your partnership's properties and four properties owned by affiliated partnerships. See "- Description of Assets - First Mortgage Interests" above.

Description of Indebtedness

      On January 30, 2002, your partnership obtained a $225,000,000 loan from Fleet National Bank which bears interest at the election of your partnership at a rate equal to either (i) 5.5% plus the greater of 3% or the LIBOR Rate (as defined) and (ii) 3.5% plus the greater of 5% or the prime rate then charged by Fleet National Bank. As a result, the minimum interest rate on the loan is 8.5%. The loan is scheduled to mature on January 30, 2005, subject to two one-year extensions. The loan requires monthly payments of interest only, together with quarterly payments of principal in the amount of $562,500. In addition, mandatory prepayments of principal are required from proceeds of property sales and refinancings and other asset sales. Your partnership can prepay the loan in whole or in part at any time together with a premium of 1/2 % if such prepayment occurs on or before January 30, 2004, and thereafter with no premium. The loan is secured by substantially all of the assets of your partnership. Your partnership acquired an interest rate cap which limits the LIBOR Rate to 5% through February 1, 2004 and 7% through February 1, 2005.

      The loan requires your partnership to maintain a minimum consolidated debt service coverage ratio (i.e., the ratio of your partnership's consolidated net cash revenues from investments before property-level debt service, to its total consolidated debt service) of at least 1.05 during the initial 36 month term and at least 1.10 during the extension periods. Your partnership is also required to maintain a minimum unconsolidated debt service coverage ratio (i.e., the ratio of your partnership's net cash revenue from investments after property-level debt service, to its unconsolidated debt service) of at least 1.65 during the initial 36 month term and at least 2.0 during the extension periods. If your partnership's unconsolidated debt service coverage ratio falls below 2.0 during the initial 36 month term or 2.25 during the extension periods, then all cash flow of your partnership will be deposited into a cash sweep account as additional collateral for the loan. As of June 30, 2003, your partnership's consolidated debt service coverage ratio was 1.14 and your partnership's unconsolidated debt service coverage ratio was 2.59. Your partnership's general partner believes that your partnership will be able to maintain the required ratios and does not anticipate that the maintenance of these ratios will have an adverse impact on your partnership's financial condition.

      Your partnership is also required to maintain a consolidated leverage ratio (i.e., the ratio of (i) your partnership's allocable share of all indebtedness with respect to its investments plus the outstanding balance under the loan to (ii) your partnership's allocable share of its investments (with your partnership's properties being valued based on discounted cash flow)) during the first, second and third years of the initial term of the loan and during the extension periods, if any, of not more than 65%, 62.5%, 57.5%, 57.5% and 55%, respectively. In addition, your partnership is required to maintain minimum liquid assets of at least $5,000,000 and a minimum consolidated net worth (with your partnership's properties being valued based on discounted cash flow) equal to the greater of (i) 300% of the outstanding balance or (ii) $675,000,000. To date, all of these requirements have been satisfied by your partnership. The loan also limits your partnership's ability to incur any direct debt or contingent liabilities.

      The loan had a principal outstanding balance of $221,650,000 as of January 1, 2003. As of June 30, 2003, the balance had been paid down to $201,155,000 in connection with prepayments from the sale of properties previously owned by your partnership.

      See "ITEM 3. PROPERTIES" for information on your partnership's mortgage indebtedness.

Recent Developments

      In February 2003, your partnership purchased from its limited partners 115,000 units at a price of $35 per unit.

      In January 2003, your partnership acquired from an affiliate of your partnership's general partner limited partnership interests, ranging from a 4.9% interest to a 57.75% interest, in 9 other partnerships that own net-leased commercial properties in exchange for 317,813 units. The general partner of those partnerships is an affiliate of your partnership's general partner. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for additional information on this transaction. The following table contains information on the properties owned by these partnerships.

                                                                                                                  Percentage of
                                         Approximate        2003 Annualized                         Lease         LP Interests
                                          Leasable           Base Rent Per                        Expiration/       Owned by
                                          Building          Square Foot or                          Option             Your
State             Location             Square Footage          Room ($)            Tenant         Expiration       Partnership
-----             --------             --------------          --------            ------         ----------       -----------
Arkansas          Russellville (1)         171,245               16.78      Entergy Power          2008/2016         25.44%
California        Tustin (1)                72,000                1.99      Mervyn's               2007/2037         40.68% (4)
                  Irvine (1)               200,000               28.52      Citigroup              2008/2038         36.88%
Connecticut       Clinton (1)               41,188               15.12      Cheeseborough Ponds    2008/2033         47.52% (2)(5)
                  Trumbull (1) (6)          53,933               23.10      Cheeseborough Ponds    2008/2033         47.52% (2)
Indiana           Fort Wayne (7)           348,452               17.55      Bank One/American      2016/2036          4.9%
                                                                            Electric Power
Kentucky          Owensboro (1)            443,380                9.27      Ragu Foods             2008/2035         47.52% (2)(5)
Louisiana         New Orleans (1)          222,432               19.46      Hibernia Bank          2009/2034         35.34% (3)
                  New Orleans (1)          180,595               19.02      Hibernia Bank          2008/2033         35.34% (3)
Maryland          Columbia (7)              57,209                5.23      Giant Foods            2008/2033         22.50%
New York          Saugerties (7)            52,000                4.41      Rotron Inc.            2004/2029         57.75%
Texas             Dallas (1)                   437 (8)          27,970      Adolphus Associates    2009/2034         13.35%

----------
(1)   Land held in land estate or pursuant to ground lease.
(2)   These properties are owned by the same partnership.
(3)   These properties are owned by the same partnership.
(4) Your partnership's ownership percentage will be increased to 68.68% if your partnership exercises an option to purchase additional limited partnership interests. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".
(5) Your partnership's ownership percentage will be increased to 55.28% if your partnership exercises an option to purchase additional limited partnership interests. See "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".
(6) This property, which was owned by the same partnership that owns the Clinton and Owensboro properties, was sold in June 2003 for $9,079,000 net of closing costs. $4,557,000 was used to repay mortgage indebtedness. Your partnership received $2,149,000 of the remaining proceeds, $1,075,000 of which was applied to a principal payment required to be made on your partnership's loan to Fleet National Bank.
(7)   Land held in fee.
(8) This property is a hotel and the number represents the number of hotel rooms.

      In February 2003, your partnership received the remaining balance due on a secured note of Cenland Associates Limited Partnership that it acquired in the exchange. The note had an outstanding balance of $1,342,163 at the time of the exchange that had been reduced to $158,147 as of December 31, 2002.

      In April and June 2003, your partnership acquired 30.6% and 46.1%, respectively, of the outstanding limited partnership interests in Autolane Associates Limited Partnership and Gocar Associates Limited Partnership. The partnership interests were acquired for an aggregate cash purchase price of $711,250. Your partnership controls the general partners of each of these partnerships and previously owned 1.5% and 3.8%, respectively, of the outstanding limited partnership interests in these two partnerships. Autolane owns 5 retail properties containing an aggregate of approximately 53,000 square feet of space that are net-leased through May 2004 with renewal options extending through May 2039. Gocar owns 31 retail properties containing an aggregate of approximately 104,000 square feet of space. All of the properties are net-leased through January 2004 with renewal options extending through January 2039. 5 properties covered by leases are currently vacant.

Business Objectives and Strategies; Future Intentions

      In general, your partnership seeks to enhance the value of your units by availing itself of investment and development opportunities relating to existing properties as well as by seeking other potential strategic transactions such as the sale of your partnership to a third party.

      In that regard, your partnership's general partner has been seeking a prospective purchaser for your partnership. To date, no offers have been received. There can be no assurance that an offer will be received or, if received, that it will be for a price acceptable to your partnership and your partnership's general partner. Your partnership may also consider other real estate related transactions, both on a proactive basis and as investment, sale or refinancing opportunities arise, and your partnership generally will not be limited as to the types of transaction, including strategic transactions, that it may pursue.

      Your partnership's general partner has agreed not to sell the properties that were owned by the Newkirk partnerships before the earlier of January 15, 2004 or the expiration of the primary term of the lease on the property unless your partnership's general partner determines, in the exercise of its fiduciary responsibility, that a sale of such property is necessary in order to avoid a substantial loss of your partnership's investment in a property. However, a property may be sold on the exercise by a tenant of a purchase option or economic discontinuance right provided in a lease or in the event of a lease termination.

Industry Segments and Seasonality

      Your partnership's primary business is the ownership and management of commercial net-leased properties. Most of your partnership's tenants are investment-grade corporate tenants. The largest single tenant leased multiple properties and accounted for approximately 13.98% of your partnership's rental revenues from the Newkirk properties for 2002. Reference is made to " - Description of Assets - Properties" above for additional information on your partnership's most significant tenants. Our business is not seasonal.

Competition

      Numerous lessors and developers compete with your partnership's properties in attracting tenants and corporate users. The principal means of competition are rent charged, location, services provided and the nature and condition of the facility to be leased. Some of these competing properties may be newer or better located than your partnership's properties. The number of competitive commercial properties in a particular area could have a material effect on your partnership's ability to lease or develop space. Your partnership may be competing with other property owners that have greater resources than your partnership. In addition, your partnership may not be in a position to materially benefit from any real estate market appreciation for a number of years due to the fixed rate renewal term rates under the various lease agreements encumbering the properties. Likewise, your partnership will remain subject, after the initial lease terms expire, to downturns in the real estate market and general economic conditions. Your partnership does not operate outside of the United States.

Environmental Regulations

      Under various federal, state and local laws and regulations, an owner or operator of real estate may be held liable for the costs of removal or remediation of hazardous or toxic substances located on or in the property. These laws often impose such liability without regard to whether the owner knows of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation or removal of such substances may be substantial. In addition, the owner's liability as to any property is generally not limited under such laws and regulations and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect the owner's ability to sell or lease the property or to borrow using the property as collateral. Under such laws and regulations, an owner or entity who arranges for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility may also be liable for the costs of removal or remediation of all such substances at such facility, whether or not such facility is owned or operated by such person. Some laws and regulations impose liability for the release of certain materials into the air or water from a property, including asbestos, and such release can form the basis for liability to third parties for personal injury or other damages. Other laws and regulations can limit the development of and impose liability for the disturbance of wetlands or the habitats of threatened or endangered species.

      Almost all of your partnership's properties are net-leased, and tenants are therefore generally required to pay all of the expenses relating to the leased property. Accordingly, your partnership's general partner believes that compliance with federal, state and local provisions otherwise relating to the properties or the environment will not have a material effect on the capital expenditures, earnings or competitive position of your partnership. However, no assurance can be given that material environmental liabilities do not exist, that despite the leases in place your partnership will not be held liable for environmental liabilities, that any prior owner or operator of a property or land held for development did not create any material environmental condition not known to your partnership, that a material environmental condition does not otherwise exist as to any one or more of your partnership's properties or land held for development, or that future uses and conditions (including changes in applicable environmental laws and regulations and the uses and conditions of properties in the vicinity, such as leaking underground storage tanks and the activities of the tenants) will not result in the imposition of environmental liability. No material expenditures have been made by your partnership to date relating to environmental matters.

Employees

      Your partnership has no employees. Winthrop Financial Associates, A Limited Partnership, executive officers of which jointly own your partnership's general partner with an affiliate of Vornado Realty Trust, provides the services of some of its employees, including the executive officers of the manager of your partnership's general partner, to perform asset management services for us. Winthrop receives an annual fee of $1,800,000 (subject to adjustment based on increases in the CPI) for its services to your partnership and to 15 other partnerships, the general partners of which are controlled by your partnership. The CPI adjustment for 2003 is 2.6%.

ITEM 2. FINANCIAL INFORMATION

Selected Financial Data

      The following financial data are derived from the unaudited consolidated financial statements of your partnership for the six-month periods ended June 30, 2002 and 2003, the audited consolidated financial statements of your partnership for the year ended December 31, 2002 and from the combined consolidated financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC ("Predecessor Entity") for the years ended December 31, 1998, 1999, 2000 and 2001. The general partner of your partnership believes that the unaudited consolidated financial statements for the periods ended June 30, 2002 and 2003 reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results for such periods. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and "The Consolidated Financial Statements" and the notes thereto appearing elsewhere in this Form 10.

      During the years ended December 31, 2001 and 2000 the Predecessor Entity acquired additional limited partnership interests in entities it had recorded on an equity basis. At the point sufficient limited partnership interests were acquired to assert control over the limited partnership the Predecessor Entity consolidated the respective limited partnership resulting in the recognition of cash balances and other assets and liabilities as shown below.

                                 Six Months Ended
                                      June 30,                                       Year Ended December 31,
                         (In thousands, except unit data)                      (In thousands, except unit data)
                         --------------------------------  -----------------------------------------------------------------------
                               2003           2002             2002           2001           2000           1999          1998
                                                                          Predecessor    Predecessor    Predecessor    Predecessor
----------------------------------------------------------------------------------------------------------------------------------
Total Revenue              $  141,246     $  140,822       $  282,385     $  265,640     $   35,553     $   36,070     $   24,259

Income from Continuing
   Operations                  64,615         49,456          108,874         42,158         40,381         27,194          6,360

Income from Continuing
   Operations per Unit          10.19           8.08            17.79             --             --             --             --

Total Assets                1,393,934      1,491,182        1,476,623      1,476,922        434,974        371,811        307,551

Long Term Debt              1,166,225      1,244,813        1,238,494      1,036,424        157,058        128,573        112,756

Cash Distributions
   per Unit                $     3.77     $    30.81       $    32.16     $       --     $       --     $       --     $       --

Management's Discussion and Analysis of Financial Condition and Results of Operations

Pro-Forma Information

      Your partnership commenced operations on January 1, 2002 following completion of the Exchange. In the Exchange the 90 Newkirk partnerships, each of which owned commercial properties, were merged into wholly- owned subsidiaries of your partnership, and your partnership acquired various assets including those related to the management or capital structure of the Newkirk partnerships. The financial information contained in the audited financial statements for all periods, and as of all dates, prior to January 1, 2002 is comprised of the assets, liabilities, revenue and expenses of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC, which are considered to be the Predecessor Entity. The equity method of accounting was used to reflect the Predecessor Entity's interest in Newkirk partnerships in which it did not own a controlling interest. Accordingly, the Predecessor Entity's share of assets and liabilities and revenue and expenses in those Newkirk partnerships was presented as a single item on the balance sheet and statement of operations. In addition, only a portion of the assets of the Predecessor Entity were contributed to your partnership in the Exchange.

      In view of the foregoing facts, and in order to facilitate a comparison of the 2002, 2001 and 2000 results of operations in management's discussion and analysis of financial condition and results of operations, we have prepared pro-forma information. The pro-forma information has been prepared on the assumption that the Exchange had been consummated on January 1, 2000.

      The following tables show (i) the pro-forma combined consolidated balance sheet as of December 31, 2001 and (ii) the pro-forma consolidated statements of operations for the years ended December 31, 2001 and 2000, reflecting the pro-forma impact had all the Newkirk partnerships' activities been consolidated effective January 1, 2000 and the assets not contributed by the Predecessor Entity were excluded.

                      CONSOLIDATED PRO-FORMA BALANCE SHEET
                                 (In Thousands)

                                                                 Predecessor
                                            As Reported          As Reported                           Predecessor
                                            December 31,         December 31,      Pro-Forma            Pro-Forma
                                                2002                 2001         Adjustments       December 31, 2001
---------------------------------------------------------------------------------------------------------------------
ASSETS

Real estate, net                           $   1,203,890         $  1,001,321    $     232,435 (3)    $   1,233,756
Real estate held for sale                        105,331              112,874              808 (3)          113,682
Cash and cash equivalents                         33,452               21,272          (10,496)(2)           10,776
Receivables, net                                  77,855               75,984            2,392 (3)           78,376
Deferred costs, net                               24,418               62,837          (42,880)(1)           19,957
Other assets                                      29,387               60,336          (25,959)(1)           34,377
Equity investments in limited
partnerships                                          --               21,210          (21,210)(3)               --
Investments in contract rights and
     mortgages available for sale                     --              120,097         (120,097)(1)               --
Other assets of discontinued operations            2,290                  991              189 (3)            1,180
                                           -------------         ------------    -------------        -------------
TOTAL ASSETS                               $   1,476,623         $  1,476,922    $      15,182        $   1,492,104
                                           =============         ============    =============        =============

LIABILITIES

Loan payable                               $          --         $    111,362    $    (111,362)(1)    $          --
Mortgage notes and accrued interest
     payable                                     717,968              650,954          139,202 (3)          790,156
Note payable                                     221,650                   --               --                   --
Contract right mortgage and accrued
     interest payable                            425,441              438,672           61,636 (3)          500,308
Accounts payable and accrued expenses             10,467                7,936            7,253 (3)           15,189
Liabilities of discontinued operations           105,500              121,598            1,480 (3)          123,078
                                           -------------         ------------
TOTAL LIABILITIES                          $   1,481,026         $  1,330,522    $      98,209        $   1,428,731
                                           =============         ============    ==============       =============

Footnotes to Pro-Forma Balance Sheet Adjustments:

(1)   These assets and liabilities were not contributed to the Partnership.

(2) Reflects Predecessor Entity not contributing $11,320 of cash to the Partnership and the cash that results from the consolidation of partnerships previously accounted for as equity investments of $824.

(3) Primarily reflects the consolidation of partnerships previously accounted for by the Predecessor Entity as an equity investment.

                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                                 (In Thousands)

                                                                       Predecessor                                Predecessor
                                               As Reported             As Reported           Pro-Forma             Pro-Forma
                                            December 31, 2002       December 31, 2001       Adjustments        December 31, 2001
--------------------------------------------------------------------------------------------------------------------------------
Revenue:
    Rental income                             $    278,325            $    242,346         $     43,888 (1)      $     286,234
    Interest income                                  3,298                  21,721              (17,086)(2)              4,635
    Management fees                                    762                   1,573                 (705)(1)                868
                                              ------------            ------------         ------------          -------------

       Total revenue                               282,385                 265,640               26,097                291,737
                                              ------------            ------------         ------------          -------------

Expenses
    Interest                                       118,351                 104,989               11,173 (1)            116,162
    Depreciation                                    29,874                  33,168               (1,587)(4)             31,581
    General and administrative                       8,804                   8,088               (2,796)(4)              5,292
    Amortization                                     4,286                  13,534              (10,196)(3)              3,338
    Ground rent                                      3,237                   3,253                   68 (1)              3,321
    Federal and state income taxes                     842                   2,918               (2,054)(2)                864
                                              ------------            ------------         ------------          -------------

       Total expenses                              165,394                 165,950               (5,392)               160,558
                                              ------------            ------------         ------------          -------------

Equity in income from  limited
     partnerships                                       --                   7,649               (7,649)(1)                 --
                                              ------------            ------------         ------------          -------------

Income from continuing operations before
   minority interest and discontinued
   operations                                 $    116,991            $    107,339         $     23,840          $     131,179
                                              ============            ============         ============          =============

                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                                 (In Thousands)

                                                                          Predecessor
                                                                          As Reported                                Predecessor
                                                       Pro-Forma          December 31,        Pro-Forma               Pro-Forma
                                                   December 31, 2001          2000           Adjustments          December 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
Revenue:
     Rental income                                    $    286,234         $    6,656       $    281,279 (1)        $    287,935
     Interest income                                         4,635             21,018            (15,151)(2)               5,867
     Management fees                                           868              7,879             (6,985)(1)                 894
                                                      ------------         ----------       ------------            ------------

         Total revenue                                     291,737             35,553            259,143                 294,696
                                                      ------------         ----------       ------------            ------------

Expenses
     Interest                                              116,162             16,196            107,003 (1)             123,199
     Depreciation                                           31,581                330             31,282 (1)              31,612
     General and administrative                              5,292              7,396             (2,044)(4)               5,352
     Amortization                                            3,338              5,609             (2,033)(3)               3,576
     Ground rent                                             3,321                  -              3,389 (1)               3,389
     Federal and state income taxes                            864              1,909             (1,865)(2)                  44
                                                      ------------         ----------       ------------            ------------

        Total expenses                                     160,558             31,440            135,732                 167,172
                                                      ------------         ----------       ------------            ------------

Equity in income from limited partnerships                      --             39,771            (39,771)(1)                  --
                                                      ------------         ----------       ------------            ------------

Income from continuing operations before
     minority interest and discontinued
     operations                                       $    131,179         $   43,884       $      83,640           $    127,524
                                                      ============         ==========       =============           ============

Footnotes to Pro-Forma Statement of Operations:

(1) Reflects the consolidation of partnerships previously accounted for by the Predecessor Entity as an equity investment.

(2) Primarily the result of the Predecessor Entity not contributing its investments in contract right mortgages.

(3) Primarily the result of the Predecessor Entity not contributing Goodwill to the Partnership.

(4) Certain assets were not contributed and expenditures related thereto will not be incurred by the Partnership.

Liquidity and Capital Resources

      At June 30, 2003 your partnership owned an interest in 230 Newkirk properties, almost all of which are leased to one or more tenants pursuant to net leases with original lease terms, subject to extensions, ranging between approximately twenty and twenty-five years. Approximately 90% of the original lease terms expire between 2005 and 2009. Your partnership also holds subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of your partnership's properties as well as other properties, limited partnership interests in various partnerships that own commercial net-leased properties, an interest in a management company that provides services for your partnership as well as other real estate partnerships, ground leases, remainder interests or the right to acquire remainder interests in various properties and miscellaneous other assets. In addition, your partnership, or an affiliate of your general partner, controls the general partner of the real estate limited partnerships in which your partnership owns limited partnership interests, and your partnership has an option to acquire in 2008 second mortgage debt secured by a substantial number of your partnership's properties as well as the properties owned by 11 other partnerships.

      Your partnership receives rental income from its properties which is its primary source of liquidity. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. If a tenant fails to exercise its renewal option or exercises its option to terminate its lease early, your partnership will be required to either sell the property or procure a new tenant. If your partnership attempts to procure a new tenant, it will be competing for new tenants in the then current rental markets, which may not be able to support terms as favorable as those contained in the original lease options.

      The level of liquidity based on cash and cash equivalents experienced a $4,750,000 increase at June 30, 2003 as compared to December 31, 2002. The increase was due to net cash provided by operating activities of $75,812,000 and net cash provided by investing activities of $53,186,000, which were substantially offset by net cash used in financing activities of $124,248,000. Cash provided by investing activities included $284,000 of cash related to previously unconsolidated limited partnerships and $56,107,000 of net proceeds from disposal of real estate, which were partially offset by land acquisitions of $2,494,000 and investments in limited partnership interests of $711,000. Cash used in financing activities consisted primarily of mortgage loan and contract right mortgage loan payoffs of $39,802,000, principal payments on mortgage, contract right and notes payable of $77,986,000 and partner distributions of $23,672,000, which were partially offset by loan proceeds of $21,950,000. At June 30, 2003, your partnership had $38,202,000, of which $8,720,000 is restricted, in cash reserves which were invested primarily in money market mutual funds.

Other Matters

      On January 1, 2003, your partnership acquired from an affiliate of your partnership's general partner limited partnership interests in nine real estate limited partnerships that own net-leased commercial properties. The limited partnership interests acquired by your partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of your partnership. In addition, your partnership has an option to purchase additional limited partnership interests for approximately 21,000 partnership units subject to adjustment based upon the assets of the partnerships at the time of exercise. The values of the net-leased real estate partnerships and the units of your partnership were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships.

      In January 2003, your partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above. The land was acquired from a company affiliated with your general partner for $1,000,000, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bears interest at the rate of 6% per annum, compounded annually, and is payable interest-only until maturity, at which time the full balance of the note is due. The purchase price for the land sale was determined without arms-length negotiations. An independent appraisal was obtained on the value of the land that was acquired.

      In February 2003, your partnership acquired from its limited partners 115,000 of its units of limited partnership interest at a purchase price of $35 per unit, less the per unit distribution payable by your partnership to holders of record on and after the offering date.

      In January 2003, your partnership acquired a second mortgage loan that encumbered your partnership's property in Morris Township, New Jersey. The mortgage and accrued interest amounted to $28,160,000 at December 31, 2002. It was acquired for $22,148,000, $9,273,000 of which was initially paid and $12,875,000 of which was payable, together with interest at 6% per annum, on or before September 30, 2003. Your partnership acquired this mortgage in connection with an extension of the lease on the property and obtained new first mortgage financing in June 2003 to satisfy the balance of the purchase price. The new first mortgage loan has a principal balance of $21,000,000 and an initial term of three years which may be extended by your partnership for an additional two years. The loan bears interest at LIBOR plus 2.875% per annum (4.1% at June 30, 2003), payable monthly beginning August 1, 2003. Principal payments of $25,000 are due monthly commencing February 1, 2005. After payment of closing costs, $6,744,000 of proceeds was used to satisfy the existing first mortgage and the balance was used to satisfy the deferred portion of the second mortgage purchase price. Your partnership purchased an interest rate cap on the loan that limits the interest rate to a maximum of 8.175%.

      In February 2003, your partnership received a notice from Albertson's, Inc., the tenant at your partnership's Sioux Falls, South Dakota property, exercising the economic discontinuance provisions of the lease. Under the terms of the notice, Albertson's has proposed to terminate the lease effective November 5, 2003 and to purchase the property for $1,551,000. Your partnership has until October 2003 to accept or reject this offer. Your partnership also received notice from Albertson's indicating that it intended to exercise its right to terminate the lease for the supermarket property located in Stuart, Florida. In accordance with the economic discontinuance provision of its lease, Albertson's made a rejectable offer to purchase the property for an amount stipulated in the lease of approximately $630,797. Your partnership elected to reject the offer. As a result of the rejection, your partnership was required to payoff the first mortgage encumbering the property, which had a balance of approximately $531,000. Your partnership satisfied the first mortgage using its cash reserves. Your partnership has entered into a contract to sell the property for a price in excess of the rejectable offer price. The sale, which is contingent upon the purchaser completing its due diligence, is expected to occur, if at all, in October 2003.

      During February 2003, your partnership received the remaining balance due on a secured note of Cenland Associates Limited Partnership that it acquired in the exchange. The note had an outstanding balance of $1,434,000 at the time of the exchange that had been reduced to $158,416 as of December 31, 2002.

      In April and June 2003 your partnership acquired 30.6% and 46.1%, respectively, of the outstanding limited partnership interests in two partnerships that own commercial net-leased properties. The partnership interests were acquired for an aggregate cash purchase price of $711,250. Your partnership previously owned 1.5% and 3.8%, respectively, of the outstanding limited partnership interests in these two partnerships. Your partnership controls the general partners of each of these partnerships.

Results of Operations

Comparison of the six months ended June 30, 2003 to the six months ended June 30, 2002.

Income from Continuing Operations

      Income from continuing operations increased by $15,159,000 to $64,615,000 for the six months ended June 30, 2003 from $49,456,000 for the six months ended June 30, 2002. As more fully described below, this increase is attributable to an increase in total revenue of $424,000, a decrease in total expenses of $15,453,000, and an increase in equity in income from investments in limited partnerships of $1,677,000, which was partially offset by an increase in minority interest expense of $2,395,000.

Rental Income

      Rental income increased by $568,000 or approximately 0.4% to $139,285,000 for the six months ended June 30, 2003 from $138,717,000 for the six months ended June 30, 2002. The increase was primarily due to five newly acquired consolidated partnerships which contributed approximately $4.4 million in rental income. This increase was offset by lower rental income received from properties previously leased by Kmart of $1.3 million and lower rental income on lease renewals or renegotiations of $2.5 million.

Interest Income

      Interest income decreased by $53,000 or approximately 3% to $1,654,000 for the six months ended June 30, 2003 from $1,707,000 for the six months ended June 30, 2002. The decrease was due to principal payments received by your partnership on loans receivable and overall lower interest rates on the invested cash balances.

Management Fees

      Management fees decreased by $91,000 or approximately 23% to $307,000 for the six months ended June 30, 2003 from $398,000 for the six months ended June 30, 2002. The decrease is attributable to fewer properties under management.

Interest Expense

      Interest expense decreased by $14,718,000 or approximately 23% to $48,033,000 for the six months ended June 30, 2003 compared to $62,751,000 for the six months ended June 30, 2002. The decrease was primarily due to a $6,829,000 net gain from the extinguishment of debt attributable to the refinancing of debt and $7,427,000 of loan payoffs during the period and normal scheduled principal payments.

Depreciation

      Depreciation expense decreased by $239,000 or approximately 2% to $14,963,000 for the six months ended June 30, 2003 compared to $15,202,000 for the six months ended June 30, 2002. The decrease is attributable to the completion of the useful lives of various partnership assets while no further additions to depreciable real estate were expended.

General and Administrative

      General and administrative expenses decreased by $654,000 or approximately 14% to $4,017,000 for the six months ended June 30, 2003 compared to $4,671,000 for the six months ended June 30, 2002. The decrease was primarily the result of one-time organizational expenses relating to the formation of your partnership in 2002.

Amortization Expense

      Amortization expense decreased by $16,000 or approximately 1% to $2,028,000 for the six months ended June 30, 2003 compared to $2,044,000 for the six months ended June 30, 2002. The decrease is the result of savings due to the purchase of land estates during 2002 and 2003.

Ground Rent

      Ground rent expense increased by $32,000 or approximately 2% to $1,616,000 for the six months ended June 30, 2003 compared to $1,584,000 for the six months ended June 30, 2002. The increase is the result of the five newly consolidated partnerships which incurred $53,000 of ground rent. This increase was partially offset by the acquisition of land previously leased resulting in no rent expense for the property in 2003.

State Income Taxes

      State income tax expense increased by $142,000 or approximately 42% to $477,000 for the six months ended June 30, 2003 compared to $335,000 for the six months ended June 30, 2002. The increase is the result of several states commencing partnership income tax requirements.

Equity in Income from Investments in Limited Partnerships.

      Equity in income from investments in limited partnerships is the result of the January 2003 purchase of equity positions in six new partnerships.

Minority Interest Expense

      Minority interest expense increased by $2,395,000 or approximately 50% to $7,174,000 for the six months ended June 30, 2003 compared to $4,779,000 for the six months ended June 30, 2002. The increase was the result of minority interests in the amount of $1,378,000 related to the five newly consolidated partnerships. The remaining increase of $1,017,000 related to increased profitability at the previous partially owned partnerships.

Discontinued Operations

      During the six months ended June 30, 2003, your partnership sold nine properties for a combined net sales price of $150.9 million. Your partnership recognized a net gain on disposal of these properties of $32.3 million. The sale and operation of these properties for all periods presented have been recorded as discontinued operations in compliance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets."

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001 (Pro-Forma).

      In order to provide a more meaningful comparison of the results of operations, the following analysis compares the years ended December 31, 2002, 2001 and 2000 as if the exchange had occurred on January 1, 2000.

Income from Continuing Operations before Minority Interest

      Income from continuing operations before minority interest decreased by $14,188,000 to $116,991,000 for the year ended December 31, 2002 from
$131,179,000 for the year ended December 31, 2001. As more fully described below, this decrease is attributable to a decrease in total revenue of $9,352,000 and an increase in total expenses of $4,836,000.

Rental Income

      Rental income decreased by $7,909,000 or approximately 3% to $278,325,000 for the year ended December 31, 2002 from $286,234,000 for the year ended December 31, 2001. The decrease was primarily due to the January 2002 K-Mart Corporation Chapter 11 bankruptcy filing. K-Mart Corporation rejected the leases on 12 of your partnership's properties, which reduced 2002 revenues by $5,193,000. Eight of the properties have been re-leased. The aggregate rental rates under these leases is significantly less than the aggregate rent that was scheduled to be received during the renewal term under the K-Mart leases.

      Additionally, rental income decreased as a result of lease renewals at lower rental rates.

Interest Income

      Interest income decreased by $1,337,000 or approximately 29% to $3,298,000 for the year ended December 31, 2002 from $4,635,000 for the year ended December 31, 2001. The decrease was due to principal payments received by your partnership on loans receivable and overall lower interest rates on the invested cash balances.

Management Fees

      Management fees decreased by $106,000 or approximately 12% to $762,000 for the year ended December 31, 2002 from $868,000 for the year ended December 31, 2001. The decrease is attributable to fewer properties under management.

Interest Expense

      Interest expense increased by $2,189,000 or approximately 2% to $118,351,000 for the year ended December 31, 2002 compared to $116,162,000 for the year ended December 31, 2001. The increase was due to $20,314,000 in interest expense attributable to your partnership's mezzanine loan in the amount of $225,000,000 which was obtained in January 2002, which was substantially offset by decreases in the mortgage loan and contract right mortgage loan interest of $12,331,000 as a result of loan payoffs during the year, through scheduled principal payments and the net gain from the extinguishment of debt of $5,794,000 for the year ended December 31, 2002, compared to zero for the year ended December 31, 2001.

Depreciation

      Depreciation expense decreased by $1,707,000 or approximately 5% to $29,874,000 for the year ended December 31, 2002 compared to $31,581,000 for the year ended December 31, 2001. The decrease is attributable to the completion of the useful lives of various partnership assets while no further additions to real estate were expended.

General and Administrative

      General and administrative expenses increased by $3,512,000 or approximately 66% to $8,804,000 for the year ended December 31, 2002 compared to $5,292,000 for the year ended December 31, 2001. The increase was primarily the result of one-time organizational expenses relating to the formation of your partnership of $3,168,000. Additionally, legal expenses related to pending law suits were also incurred.

Amortization Expense

      Amortization expense increased by $948,000 or approximately 28% to $4,286,000 for the year ended December 31, 2002 compared to $3,338,000 for the year ended December 31, 2001. The increase is primarily the result of mortgage cost amortization expense in the amount of $981,000 related to your partnership's mezzanine loan. This increase was partially offset by savings of $33,000 due to the purchase of land estates during 2001.

Ground Rent

      Ground rent expense decreased by $84,000 or approximately 3% to $3,237,000 for the year ended December 31, 2002 compared to $3,321,000 for the year ended December 31, 2001. The decrease is the result of a June 2001 acquisition of land previously leased resulting in no rent expense for the property in 2002.

State Income Taxes

      State income taxes decreased by $22,000 or approximately 3% to $842,000 for the year ended December 31, 2002 compared to $864,000 for the year ended December 31, 2001.

Comparison of the year ended December 31, 2001 (Pro-Forma) to the year ended December 31, 2000 (Pro-Forma).

Income from Continuing Operations before Minority Interest

      Income from continuing operations before minority interest increased by $3,655,000 to $131,179,000 for the year ended December 31, 2001 from $127,524,000 for the year ended December 31, 2000. As more fully described below, this increase is attributable to a decrease in total expenses of $6,614,000, which was partially offset by a decrease in total revenue of $2,959,000.

Rental Income

      Rental income decreased by $1,701,000 or approximately 1% to $286,234,000 for the year ended December 31, 2001 from $287,935,000 for the year ended December 31, 2000. The decrease was due to lease renewals at lower rental rates of $1,060,000 and a lease amendment in connection with a mortgage refinancing of $641,000.

Interest Income

      Interest income decreased by $1,232,000 or approximately 21% to $4,635,000 for the year ended December 31, 2001 from $5,867,000 for the year ended December 31, 2000. The decrease was due to lower loan and advance receivables of $633,000. In 2000 your partnership earned $400,000 in one-time fees for releasing a master tenant from a lease guarantee. Additionally lower earnings on invested cash of $199,000 resulted from lower investment balances.

Management Fees

      Management fees decreased by $26,000 or approximately 3% to $868,000 for the year ended December 31, 2001 from $894,000 for the year ended December 31, 2000. The decrease is attributable to the sale of a property previously under management.

Interest Expense

      Interest expense decreased by $7,037,000 or approximately 6% to $116,162,000 for the year ended December 31, 2001 compared to $123,199,000 for the year ended December 31, 2000. The decrease was a result of loan payoffs during the year and through scheduled principal payments offset by the gain on the extinguishment of debt of $1,173,000 for the year ended December 31, 2000. The 2000 gain was the result of three loan refinancings.

Depreciation

      Depreciation expense decreased by $31,000 to $31,581,000 for the year ended December 31, 2001 compared to $31,612,000 for the year ended December 31, 2000. The decrease is attributed to the completion of the useful lives of various partnership assets while no further additions to real estate were expended.

General and Administrative

      General and administrative expenses remained relatively stable, decreasing by $60,000 or approximately 1% to $5,292,000 for the year ended December 31, 2001 compared to $5,352,000 for the year ended December 31, 2000.

Amortization Expense

      Amortization expense decreased by $238,000 or approximately 7% to $3,338,000 for the year ended December 31, 2001 compared to $3,576,000 for the year ended December 31, 2000. The decrease is the result of the purchase of two land parcels from the respective remainderman in May and July 2000.

Ground Rent

      Ground rent expense decreased by $68,000 or approximately 2% to $3,321,000 for the year ended December 31, 2001 compared to $3,389,000 for the year ended December 31, 2000. The decrease resulted from a June 2001 land purchase for which your partnership was previously paying ground rent.

State Income Taxes

      State income tax expense increased by $820,000 to $864,000 for the year ended December 31, 2001 compared to $44,000 for the year ended December 31, 2000. The increase is the result of several states, particularly Tennessee, commencing partnership income tax requirements.

Critical Accounting Policies

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these consolidated financial statements, management has made its best estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. Your partnership does not believe there is a great likelihood that materially different amounts would be reported related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

      Impairment of long-lived assets. At June 30, 2003, your partnership had $1,204,641,000 of real estate (net), accounting for approximately 86% of your partnership's total assets. Buildings and improvements are carried at cost net of adjustments for depreciation and amortization. The fair values of your partnership's buildings and improvements are dependent on the performance of the properties.

      Your partnership evaluates recoverability of the net carrying value of its real estate and related assets at least annually, and more often if circumstances dictate. If there is an indication that the carrying value of a property might not be recoverable, your partnership prepares an estimate of the future undiscounted cash flows expected to result from the use of the property and its eventual disposition, generally over a five-year holding period. In performing this review, management takes into account, among other things, the existing occupancy, the expected leasing prospects of the property and the economic situation in the region where the property is located.

      If the sum of the expected future undiscounted cash flows is less than the carrying amount of the property, your partnership recognizes an impairment loss and reduces the carrying amount of the asset to its estimated fair value. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Management estimates fair value using discounted cash flows or market comparables, as most appropriate for each property. Independent certified appraisers are utilized to assist management when warranted.

      Because the cash flows used to evaluate the recoverability of the assets and their fair values are based upon projections of future economic events, such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates, which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying values at the balance sheet dates. The cash flows and market comparables used in this process are based on good faith estimates and assumptions developed by management.

      Unanticipated events and circumstances may occur, and some assumptions may not materialize; therefore, actual results may vary from the estimates, and variances may be material. The Partnership may provide additional write-downs, which could be material in subsequent years if real estate markets or local economic conditions change.

      Useful lives of long-lived assets. Building and improvements and certain other long-lived assets are depreciated or amortized over their useful lives. Depreciation and amortization are computed using the straight-line method over the useful life of the building and improvements. The cost of properties represents the initial cost of the properties to your partnership plus acquisition and closing costs less impairment adjustments.

Recently Issued Accounting Standards

      In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles are not to be amortized but rather are to be tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. This statement had no effect on your partnership's consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations -Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. As a result of this statement, your partnership has classified the sale of properties as discontinued operations.

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." FASB No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB Opinion No. 30. Your partnership adopted this statement in 2002 and has included $5.8 million, $0 and $0.3 million in early extinguishment of debt gains in interest expense for 2002, 2001 and 2000, respectively, and $6.8 million and $0.3 million for the six months ended June 30, 2003 and 2002, respectively.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Your partnership does not expect that this statement will have a material effect on your partnership's consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation are effective for your partnership's December 31, 2002 consolidated financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation had no effect on your partnership's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and your partnership will need to apply its provisions to any existing variable interests in variable interest entities in 2003. This Interpretation had no impact on your partnership's consolidated financial statements.

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation." In particular, this statement (1) provides alternative methods of transition for entities that voluntarily change to the fair value based method of accounting for stock-based employee compensation, (2) amends the disclosure provision of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting decisions with respect to stock-based employee compensation and (3) amends APB No. 28," Interim Financial Reporting," to require disclosure about those effects in interim financial information. The transition provisions of this statement are effective for financial statements for fiscal years ending after December 15, 2002. The disclosure provisions of this statement are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. This statement had no effect on your partnership's consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The changes in this statement improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying that is related to an asset, liability or equity security to conform it to language used in FASB Interpretation No. 45, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. Your partnership does not expect that this statement will have a material effect on your partnership's consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement improves the accounting for certain financial instruments that under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Your partnership does not expect this statement to have any effect on your partnership's consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

      Your partnership has both fixed and variable rate debt, as well as two interest rate caps. All financial instruments were entered into for other than trading purposes. A change in interest rates on the fixed rate portion of the debt portfolio or the interest rate cap impacts the net financial instrument position, but has no impact on interest incurred or cash flows. A change in interest rates on the variable portion of the debt portfolio impacts the interest incurred and cash flows, but does not impact the net financial instrument position.

      At December 31, 2002, your partnership had one loan which had a variable interest rate. The loan which had outstanding balance of $201.2 million at June 30, 2003, was obtained in January 2002 and has a three-year term. Interest on the outstanding balance accrues at a rate equal to, at your partnership's option, either, (i) 5.5% plus the greater of 3.0% or the LIBOR rate (as defined) or (ii) 3.5% plus the greater of 5% or bank's prime rate. As a result, the minimum interest rate the loan is 8.5%. Your partnership purchased an interest rate cap on the loan so that the interest rate would be capped at 9.0%, 10.5% and 12.5% in years one, two and three, respectively.

      To date, your partnership has elected to pay the loan based on the LIBOR rate. The following table shows the effect of a change in the LIBOR rate over the next two years based on an 8.5% minimum interest rate and a maximum based on the interest rate cap.

                                                     Change in LIBOR
                                                      (In thousands)
                                    ---------------------------------------------------
                                    <1.9%         2.9%         3.9% (1)        5.9% (2)
                                    -----         ----         ----            ----
Additional interest expense           --         $2,000         $4,000          $8,000

----------
(1) A 3.9% change in LIBOR brings the total interest rate to the 10.5% interest rate cap in year two.

(2) A 5.9% change in LIBOR brings the total interest rate to the 12.5% interest rate cap in year three.

      As of June 30, 2003, your partnership has obtained one additional loan which had a variable interest rate. The loan had an outstanding balance of $21.0 million at June 30, 2003, was obtained in June 2003 and has a three-year term. Interest on the outstanding balance accrues at LIBOR plus 2.875%. Your partnership purchased an interest rate cap on the loan so that the interest rate would be capped at 8.175%.

      The following table shows the effect of increases in the LIBOR rate.

                                                      Change in LIBOR
                                                      (In thousands)
                                   ------------------------------------------------------------
                                    1%               2%              3%                  4% (1)
                                    --               --              --                  --
Additional interest expense        $200             $400            $600                  $800

----------
(1)   Maximum increase.

ITEM 3. PROPERTIES

General

      Substantially all of your partnership's properties are net-leased to investment grade corporate tenants. The leases are similar in many respects and generally: (i) provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; (ii) obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; (iii) require the tenant to maintain insurance against casualty and liability losses; (iv) permit the tenant to sublet the property; and (v) afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that continued use and occupancy of the property would be uneconomic or unsuitable. Many of the leases grant the tenant an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a purchase price equal to the fair market value of such property. Your partnership maintains insurance on properties that are not leased and the general partner believes that your partnership's properties are adequately covered by insurance.

      The following table sets forth certain information on the Newkirk properties owned by your partnership as of June 30, 2003. Except as otherwise indicated in the table, the ownership interest is a fee interest in the underlying land.

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
OFFICE:

Arkansas            Little Rock                        36,000            12.31        Entergy Gulf States                 2005/2030
                    Pine Bluff                         27,000            13.63        Entergy Gulf States                 2005/2030

California          El Segundo(4)                     185,000            14.09        Raytheon                            2008/2038
                    El Segundo(4)                     185,000            14.09        Raytheon                            2008/2038
                    Long Beach(1)(3)                  478,000            31.58        Raytheon                            2008/2038
                    Walnut Creek(1)                    55,000            37.52        Hercules Credit, Inc.               2007/2037

Colorado            Colorado Springs                   71,000            31.13        Federal Express Corporation         2008/2038

Florida             Orlando(1)                        184,000            10.05        Martin Marietta Corporation         2008/2038
                    Orlando(1)                        357,000            12.88        Harcourt Brace & Company            2009/2039

Indiana             Columbus(1)                       390,000            36.93        Cummins Engine Company Inc.         2009/2039

Maryland            Baltimore(1)                      530,000            47.94        USF&G/The Saint Paul Co.            2009/2039

Missouri            Bridgeton(1)                       54,000            10.58        The Kroger Co.                      2006/2031

New Jersey          Carteret                           96,000            18.25        Supermarkets General Corp.          2011/2036
                    Elizabeth                          30,000            25.73        Summit Bank                         2008/2038
                    Morris Township(1)(5)             225,000            26.20        Honeywell                           2008/2038
                    Morris Township(1)(5)              50,000            29.41        Honeywell                           2008/2038
                    Morris Township(1)(5)             137,000            25.99        Honeywell                           2008/2038
                    Morris Township                   221,000            11.45        Crum & Forster                      2022/2042
                    Morristown(1)                     316,000            27.72        Honeywell                           2008/2038
                    Plainsboro(1)                       2,000            70.38        Summit Bank                         2008/2038

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
Nevada              Las Vegas                         282,000            21.83        Nevada Power Company                2014/2039

Ohio                Miamisburg(1)                      61,000            16.84        The Mead Corporation                2008/2038
                    Miamisburg(1)                      86,000             6.61        Reed Elsevier, Inc.                 2008/2038
                    Toledo(1)                         707,000            18.89        Owens-Illinois                      2006/2036

Pennsylvania        Allentown                          71,000             6.54        First Union Corp.                   2005/2025

Tennessee           Johnson City                       64,000            10.58        SunTrust Bank                       2006/2031
                    Kingport                           43,000            10.98        American Electric Power             2008/2038
                    Memphis(1)                        521,000            21.74        Federal Express Corporation         2009/2039
                    Memphis(1)                         75,000            15.76        The Kroger Co.                      2008/2038

Texas               Beaumont(1)                       426,000            26.46        Entergy Gulf States                 2007/2037
                    Beaumont                           50,000            29.10        Allied Lakewood Bank                2007/2037
                    Bedford(1)                        207,000            25.30        Team Bank                           2004/2039
                    Dallas (3 buildings)              185,000            16.39        Allied Lakewood Bank                2007/2037
                    Dallas(6)                         151,000            18.66        (6)                                    (6)
                                                   ----------           ------

           TOTAL/AVERAGE OFFICE                     6,558,000            23.81
                                                   ==========           ======

RETAIL:

Alabama             Dothan(1)                          54,000             4.98        Albertson's Inc.                    2005/2035
                    Florence(1)                        42,000            14.89        The Kroger Co.                      2008/2038
                    Huntsville(1)                      60,000             7.45        Albertson's Inc.                    2007/2037
                    Huntsville(1)                      58,000             5.98        Albertson's Inc.                    2006/2036
                    Montgomery(1)                      54,000             3.97        Albertson's Inc.                    2005/2010
                    Montgomery                         66,000            10.35        Albertson's Inc.                    2007/2037
                    Tuscaloosa(1)                      53,000             4.22        Albertson's Inc.                    2005/2020

Arizona             Bisbee(1)                          30,000             9.06        Safeway, Inc.                       2009/2039
                    Tucson(1)                          37,000             9.77        Safeway, Inc.                       2009/2039

California          Anaheim(1)                         26,000             9.00        Stater Bros. Markets                2008/2038
                    Barstow                            30,000             7.63        Stater Bros. Markets                2008/2038
                    Beaumont                           29,000             7.14        Stater Bros. Markets                2008/2038
                    Calimesa                           29,000             8.96        Stater Bros. Markets                2008/2038
                    Colton                             73,000             5.69        Stater Bros. Markets                2008/2038
                    Colton                             26,000             7.72        Stater Bros. Markets                2008/2038
                    Corona(1)                          33,000            13.35        Stater Bros. Markets                2008/2038
                    Corona(1)                           9,000            26.43        Mark C. Bloome                      2007/2037
                    Costa Mesa(1)                      18,000            13.53        Stater Bros. Markets                2008/2038
                    Costa Mesa(1)                      17,000            14.89        Stater Bros. Markets                2008/2038

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
                    Desert Hot Springs(1)              29,000             7.18        Stater Bros. Markets                2008/2038
                    Downey                             39,000            12.09        Albertson's Inc.                    2007/2037
                    Fontana                            26,000             8.01        Stater Bros. Markets                2008/2038
                    Garden Grove(1)                    26,000             8.73        Stater Bros. Markets                2008/2038
                    Glen Avon Heights(1)               42,000             7.69        Stater Bros. Markets                2008/2038
                    Huntington Beach                   44,000            12.61        Albertson's Inc.                    2009/2039
                    Indio(1)                           10,000            22.70        Mark C. Bloome                      2007/2037
                    Lancaster                          42,000            12.75        Albertson's Inc.                    2009/2039
                    Livermore(1)                       53,000            10.73        Albertson's Inc.                    2006/2036
                    Lomita(1)                          33,000            10.24        Alpha Beta Company                  2006/2033
                    Mammoth Lakes(1)                   44,000            18.33        Safeway, Inc.                       2007/2037
                    Mojave(1)                          34,000            11.26        Stater Bros. Markets                2008/2038
                    Ontario(1)                         24,000             9.78        Stater Bros. Markets                2008/2038
                    Orange(1)                          26,000            12.57        Stater Bros. Markets                2008/2038
                    Pinole(1)                          58,000             7.16        Alpha Beta Company                  2011/2036
                    Pleasanton                        175,000             6.73        Federated Department Stores         2012/2040
                    Rancho Cucamonga                   24,000             9.30        Stater Bros. Markets                2008/2038
                    Rialto                             29,000             7.35        Stater Bros. Markets                2008/2038
                    Rubidoux                           39,000             6.37        Stater Bros. Markets                2008/2038
                    San Bernadino                      30,000            10.70        Stater Bros. Markets                2008/2038
                    San Bernadino                      40,000             9.26        Stater Bros. Markets                2008/2038
                    San Diego(1)                      226,000             7.08        Nordstrom, Inc.                     2016/2036
                    Santa Ana(1)                       26,000             9.26        Stater Bros. Markets                2008/2038
                    Santa Monica                      150,000             5.74        Federated Department Stores         2012/2040
                    Santa Rosa                         22,000             9.37        Albertson's Inc.                    2006/2036
                    Simi Valley(1)                     40,000            11.34        Albertson's Inc.                    2008/2038
                    Sunnymead                          30,000             7.67        Stater Bros. Markets                2008/2038
                    Ventura(1)                         40,000            19.92        City of Buenaventura                2013/2013
                    Westminster                        26,000            11.65        Stater Bros. Markets                2008/2038
                    Yucaipa                            31,000             5.29        Stater Bros. Markets                2008/2038

Colorado            Aurora                             41,000             6.88        Albertson's Inc.                    2005/2035
                    Aurora                             29,000             9.25        Albertson's Inc.                    2005/2035
                    Aurora(1)                          42,000             5.06        Albertson's Inc.                    2006/2036
                    Aurora(1)                          24,000            21.26        Safeway, Inc.                       2007/2037
                    Littleton                          29,000            11.20        Albertson's Inc.                    2005/2035
                    Littleton                          39,000            12.17        Albertson's Inc.                    2009/2039

Florida             Bradenton                          60,000            12.16        Albertson's Inc.                    2007/2037
                    Cape Coral                         30,000            10.98        Albertson's/Lucky Stores            2008/2038
                    Casselberry(1)                     68,000            11.26        Albertson's Inc.                    2007/2037
                    Gainsville                         41,000             9.26        Albertson's/Lucky Stores            2008/2038
                    Largo                              54,000             6.90        Albertson's Inc.                    2005/2035
                    Largo                              40,000            10.98        Albertson's/Lucky Stores            2008/2038
                    Largo                              30,000             9.57        Albertson's/Lucky Stores            2008/2038
                    Orlando(1)                         58,000             5.67        Albertson's Inc.                    2006/2036
                    Pinellas Park                      60,000            11.74        Albertson's Inc.                    2007/2037
                    Port Richey(1)                     54,000             5.09        Albertson's Inc.                    2005/2035
                    Stuart(1) (7)                      54,000             5.61        Albertson's Inc.                    2005/2035
                    Tallahassee(1)                     54,000             5.25        Albertson's Inc.                    2005/2035
                    Venice                             42,000            12.60        Albertson's Inc.                    2006/2036

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
Georgia             Atlanta(1)                          6,000            33.11        Bank South, N.A.                    2009/2039
                    Atlanta(1)                          4,000            37.25        Bank South, N.A.                    2009/2039
                    Chamblee(1)                         5,000            35.81        Bank South, N.A.                    2009/2039
                    Cumming(1)                         14,000            25.83        Bank South, N.A.                    2009/2039
                    Duluth(1)                           9,000            26.52        Bank South, N.A.                    2009/2039
                    Forest Park(1)                     15,000            24.84        Bank South, N.A.                    2009/2039
                    Jonesboro(1)                        5,000            29.19        Bank South, N.A.                    2009/2039
                    Stone Mountain(1)                   6,000            30.84        Bank South, N.A.                    2009/2039

Idaho               Boise(11)                          37,000            15.76        Albertson's Inc.                    2007/2037
                    Boise(1)                           43,000             7.59        Albertson's Inc.                    2008/2038

Illinois            Champaign                          31,000            12.31        Albertson's/Lucky Stores            2008/2038
                    Freeport                           30,000             9.43        Albertson's/Lucky Stores            2008/2038
                    Rock Falls                         28,000            10.77        Albertson's/Lucky Stores            2008/2038

Indiana             Carmel                             39,000             8.89        Marsh Supermarkets, Inc.            2008/2038
                    Lawrence                           29,000            14.54        Marsh Supermarkets, Inc.            2008/2038

Kansas              Liberal                            39,000               --        Vacant

Kentucky            Louisville(1)                      10,000            11.57        The Kroger Co.                      2006/2011
                    Louisville(1)                      40,000            16.45        The Kroger Co.                      2006/2036

Louisiana           Baton Rouge                        58,000            12.21        Albertson's Inc.                    2007/2037
                    Minden                             35,000            11.55        Safeway, Inc.                       2007/2037

Montana             Billings(1)                        41,000             9.05        Safeway, Inc.                       2007/2015
                    Bozeman(1)                         21,000             7.35        Albertson's Inc.                    2005/2030

Nebraska            Omaha                              73,000             5.32        Albertson's Inc.                    2006/2036
                    Omaha                              66,000            10.71        Albertson's Inc.                    2007/2037
                    Omaha                              67,000            10.99        Albertson's Inc.                    2007/2037

Nevada              Las Vegas                          38,000             7.68        Albertson's Inc.                    2005/2035
                    Las Vegas(1)                       60,000             7.57        Alpha Beta Company                  2006/2021
                    Las Vegas(1)                       38,000            13.32        Albertson's Inc.                    2008/2023
                    Reno(1)                            42,000            13.16        Albertson's Inc.                    2007/2037

New Jersey          Garwood(1)                         52,000            11.91        Supermarkets General Corp.          2006/2021

New Mexico          Albuquerque(1)                     35,000            18.70        Safeway, Inc.                       2007/2037
                    Las Cruces                         30,000            14.64        Albertson's Inc.                    2007/2037

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
New York            Portchester(1)                     59,000            17.06        Supermarkets General Corp.          2008/2023

North Carolina      Charlotte                          34,000             6.06        Food Lion Stores, Inc.              2008/2038
                    Concord                            32,000            12.71        Food Lion Stores, Inc.              2008/2038
                    Jacksonville                       23,000             4.51        Food Lion Stores, Inc.              2008/2038
                    Jefferson(1)                       23,000             3.93        Food Lion Stores, Inc.              2008/2013
                    Lexington(1)                       23,000             7.48        Food Lion Stores, Inc.              2008/2038
                    Mint Hill                          23,000             9.54        Food Lion/Del Haize Group             2003
                    New Bern                           21,000            10.34        Food Lion Stores, Inc.                2003
                    Thomasville                        21,000            10.58        Food Lion Stores, Inc.              2008/2038

Ohio                Cincinnati(1)                      26,000            14.39        The Kroger Co.                      2006/2011
                    Columbus(1)                        34,000            23.44        The Kroger Co.                      2006/2036
                    Franklin                           29,000             8.28        Marsh Supermarkets, Inc.            2008/2038

Oklahoma            Lawton(1)                          31,000            10.84        Safeway, Inc.                       2009/2039

Oregon              Beaverton                          42,000            13.02        Albertson's Inc.                    2009/2039
                    Grants Pass(1)                     34,000             8.65        Safeway, Inc.                       2009/2039
                    Portland                           42,000             8.29        Albertson's Inc.                    2006/2036
                    Salem                              52,000             7.81        Albertson's Inc.                    2009/2039

Pennsylvania        Doylestown                          4,000            38.81        Meritor Savings Bank                2008/2038
                    Lansdale                            4,000            41.04        Meritor Savings Bank                2008/2038
                    Lima                                4,000            44.66        Meritor Savings Bank                2008/2038
                    Philadelphia                       50,000            14.49        Supermarkets General Corp.          2005/2035
                    Philadelphia(8)                     4,000            15.95        Meritor Savings Bank                  2003
                    Philadelphia                        4,000            36.58        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            52.19        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            11.77        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            42.99        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            49.12        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            38.81        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            39.09        Meritor Savings Bank                2008/2038
                    Philadelphia                        4,000            55.26        Meritor Savings Bank                2008/2038
                    Richboro                            4,000            36.02        Meritor Savings Bank                2008/2038
                    Wayne                               4,000            52.75        Meritor Savings Bank                2008/2038

South Carolina      Moncks Corner(1)                   23,000             3.34        Food Lion Stores, Inc.              2008/2018

South Dakota        Sioux Falls(9)                     60,000            13.47        Albertson's Inc.                    2007/2037

Tennessee           Chattanooga(1)                     42,000            15.99        The Kroger Co.                      2008/2038
                    Paris(1)                           31,000            14.31        The Kroger Co.                      2008/2038

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
Texas               Carrolton(1)                       61,000             8.24        Skaggs Alpha Beta                   2006/2036
                    Dallas(1)                          68,000             7.89        The Kroger Co.                      2006/2019
                    Fort Worth(1)                      44,000            13.72        Safeway, Inc.                       2007/2037
                    Garland                            40,000            17.05        Safeway, Inc.                       2007/2037
                    Granbury(1)                        35,000            12.15        Safeway, Inc.                       2007/2037
                    Grand Prairie(1)                   49,000            10.02        Safeway, Inc.                       2009/2039
                    Greenville(1)                      48,000             4.20        Safeway, Inc.                       2006/2036
                    Hillsboro(1)                       35,000             9.62        Safeway, Inc.                       2007/2037
                    Houston(1)                         52,000            14.45        The Kroger Co.                      2006/2036
                    Lubbock(1)                         54,000             4.59        Albertson's Inc.                    2005/2035
                    Midland                            60,000            10.53        Albertson's Inc.                    2009/2039
                    Rockdale                           44,000             3.80        Wal-Mart Stores, Inc.               2005/2035
                    Taylor                             62,000             3.44        Wal-Mart Stores, Inc.               2005/2035
                    Texarkana                          46,000             8.43        Albertson's Inc.                    2006/2036
                    Woodville                          44,000             3.65        Wal-Mart Stores, Inc.               2005/2035

Utah                Bountiful(1)                       50,000             7.85        Skaggs Alpha Beta                   2006/2016
                    Sandy(1)                           42,000             4.78        Albertson's Inc.                    2006/2016

Virginia            Staunton(1)                        23,000             8.94        Food Lion Stores, Inc.              2008/2038

Washington          Bothell(1)                         28,000             5.94        Albertson's Inc.                    2005/2035
                    Edmonds(1)                         35,000             6.02        Albertson's Inc.                    2005/2025
                    Everett                            35,000            17.22        Albertson's Inc.                    2007/2037
                    Federal Way                        42,000             9.76        Albertson's Inc.                    2007/2037
                    Graham(1)                          45,000             9.22        Safeway, Inc.                       2009/2039
                    Kent                               42,000            12.99        Albertson's Inc.                    2009/2039
                    Milton(1)                          45,000            10.63        Safeway, Inc.                       2009/2039
                    Port Orchard(1)                    28,000             4.52        Albertson's Inc.                    2005/2025
                    Redmond(1)                         45,000            11.26        Safeway, Inc.                       2009/2039
                    Spokane                            42,000             8.90        Albertson's Inc.                    2005/2035
                    Spokane(1)                         39,000             9.63        Safeway, Inc.                       2009/2039
                    Woodinville(1)                     30,000             5.77        Albertson's Inc.                    2006/2031

Wyoming             Cheyenne                           12,000            22.80        Key Bancshares of Wyoming           2004/2039
                    Cheyenne                           31,000             6.87        Albertson's Inc.                    2006/2036
                    Douglas                            12,000            23.84        Key Bancshares of Wyoming           2004/2039
                    Evanston                           28,000            19.77        Key Bancshares of Wyoming           2004/2039
                    Evanston                           10,000            30.18        Key Bancshares of Wyoming           2004/2039
                    Torrington                         12,000            19.79        Key Bancshares of Wyoming           2004/2039
                                                   ----------           ------

           TOTAL/AVERAGE RETAIL                     6,324,000            10.06
                                                   ==========           ======

OTHER:

Arizona             Flagstaff                          10,000               --        Vacant (2)                             --
                    Sun City                           10,000            15.00        Furr's Restaurant Group (2)           2012

California          Colton                            668,000             3.67        Stater Bros. Markets                2008/2038
                    El Segundo(4)                     959,000            14.09        Raytheon                            2008/2038
                    Long Beach(1)(3)                  201,000            13.24        Raytheon                            2008/2038
                    Palo Alto(1)                      123,000            32.37        Xerox Corporation                   2008/2013

                                                   Approximate           2003                                                Lease
                                                    Leaseable       Annualized Base                                      Expiration/
                                                     Building       Rent Per sq. ft.                                        Option
                        Location                  Square Footage          ($)            Principal Tenant                 Expiration
                        --------                  --------------    ----------------     ----------------                 ----------
Colorado            Arvada                             10,000               --        Vacant (2)                             --
                    Ft. Collins                        10,000            24.96        Lithia Motors (2)                     2012
                    Lakewood                           10,000               --        Vacant (2)                             --

Florida             Orlando(1)                        205,000             5.89        Walgreen Co.                        2006/2031

Maine               North Berwick                     821,000             3.39        United Technologies Corp.           2010/2035

New Mexico          Carlsbad                           10,000            15.00        Furr's Restaurant Group (2)           2012

Pennsylvania        New Kingston(1)                   430,000             8.23        Hershey Foods Corporation           2008/2038

South Carolina      Myrtle Beach(1)                    37,000             8.10        Food Lion Stores, Inc.              2008/2028

Tennessee           Franklin(1)                       289,000             4.57        United Technologies Corp.           2008/2038
                    Memphis                           780,000             3.67        Sears Roebuck & Company             2007/2037

Texas               Lewisville                        256,000             7.70        Xerox Corporation                   2008/2038
                    Corpus Christi                     10,000            15.00        Furr's Restaurant Group (2)           2012
                    El Paso                            10,000            15.00        Furr's Restaurant Group (2)           2012
                    Euless                             10,000               --        Vacant (2)                            2012
                    Lewisville                         10,000            12.50        Ming Chun Lu (2)                    2007/2017
                    McAllen                            10,000            15.00        Furr's Restaurant Group (2)           2012
                    Victoria                           10,000            15.00        Furr's Restaurant Group (2)           2012

Wisconsin           Windsor(1)                        356,000             7.52        Walgreen Co.                        2007/2032
                                                   ----------           ------

           TOTAL/AVERAGE OTHER                      5,245,000             7.73
                                                   ==========           ======

           GRAND TOTAL/AVERAGE                     18,127,000            14.36
                                                   ==========           ======

----------
(1)   Land held in land estate or pursuant to ground lease.
(2)   See "- Property Matters" below for information on these properties.
(3)   55% interest owned by your partnership.
(4)   53% interest owned by your partnership.
(5)   99% interest owned by your partnership.
(6) The property is an office building leased to multiple tenants. The building is currently 83.1% occupied with an average rental rate of $18.66 per square foot. The United States Government is the largest tenant at the building leasing 64,298 square feet pursuant to a lease scheduled to expire July 14, 2011.
(7) In November 2002, your partnership received notice from the tenant exercising the economic discontinuance provisions of its lease. Under the terms of the notice, the tenant proposed to terminate the lease effective July 11, 2003 and to purchase the property for $630,797, an amount which would have been insufficient to satisfy existing mortgage indebtedness. Your partnership rejected the offer and satisfied the existing first mortgage of approximately $531,000. Your partnership has entered into a contract to sell the property for an amount in excess of the amount which would have been paid by the prior tenant. The contract is subject to completion of due diligence by the purchaser.
(8) This lease was terminated effective June 1, 2003. The tenant made a $276,576 early termination payment, $160,803 of which was applied to existing mortgage indebtedness.
(9) In February 2003, your partnership received notice from the tenant exercising the economic discontinuance provisions of its lease. Under the terms of the notice, the tenant has proposed to terminate the lease effective November 5, 2003 and to purchase the property for $1,551,295. Your partnership has until October 2003 to respond to the tenant's notice.

      Property Matters. On January 22, 2002, Kmart Corporation, a tenant at 12 of your partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. Your partnership re-leased 9 of the properties to Furr's Restaurant Group for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a 5-year lease term. Your partnership is pursuing a claim against Kmart in the Bankruptcy Court. In January 2003, Furr's Restaurant Group filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on 3 sites. The remaining sites continue to be leased to Furr's through 2012, and your partnership is pursuing a claim against Furr's in the Bankruptcy Court for the 3 rejected sites. Furr's also has the right to reject the lease that now covers the remaining sites. The aggregate annual rent for the 8 sites that are presently leased is approximately $1,269,600 compared to the approximately $1,885,000 that was scheduled to be received from Kmart on the 12 properties during its first renewal term, which would have begun in February 2003. Your partnership has purchased the land underlying all of the 12 original Kmart sites for $250,000 and is seeking to sell or re-lease the 4 vacant sites.

      On February 12, 2002, Kaiser Aluminum & Chemical Corp., the tenant at your partnership's property located in Oakland, California, filed for protection under Chapter 11. In an effort to protect your partnership's equity investment in the property, your partnership, from its cash reserve account, purchased the first mortgage debt that encumbered the property for $15,500,000. Your partnership subsequently secured approximately $14,530,000 of replacement financing from a third party lender. The note bore interest at LIBOR plus 4.5% per annum (6.42% at December 31, 2002), had a maturity date of September 1, 2003 and required monthly payments of principal and interest. Your partnership sold its interest in this property in March 2003 for approximately $122,918,000. After satisfying existing mortgage indebtedness, the net sales proceeds were approximately $28,000,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank.

      In November 2002 and January 2003, your partnership sold two properties owned by it in Oklahoma City, Oklahoma to the tenants of those properties. One property, leased to Safeway, Inc., was sold for $1,440,000 and the other property, leased to Fleming Companies, Inc., was sold for $945,611. Both properties were sold under the economic discontinuance provisions of their respective leases. As provided in the leases, the tenants had made rejectable offers to purchase the properties for specified amounts, and your partnership accepted the offers after it was unable to locate purchasers who would pay a higher price or secure new tenants for the properties. $1,023,689 of the price paid by Safeway, Inc. represented the rejectable offer price, and $420,323 represented deferred rent.

      In January 2003, your partnership sold five properties owned by it in Allen, Ennis, Huntsville, Rockwell, and Waxahachie, Texas to Wal-Mart Stores, Inc., the tenant, for approximately $8,259,000. After satisfying existing mortgage indebtedness, the net sales proceeds were approximately $4,500,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank. During 2002, Wal-Mart paid rent of $994,894 for the properties.

      In May 2003 your partnership sold its distribution facility located in Flagstaff, Arizona to Walgreen Co., the tenant at the facility, after receiving notice from Walgreen that it was exercising its option to purchase the property. The purchase price was $9,500,000. After satisfying existing mortgage indebtedness and other costs and adjustments, the net sales proceeds were approximately $5,900,000, half of which was applied to a principal payment required to be made on your partnership's loan with Fleet National Bank.

      Land Estates and Ground Leases. As indicated above, your partnership holds either an estate for years with an option to lease the land upon expiration of the estate for years or leases a number of its properties pursuant to ground leases. Where your partnership holds an estate for years, the arrangement is for a stated period of time, which is typically one day longer than the primary term of the underlying lease. At the expiration of the estate for years, title to the land will automatically vest in a remainderman. Your partnership then has the option to lease the land from the remainderman for a stated period of time, which would in all cases exceed the aggregate number of years that a building lessee could extend its underlying lease by exercising all of its renewal terms. In general, the rentals due under the ground leases are nominal through the last renewal term of the improvements lease and then increase to fair market rent. The remainderman in almost all cases has subordinated its interest in the land to any first mortgage encumbering the property, but has not, in any case, subordinated its interest in the land to the second mortgage encumbering the property. Any second mortgage encumbers your partnership's option to lease the land at the expiration of your partnership's estate for years, and will encumber the leasehold interest in the land created upon any exercise of the option to lease by your partnership. Your partnership is continually seeking to acquire the "remainder" interests in its properties in an effort to acquire fee title to the properties.

      With respect to those properties subject to a ground lease, your partnership has the right to extend the ground lease for at least as long as the aggregate number of years that a building lessee could extend its underlying lease by exercising all of its renewal terms. In general, the ground rent is passed through to the building lessee under the improvements lease.

      On January 15, 2003, your partnership purchased the land underlying 12 sites formerly leased to Kmart Corporation for $250,000. Your partnership previously leased the land under ground leases.

      In May and June 2003, your partnership purchased the remainder interest in the land underlying 25 properties for an aggregate of $1,193,000 and, as a result, now owns a fee interest in the underlying land. The improvements on 23 of the properties are owned by your partnership and the improvements on the two other properties are owned by one of the other partnerships in which your partnership owns limited partnership interests and controls the general partner.

Mortgage Indebtedness of Your Partnership

      First Mortgage Loans. Each of your partnership's properties secures one or more mortgage loans. As of June 30, 2003, the first mortgage indebtedness had an aggregate outstanding principal balance of $661,226,000, with interest at rates ranging from 4.1% per annum to 15% per annum and maturities at various dates from October 1, 2003 to January 1, 2024.

      The following is a summary of scheduled principal maturities, by year, under the first mortgage debt secured by your partnership's real properties. The amount listed for 2003 represents scheduled maturities from June 30 through the end of 2003.

               Year                                           Amount
               ----                                           ------

               2003...............................     $  54,256,000
               2004...............................       108,287,000
               2005...............................        98,379,000
               2006...............................       129,745,000
               2007...............................        90,037,000
               Thereafter.........................       180,522,000
                                                       -------------
               Total..............................     $ 661,226,000
                                                       =============

      The foregoing debt amounts, as well as other debt amounts referred to in this section entitled "- Mortgage Indebtedness of Your Partnership", represent amounts contractually due and owing, while your partnership's financial statements reflect the debt balance after making an adjustment to fair value in accordance with generally accepted accounting principles.

      In December 2002, the mortgage indebtedness encumbering properties in El Segundo, California in which your partnership owns a 53% interest was refinanced with (i) an $88,724,702 first mortgage, secured by the buildings and the land estate, bearing interest at 6% per annum and self-amortizing by January 1, 2009 and (ii) $25,352,919 of second mortgages, secured by the buildings and the land estate, bearing interest at 4.86% per annum, and maturing on January 1, 2024, at which time a $25,988,645 balloon payment will be due. In addition, a $3,235,880 prepayment penalty was paid as part of the refinancing. As part of the refinancing, your partnership purchased the land underlying the property for $1,700,000, which was provided by the proceeds of a new first mortgage secured by the land underlying the property. This mortgage, which is the responsibility of your partnership, bears interest at 6% per annum and is self-amortizing by January 1, 2009. Members of the Newkirk Group, an affiliate of your partnership's general partner that is described in "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS", acquired approximately 55% of the second mortgage indebtedness in the refinancing for a purchase price of $1,012,486, exclusive of closing costs. Prior to the refinancing, the property was encumbered by approximately $56,800,000 of first mortgage indebtedness, $50,500,000 of which bore interest at 13.25% and $6,300,000 of which bore interest at 13.6% per annum, as well as $51,611,251 of second mortgage indebtedness bearing interest at 15.5% per annum.

      In June 2003, your partnership obtained a new first mortgage on its property in Morris Township, New Jersey, that is leased to Crum & Forster. The $21,000,000 mortgage loan bears interest at LIBOR plus 2.875% per annum (4.1% at June 30, 2003), payable monthly, and has an initial term of three years, which may be extended for an additional two years. Principal payments of $25,000 are due monthly commencing February 1, 2005. $6,744,187 of the proceeds of the new loan were used to repay the existing first mortgage loan that had an interest rate of 12.5% per annum and $13,143,194 was used to satisfy the remaining balance payable by your partnership with respect to the second mortgage on the property acquired by your partnership in January 2003. See "- Second Mortgage Loans" below.

      Second Mortgage Loans. A number of your partnership's properties are encumbered by second mortgage loans. As of June 30, 2003, the second mortgage indebtedness had an aggregate outstanding principal balance of $482,193,000, bore simple interest at rates ranging from 7% per annum to 19.63% per annum and matured at various dates from January 1, 2008 to January 1, 2025. Each of the loans is prepayable together with various premiums.

      The following is a summary of scheduled principal payments, by year, under the junior mortgage debt secured by your partnership's real properties. The amount listed for 2003 represents scheduled maturities from June 30 through the end of 2003.

                Year                                         Amount
                ----                                         ------

                2003...............................     $  12,848,000
                2004...............................        17,957,000
                2005...............................        28,362,000
                2006...............................        30,841,000
                2007...............................        31,189,000
                Thereafter.........................       360,996,000
                                                        -------------
                Total..............................     $ 482,193,000
                                                        =============

      The foregoing debt amounts represent amounts contractually due and owing, while your partnership's financial statements reflect the debt balance after making an adjustment to fair value in accordance with generally accepted accounting principles.

      In January 2003, your partnership acquired a second mortgage loan that encumbered your partnership's property in Morris Township, New Jersey that is leased to Crum & Forster. Outstanding principal and accrued and unpaid interest on the mortgage was $28,159,827. The mortgage bore interest at 10.25% per annum. It was acquired for $22,148,000, $9,273,000 of which was initially paid and $12,875,000, together with interest at 6.12% per annum, of which was payable on the earlier of September 30, 2003 or the date on which your partnership obtained a new first mortgage loan on the property. In June 2003, your partnership obtained a new first mortgage loan on the property and satisfied the balance of the purchase price. See "- First Mortgage Loans" above.

      Your partnership has an option to prepay at a discount second mortgages on 50 partnership properties. Those mortgages had an outstanding balance as of December 31, 2002 of $271,201,470 and may only be prepaid at a discount before the end of the primary term of the lease encumbering the relevant property. All of these second mortgages are included in the grantor trust described in "ITEM
1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests".

      All rights of the mortgagee under each of the second mortgages are fully subject and subordinate to the rights granted the holders of the first mortgages. The second mortgages generally grant the mortgagee a security interest in and include a subordinate assignment of, among other things, your partnership's interest in its underlying lease. Each second mortgage contains an assignment of your partnership's interest in all rents, income, revenues, claims, issues and profits from and in respect of all of the property encumbered by that second mortgage.

      Substantially all of the second mortgages contain restrictions affecting the ability of the applicable property-owning subsidiary of your partnership to refinance its existing first mortgage loan or incur additional financing during the primary term of the relevant lease. The principal restriction on such first mortgage financing is a debt service coverage test under which the scheduled rental payments from the properties at the time of such financing must be at least 103% of your partnership's aggregate debt service payments due under the second mortgage and such financing (except that if a lease is no longer in effect, the debt service coverage test may be satisfied based on the scheduled rent payments that otherwise would have been payable under the lease for the period that the financing is to be in place). There is also a general risk that a property encumbered by a second mortgage will not generate sufficient cash flow to satisfy the debt service payments on the second mortgage loan after satisfying payments on the first mortgage encumbering the property. However, the combination of the Newkirk properties pursuant to the exchange has lessened this risk to your partnership by increasing your partnership's ability to respond to the capital needs of any particular property. In addition, as described under "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests," your partnership will have the right in the future to effectively eliminate a significant portion of the subordinate indebtedness in exchange for equity in your partnership.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the number of units held as of August 31, 2003 by (i) each person that, to our knowledge, beneficially owns more than 5% of the total number of units, (ii) each officer or director of Newkirk MLP Corp., the manager of your partnership's general partner, and (iii) the directors and executive officers of Newkirk MLP Corp. as a group.

Name and Address of                                                                          Percent of
Beneficial Owner                                                      Number of Units        Total Units
----------------                                                      ---------------        -----------
Michael L. Ashner                                                    3,641,691 (2) (3)         57.63%
Apollo Real Estate Investment Fund III, L.P.
Apollo Real Estate Advisors III, L.P.
Apollo Real Estate Management III, L.P. (1)

Vornado Realty Trust                                                 1,639,818 (3) (4)         25.95%
888 Seventh Avenue
New York, NY  10019

Peter Braverman                                                              0                    --

Thomas Staples                                                               0                    --

Carolyn Tiffany                                                              0                    --

All executive officers and directors                                 3,641,691 (2) (3)         57.63%
as a group (4 individuals)

----------

(1) The address for Apollo Real Estate Investment Fund III, L.P. ("Apollo Fund"), Apollo Real Estate Advisors III, L.P. ("Apollo Advisors"), and Apollo Real Estate Management III, L.P. ("Apollo Management") is 2 Manhattanville Road, Purchase, New York 10577. The address for Mr. Ashner is 100 Jericho Quadrangle, Jericho, New York 11753.

(2) Comprised of units that are held by Newkirk RE Holdings LLC, Newkirk NL Holdings LLC, Newkirk Tender Holdings LLC, Marbax Venture LLC, AP-WIN Associates, L.L.C., AP-III WEM WIN Tender LLC and AP-IV WEM WIN Tender LLC, each of which is directly or indirectly controlled by either WEM-Brynmawr Associates LLC, WEM Fund 1998 Limited Partnership or WEM-WIN Tender Associates (the "WEM Entities") and by Apollo Fund. For purposes of
      Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), as the sole manager of each of the WEM Entities, Mr. Ashner may be deemed to be the beneficial owner of all units beneficially owned by the WEM Entities. In addition, for purposes of Section 13 of the Exchange Act, as the general partner of Apollo Fund, Apollo Advisors may be deemed to be the beneficial owner of all units beneficially owned by Apollo Fund, and all such units may be deemed to be beneficially owned by Apollo Management as the day-to-day manager of Apollo Fund. Also includes 217,418 units that Newkirk NL Holdings and Newkirk RE Holdings have a right to acquire from Vornado Newkirk L.L.C.

(3) Due to the relationships between the individual and entities referred to on this chart and in notes (2) and (4) thereto, such individual and entities may be deemed to constitute a "group" for purposes of Section 13d-3 of the Exchange Act.

(4) Comprised of units that are held by VNK Corp., Vornado Newkirk L.L.C. and Vornado Realty L.P., each of which is controlled by Vornado Realty Trust.

ITEM 5. MANAGERS AND EXECUTIVE OFFICERS

      The general partner of your partnership is MLP GP LLC, a Delaware limited liability company, that is owned by affiliates of Vornado Realty Trust and executive officers of Winthrop Financial Associates. In addition, Winthrop Financial Associates performs asset management services for your partnership.

      The manager of your partnership's general partner is Newkirk MLP Corp., the principal officers of which are Michael L. Ashner, Chief Executive Officer; Peter Braverman, Executive Vice President; Thomas C. Staples, Chief Financial Officer; and Carolyn Tiffany, Chief Operating Officer. Such persons also serve in those capacities for Winthrop Financial Associates. These officers manage and control the day-to-day operations of your partnership on behalf of your partnership's general partner. However, significant transactions, whether by your partnership or any subsidiary partnership, such as sales, acquisitions, debt refinancings and mergers, require the consent of the members of the general partner under the limited liability company agreement of the general partner.

      The principal occupations and relevant affiliations of the officers of your partnership's general partner are as follows:

      Michael L. Ashner. Mr. Ashner, age 50, serves as the Chief Executive Officer of Winthrop Financial Associates and its affiliates, a position he has held since January 15, 1996, as well as the Chief Executive Officer of Newkirk MLP Corp., the manager of your partnership's general partner. Since August 2002, Mr. Ashner has also served as the Chief Executive Officer and a Director of Shelbourne Properties I, II and III, three separate publicly traded real estate investment trusts. Since 1981, Mr. Ashner has been Chairman of Exeter Capital Corporation, a firm that has organized and administered real estate limited partnerships. Since August 2001, Mr. Ashner has also served as Chief Executive Officer of AP-Fairfield GP, LLC, the general partner of Fairfield Inn By Marriott Limited Partnership, an entity that owns and operates 50 Fairfield Inns. He has also served since February 2001 as Chief Executive Officer of GFB-AS Manager Corp., the general partner of various entities that own and operate 21 senior assisted-living facilities. Mr. Ashner also currently serves on the Boards of Directors of the following publicly traded companies: Greate Bay Hotel and Casino Inc., a hotel and casino operator, and NBTY Inc., a manufacturer, marketer and retailer of nutritional supplements.

      Peter Braverman. Mr. Braverman, age 51, has served as the Executive Vice President of Winthrop Financial Associates and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of Newkirk MLP Corp., the manager of your partnership's general partner. He has also been an Executive Vice President of AP-Fairfield GP, LLC since August 2001 and an Executive Vice President of GFB-AS Manager Corp. since February 2001. Since August 2002, Mr. Braverman has also served as the Executive Vice President and a Director of Shelbourne Properties I, II and III.

      Thomas C. Staples. Mr. Staples, age 47, has been with Winthrop Financial Associates since 1995. Since January 1999, Mr. Staples has served as the Chief Financial Officer of Winthrop Financial Associates. Since August 2002, Mr. Staples has also served as Assistant Treasurer of Shelbourne Properties I, II and III. In addition, Mr. Staples is the Chief Financial Officer of the Newkirk Group. He also serves as Chief Financial Officer and Treasurer of AP-Fairfield GP, LLC and Chief Financial Officer of GFB-AS Manager Corp. Mr. Staples is a certified public accountant.

      Carolyn Tiffany. Ms. Tiffany, age 36, has been with Winthrop Financial Associates since January 1993. Since December 1997, Ms. Tiffany has served as the Chief Operating Officer of Winthrop Financial Associates. Ms. Tiffany also serves as Vice President, Treasurer, Secretary and Chief Financial Officer of Shelbourne Properties I, II and III. In addition, Ms. Tiffany is the Chief Operating Officer of The Newkirk Group. She has also been Chief Operating Officer of AP-Fairfield GP, LLC since August 2001 and Chief Operating Officer of GFB-AS Manager Corp. since February 2001.

ITEM 6. EXECUTIVE COMPENSATION

      Your partnership has no employees. Winthrop Financial Associates, an affiliate of your general partner and of the Newkirk Group, provides the services of some of its employees, including the executive officers of the manager of your partnership's general partner, to perform asset management services. Winthrop Financial Associates receives an annual fee of $1,800,000 (subject to adjustment based on increases in the CPI) for its services to your partnership and 15 other affiliated partnerships. See "ITEM 1. BUSINESS - Employees."

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE EXCHANGE

      In connection with the exchange, affiliates of Apollo Real Estate Investment Fund III, L.P., executive officers of Winthrop Financial Associates and affiliates of Vornado Realty Trust contributed assets to your partnership. We refer to this group as the Newkirk Group.

      In the exchange, the Newkirk Group assigned a value, which we refer to as the exchange value, to the Newkirk partnerships as well as to each of the other real estate assets that were contributed to your partnership. These values were assigned to provide a common standard for allocating units. Units were only issued to accredited investors, as that term is defined in the Securities Act, and one unit was issued for each $100 of exchange value.

      In determining exchange values, the Newkirk Group primarily utilized a discounted cash flow approach in which it estimated future cash flows and then discounted those cash flows at various discount rates to arrive at a present value. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. rendered an opinion that the unit consideration received in the exchange by the limited partners (other than the Newkirk Group) in each Newkirk partnership was fair to such limited partners from a financial point of view.

      A total of 4,746,278 units were issued in the exchange to the Newkirk Group. Those units were issued in consideration for the following interests:

      o limited partnership interests in the Newkirk partnerships and six other real estate partnerships (3,705,415 units). These interests were held by various entities wholly-owned by Newkirk Tender Holdings LLC, Newkirk NL Holdings LLC, Marbax Ventures LLC, Vornado Newkirk L.L.C., VNK Corp. and Vornado Realty L.P. These Newkirk Group entities were allocated units in respect of such interests in the Newkirk partnerships on the same basis as all other limited partners in the Newkirk partnerships. 974,293 of the units allocated to the Newkirk Group in the exchange were in respect of limited partnership interests in the Newkirk partnerships that the Newkirk Group had acquired between January 2000 and January 2001 for an aggregate price of $55,376,896, a portion of which was paid in limited partnership interests of Vornado Realty L.P.;

      o the sole interest in Newkirk GP LLC, the entity that controlled the general partners of the Newkirk partnerships as well as the general partner of other real estate limited partnerships (526 units). The interest in Newkirk GP LLC was assigned by Newkirk Stock LLC. The units received for this interest were allocated to Newkirk NL Holdings LLC (368 units) and VNK Corp. (158 units), both affiliates of your general partner;

      o a majority interest in Newkirk Capital LLC, your partnership's management company (319,318 units) and the sole interest in Newkirk Finco LLC, which holds a non-recourse note from the minority partner in Newkirk Capital LLC (319,189 units). See "ITEM 1. BUSINESS - Description of Assets - The Management Company." The interest in Newkirk Capital LLC was assigned by Newkirk Stock LLC and the interest in Newkirk Finco LLC was assigned by Newkirk Associates LLC. The units received for these interests were allocated to Newkirk NL Holdings LLC (542,507 units), VNK Corp. (48,010 units) and Vornado Newkirk L.L.C. (47,990 units);

      o the sole interest in NK-Remainder Interest LLC, the entity that holds ground leases, remainder interests or the right to acquire remainder interests in land underlying 61 properties owned by the Newkirk partnerships and 73 properties owned by other real estate limited partnerships (140,460 units). The interest in NK-Remainder Interest LLC was assigned by Newkirk RE Associates LLC. The units received for this interest were issued to Newkirk RE Holdings LLC (98,322 units) and Vornado Newkirk L.L.C. (42,138 units). 86,862 of such units were in respect of assets acquired by the Newkirk Group in 2000 and 2001 for an aggregate price of $8,371,297;

      o the sole interest in NK-Leasehold II LLC, the entity that owns a leasehold interest and a second mortgage loan relating to a property owned by one of the Newkirk partnerships (64,378 units). The interest in NK-Leasehold II LLC was assigned by Newkirk RE Associates LLC. The units received for this interest were issued to Newkirk RE Holdings LLC (45,065 units) and Vornado Newkirk L.L.C. (19,313 units);

      o substantially all of the interests in NK-Leyden Loan, L.P. and NK-Dautec Loan, L.P., which hold unsecured loan payables by two separate Newkirk partnerships (35,450 units). The interests in NK-Leyden Loan and NK-Dautec Loan were assigned by Newkirk Associates LLC. The units received for these interests were issued to Newkirk NL Holdings LLC (24,815 units) and Vornado Newkirk L.L.C. (10,636 units). 11,578 of such units were in respect of interests in one of the entities acquired by the Newkirk Group in 2000 for $1,212,030;

      o the sole interests in each of NK First Loan E Cert LLC, NK First Loan F Cert LLC and NK First Loan G Cert LLC, which hold a securitized pool of first mortgages (141,156 units). The interests were assigned by Newkirk Associates LLC. The units received for these interests were issued to Newkirk NL Holdings LLC (98,809 units) and Vornado Newkirk L.L.C. (42,347 units).

      o the sole interest in NK-Cenland Loan, LP, which holds a loan secured by second mortgages on commercial properties (20,585 units). This interest was assigned by Newkirk Associates LLC. The units received for the interest were issued to Newkirk NL Holdings LLC (14,410 units) and Vornado Newkirk L.L.C. (6,175 units).

      As part of the exchange, your partnership and the Newkirk Group entered into an option arrangement that gave your partnership an option to acquire in January 2008 indirect interests in a pool of second mortgages of the Newkirk partnerships and various other partnerships. The Newkirk Group also has the right to require your partnership to acquire these indirect interests in December 2007. We refer you to "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests" for additional information on the option arrangement and those interests.

ACQUISITION OF LIMITED PARTNERSHIP INTERESTS

      See "ITEM 1. BUSINESS - Recent Developments" for a description of the acquisition by your partnership of limited partnership interests in partnerships that own commercial net-leased property. We refer to these partnerships as the "additional partnerships". The Newkirk Group was issued an aggregate of 317,813 units for contributing these limited partnership interests to your partnership as follows: 133,400 units to AP-WIN Associates L.L.C., 23,319 units to AP3-WEM WIN Tender LLC, 59,433 units to AP4-WEM WIN Tender LLC and 101,662 units to Vornado Realty L.P. In addition, your partnership has the option to purchase additional limited partnership interests in two of the partnerships at any time after January 1, 2004 in exchange for an aggregate of approximately 21,000 additional units, subject to adjustment based on the assets of these two additional partnerships at the time of exercise of the option.

      In determining the number of units issuable to the Newkirk Group in exchange for such interests, your partnership's general partner estimated the value of the additional partnerships utilizing a discounted cash flow approach similar to that which was used to determine exchange values for Newkirk partnerships as part of the exchange to arrive at a value of $22,704,776 for the limited partnership interests. Your partnership's general partner then estimated the per unit value of your partnership in order to determine the number of units allocable to the Newkirk Group for their interests in the additional partnerships. The estimated per unit value of your partnership was derived from the aggregate value ascribed to your partnership in the exchange, as adjusted to reflect the proceeds from your partnership's indebtedness to Fleet that were distributed to limited partners following the exchange. 47,743 of the units allocated to the Newkirk Group were in respect of limited partnership interests in the additional partnerships that the Newkirk Group had acquired in 2001 and 2002 for $1,305,204.

      During 2002, appraisals were obtained for each of the properties owned by the additional partnerships. The aggregate appraised value of all of the properties was $288,675,000. Based solely on your partnership's ownership interests in the other partnerships, $25,049,842 of the appraised value would be attributable to the interests owned by your partnership.

LAND ACQUISITIONS

      In January 2003, your partnership acquired the land underlying the property owned by one of the additional partnerships. The property is a 200,000 square foot office building that is net-leased to Associates First-Financial Corp. until September 2008 with renewal options extending until September 2038. This additional partnership has an estate for years in the land that runs until September 2013 followed by an option to ground lease the land for up to 45 years. The land was acquired from a company wholly-owned by Winthrop Financial Associates, an affiliate of your partnership's general partner, for $1,000,000, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bears interest at the rate of LIBOR plus 6% per annum, compounded annually, and payable interest-only until maturity, at which time the full balance of the note is due.

      In December 2002, your partnership acquired the land underlying the property owned by one of the additional partnerships for $285,000 from Northwood Realty Company, a wholly-owned subsidiary of Winthrop Financial Associates. The property is a 72,000 square foot retail property that is net-leased to Mervyn's, a subsidiary of Target Corporation, until December 31, 2007 with renewal options extending until December 31, 2027. This additional partnership has a ground lease in the land that extends for up to 70 years after December 31, 2002.

      In determining the purchase price for the land sales described above, your partnership's general partner obtained property appraisals.

MORTGAGE INDEBTEDNESS

      Certain members of the Newkirk Group own the three most junior tranches of the T-1 Certificate that is described in "ITEM 1. BUSINESS" under the heading "- Description of Assets - The Subordinate Mortgage Interests." As of December 31, 2002, the outstanding principal balance on the T-1 Certificate was $176,435,000, including $17,338,000 attributable to the interests held by members of the Newkirk Group. During the year ended December 31, 2002, approximately $2,500,000 of interest was paid on these three junior tranches.

MORTGAGE REFINANCING

      See "ITEM 3. PROPERTIES - Mortgage Indebtedness of Your Partnership" for information on the acquisition by members of the Newkirk Group of second mortgage indebtedness on properties owned by your partnership.

T-2 CERTIFICATE

      See "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests" for a description of the grantor trust T-2 Certificate that is currently held by NK-CR Holdings and Holdings Subsidiary, both of which are owned by an affiliate of your partnership's general partner.

MORTGAGE ON PROPERTY OF AFFILIATE

      See "ITEM 1. BUSINESS - Description of Assets - First Mortgage Interests" for information on a securitized pool of first mortgages held by your partnership that is partially secured by properties owned by partnerships that are controlled by affiliates of your partnership's general partner.

ASSET MANAGEMENT AGREEMENT

      See "ITEM 1. BUSINESS - Description of Assets - The Management Company" for a description of fees paid to Winthrop Financial Associates by Newkirk Asset Management LLC for services rendered for your partnership and certain other partnerships.

ITEM 8. LEGAL PROCEEDINGS

      In July 2002, an action was commenced in the Connecticut Superior Court by four limited partners of three Newkirk partnerships against, among others, your partnership's general partner and various affiliates of your partnership's general partner. The action alleges, among other things, that the price paid to non-accredited investors in connection with the exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the exchange values assigned in the exchange to certain assets contributed by affiliates of your partnership's general partner were too high in comparison to the exchange values assigned to the Newkirk partnerships, that the option arrangement relating to your partnership's potential acquisition in the future of the T-2 Certificate was unfair to limited partners and that the disclosure document used in connection with the exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have the action classified as a class action as well as compensatory and punitive damages in an unspecified amount. Class action discovery and briefing is underway but there has not yet been discovery on the merits.

      On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. against, among others, the general partners of Eastgar and the Newkirk Group. Your partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and a declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness. In order to avoid the expenses, distraction and uncertainties of litigation, and without conceding their view that the allegations of the complaint are without merit, the defendants entered into an agreement in principle to settle the litigation for a $137,500 payment by the defendants other than Eastgar. After payment of attorneys' fees and expenses, the remaining balance would be distributed to Eastgar's limited partners other than your partnership or its affiliates. The settlement also fixes the management fees to be charged to Eastgar, subject to any changes that Eastgar may approve in the future consistent with its fiduciary duty. The settlement is subject to the approval of the court after notice to the limited partners of Eastgar.


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

ITEM 9. MARKET FOR AND DISTRIBUTIONS ON LIMITED PARTNERSHIP UNITS AND RELATED SECURITY HOLDER MATTERS

General

      There is no established public trading market for the units. As of June 30, 2003, there were 1,365 holders of record of units. In addition, as of June 30, 2003, there were no units that could be sold pursuant to Rule 144 under the Securities Act, or that your partnership has agreed to register under the Securities Act for sale by unit holders, and there were no units that are being, or have been publicly proposed to be, publicly offered by your partnership. [confirm]

Rights to Acquire Units

      Under an option agreement between your partnership and NK-CR Holdings LLC and Holdings Subsidiary LLC, your partnership has the right to acquire T-Two Partners, L.P. in January 2008 in exchange for units, and NK-CR Holdings LLC and Holdings Subsidiary LLC have the right to cause your partnership to acquire T-Two Partners, L.P. in December 2007 in exchange for units. The number of units issuable upon your partnership's acquisition of the T-2 Certificate will be based on the relative values of your partnership and the T-2 Certificate as provided in the option agreement and is generally calculated as described immediately below.

      The value of the T-2 Certificate at the time of the contribution will be determined by (i) adding: (a) the actual balance of the contract right notes at such time; (b) the reserve funds held by the grantor trust or held by the holder of the subordinate mortgage interests at such time; and (c) the value of foreclosed properties held by the grantor trust or the holder of the subordinate mortgage interests at such time (which value shall be deemed equal to such properties' allocable share of the scheduled balance on the contract right notes at the time of the contribution had such foreclosure not occurred); and (ii) subtracting: (a) the balance owed on the T-1 Certificate at such time, if any;
(b) the amount, if any, owed by the grantor trust at such time to the trustee, servicer or other third parties, and (c) the amount of any other liabilities (other than contingent liabilities) of the holder of the subordinate mortgage interests at such time.

      The number of units issuable upon exercise of the Newkirk group's right to require your partnership to purchase the T-2 Certificate will equal 100% of the quotient obtained by dividing (i) the value of the T-2 Certificate (determined in accordance with the above) by (ii) the per unit value of your partnership (determined by dividing your partnership's value determined in accordance with the above by the number of outstanding units on a fully diluted basis at the time of exercise). The number of units issuable upon exercise of your partnership's right to purchase the T-2 Certificate will equal 115% of the quotient obtained by dividing (i) the value of the T-2 Certificate (determined in accordance with the above) by (ii) the per unit value of the your partnership (determined in accordance with the above).

      Your partnership currently estimates that, if your partnership exercises its option to acquire the T-2 Certificate in January 2008, 3,439,723 units of limited partnership interest in your partnership would be issued upon exercise of the option. It is also currently estimated that 2,991,063 units would be issued in December 2007 if your partnership was required at that time to acquire the T-2 Certificate. Based on the currently outstanding units and the foregoing estimates, the exercise of the option would increase the percentage of outstanding units owned by affiliates of your partnership's general partner to 86.95% in January 2008 and 86.32% in December 2007. The estimates assume that
(i) all scheduled debt service payments are made on the contract right notes,
(ii) no new assets are acquired and no additional units are issued, (iii) your partnership does not make any further distributions of sales or financing proceeds, (iv) your partnership has no cash assets at the time of the acquisition of the T-2 Certificate, (v) there are no liens on the T-2 Certificate, (vi) the reserve fund earns interest at 2% per annum, (vii) no new debt is incurred and (viii) the loan with Fleet National Bank is refinanced on the same terms so that it does not mature prior to the option exercise date. See "ITEM 1. BUSINESS - Description of Assets - The Subordinate Mortgage Interests." A copy of the option agreement is attached as Exhibit 10.3 to this Form 10. Your partnership currently estimates that if your partnership were to exercise the option in January 2008, 3,439,723 units would be issued at that time. It is also estimated that if NK-CR Holdings LLC and Holdings Subsidiary LLC exercised the option in December 2007, your partnership would be required to issue 2,991,063 units.

      Except as provided above and under "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - Acquisition of Limited Partnership Interests", as of June 30, 2003, there were no options or warrants to purchase units in your partnership.

Distributions

      Since January 1, 2002 your partnership has made the following distributions aggregating approximately $225,923,000.

                   Date                          Per Unit Distribution
                   ----                          ---------------------

                   2/02                                $30.31 (1)
                   4/02                                  $.50
                   7/02                                  $.65
                   10/02                                 $.70
                   2/03                                  $.75
                   4/03                                $ 2.22 (2)
                   5/03                                  $.80
                   8/03                                  $.85

----------
(1) This distribution represented proceeds received from the $225,000,000 loan obtained from Fleet National Bank. The consent solicitation statement sent to limited partners in the Newkirk partnerships in respect of the exchange had disclosed that your partnership was attempting to obtain the Fleet loan and that there would be a substantial distribution of the loan proceeds.

(2) This distribution represents proceeds from the sale of your partnership's property that was leased to Kaiser Aluminum.

      Your partnership currently anticipates making regular quarterly distributions in respect of your partnership's operations as well as special distributions in respect of future property sales. However, future distributions are dependent upon many factors, including your partnership's earnings, capital requirements, property sales, financial condition and available cash flow. In this regard, your partnership's Fleet loan requires your partnership to maintain liquid assets of at least $5,000,000 and a minimum consolidated net worth equal to the greater of 300% of the outstanding balance of the loan or $675,000,000. In addition, under the terms of the loan, your partnership is prohibited from making distributions if its unconsolidated debt service coverage ratio falls below 2.0 during the initial period of the loan or 2.25 during the extension periods. These and other restrictions relating to the Fleet loan that are discussed above under "ITEM 1. BUSINESS - Description of Indebtedness" could impact your partnership's ability to make dividends in the future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

      As part of the exchange, which took place on January 1, 2002, each Newkirk partnership was merged with and into a separate newly formed limited partnership that is wholly owned by your partnership, as a result of which your partnership became the owner of the properties and other assets previously owned by the Newkirk partnerships, subject to the liabilities of such partnerships. In addition, as part of the exchange, the Newkirk Group contributed to your partnership various assets directly related to the management or capital structure of the Newkirk partnerships and to other partnerships that are managed by affiliates of your partnership's general partner.

      As a result of the exchange, the outstanding limited and general partnership interests in the Newkirk partnerships held by "accredited investors" (as that term is defined pursuant to Regulation D under the Securities Act) were converted into the right to receive units. Limited partners in Newkirk partnerships who were not "accredited investors" received a one-time cash payment in exchange for their limited partnership interests. The Newkirk Group was also allocated units in respect of each of the assets that they contributed to your partnership at the time of the exchange. Units were also issued to limited partners in one other limited partnership affiliated with the Newkirk partnerships who were accredited investors and who elected to receive units in exchange for their limited partnership interests in such partnership.

      An aggregate of 6,121,990 units were issued as part of the exchange. The units were offered and issued in reliance on the exemption from registration provided by Section 4(2) and Regulation D under the Securities Act. Units were only issued to those persons who your partnership reasonably believed were accredited investors as defined in Regulation D. An aggregate of $9,675,367 was paid to the 108 investors who represented that they were not "accredited investors".

      In January 2003, your partnership issued 317,813 units to the Newkirk Group in exchange for a contribution of limited partnership interests in various partnerships that own net-leased properties. See "ITEM 1. BUSINESS - Recent Developments" and "ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - THE EXCHANGE". These units were issued in reliance on an exemption from registration under the Securities Act provided by Section 4(2) thereof.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

General

      Holders of units hold limited partnership interests in your partnership, and all holders of units are entitled to share in cash distributions from, and in the profits and losses of, your partnership. Limited partners have no redemption rights.

      Your partnership's partnership agreement currently authorizes your partnership's general partner to cause your partnership from time to time to issue additional units in one or more classes, or one or more series of any such classes, with such designations, preferences and relative rights and duties as your partnership's general partner may determine.

      The units have not been registered pursuant to the Securities Act or state securities laws and have not been listed on any exchange or quoted on any national market system. The partnership agreement imposes certain restrictions on the transfer of units, as described below.

      The following description is a summary of the material provisions of the partnership agreement. It does not restate the partnership agreement in its entirety. A copy of the partnership agreement is filed as Exhibit 4.1 to this Form 10. Capitalized terms used in this section for which no definition is provided are defined in the partnership agreement.

Organization

      Your partnership was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") to facilitate the exchange. Your partnership has perpetual existence.

      MLP GP LLC, the general partner of your partnership, has no economic interest in your partnership.

Purposes, Business and Management

      The purposes and business of your partnership are (i) to directly or indirectly invest in, acquire, own, hold, manage, operate, sell, exchange and otherwise dispose of interests in real estate and assets related to real estate and (ii) to otherwise engage in any lawful act or activity for which limited partnerships may be formed under the laws of the State of Delaware and to conduct such activities and transactions as your partnership's general partner deems necessary or advisable to promote the business of your partnership.

      Your partnership's general partner is authorized, in general, to perform all acts necessary or appropriate to carry out the purposes and to conduct the business of your partnership, including the issuance of additional units or other securities of your partnership, to which the limited partners are not required to consent. No limited partner may take part in the operation, management or control of the business of your partnership.

      The authority of your partnership's general partner is limited in certain respects. Your partnership's general partner is prohibited, without the consent of unitholders owning more than 50% of the outstanding units, from, among other things, selling or otherwise disposing of all or substantially all of your partnership's assets, dissolving your partnership or making certain amendments to your partnership's partnership agreement.

      The partnership agreement incorporates provisions requiring that the income and assets of your partnership comply with certain income and asset tests applicable to real estate investment trusts under the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Removal of Your Partnership's General Partner

      Your partnership's general partner may be removed by the written consent of unitholders owning more than 50% of the outstanding units. Upon the removal of your partnership's general partner, unitholders, by majority vote, will be obligated to elect a successor general partner of your partnership to continue the business of your partnership.

Ability to Engage in Other Business

      Your partnership's general partner, its affiliates and their employees may have other business interests and engage in other activities and are not required to manage your partnership as their sole and exclusive function.

Transactions With the Newkirk Group

      Your partnership may enter into transactions with, and obtain services from, affiliates of the Newkirk Group, provided your partnership's general partner has reasonably determined that the terms of such transactions are fair to your partnership and comparable to those that could be obtained from unaffiliated third parties.

Exculpation and Indemnification of Your Partnership's General Partner and Control Persons

      The partnership agreement generally provides that your partnership's general partner, its manager and certain persons who may be deemed to control your partnership's general partner will be exculpated from liability and indemnified for losses they may incur in connection with acting in such capacities.

Distributions; Allocations of Income and Loss

      Distributions are allocated to unitholders based on their ownership of units. No distributions will be made to your partnership's general partner. Book income and loss are allocated to unitholders based on their ownership of units. Special allocation rules affect the allocation of taxable income and loss.

      The Delaware Act contains a number of provisions dealing with partnership finance that are summarized below. A partnership generally may not make distributions that would cause the partnership's liabilities to exceed the fair value of the partnership's assets. A limited partner who knowingly receives a distribution in violation of that restriction will be liable to the limited partnership for the amount of the distribution. However, a limited partner that receives a distribution will have no liability to the limited partnership for the amount of the distribution after the expiration of three years from the date of the distribution. A limited partner may be compelled to accept a distribution of any asset in kind from a limited partnership to the extent that the percentage of the asset distributed is equal to the percentage in which the partner shares in distributions from the limited partnership. In addition, the defense of usury is not available for any partner of a limited partnership for any obligation of that partner to the limited partnership.

Amendment of the Partnership Agreement

      Except as described below, amendments to your partnership agreement must be approved by your partnership's general partner and holders of a majority of the outstanding units. Your partnership's general partner may make amendments to your partnership agreement without the consent of unitholders, if such amendments are necessary or appropriate: (i) to reflect a change in the name or location of the principal office of your partnership; (ii) to reflect the admission, substitution, termination, or withdrawal of unitholders in accordance with the partnership agreement; (iii) to reflect a change that is of an inconsequential nature and does not adversely affect unitholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under your partnership agreement that will not be inconsistent with law or with the provisions of your partnership agreement; (iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law; (v) to make any change required or contemplated by your partnership agreement; (vi) to amend any provisions requiring any action by your partnership's general partner if applicable provisions of the Delaware Act related to your partnership are amended or changed so that such action is no longer necessary; or (vii) to authorize your partnership to issue units in one or more additional classes, or one or more series of classes, with any designations, preferences and relative, participating, optional or other special rights as shall be fixed by your partnership's general partner.

Consent

      Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of unitholders or without a meeting if requisite consents are obtained. Consent of a unitholder to a proposal made by your partnership's general partner shall be deemed to have been given if within the time period in which consents to such proposal are solicited such unitholder has not responded in writing with respect to such proposal.

      The partnership agreement does not provide for annual meetings of unitholders, and your partnership's general partner does not anticipate calling such meetings.

Books and Reports

      Your partnership's general partner is required to keep complete and accurate books with respect to your partnership's business at the principal office of your partnership. The books are maintained for financial accounting purposes on the accrual basis, in accordance with generally accepted accounting principles. The fiscal year of your partnership is the calendar year. Unitholders are entitled to have access to the books and certain other records of your partnership at reasonable times upon reasonable notice to your general partner, subject to certain limitations including those intended to protect confidential business information.

      Your partnership will use reasonable efforts to furnish to unitholders, within 90 days after the close of each taxable year, the information reasonably required by unitholders for the preparation of their federal and state income tax returns.

Transfers or Assignments of Units

      No transfer or assignment of units, or any interest therein, will be recognized by your partnership without the prior written consent of your partnership's general partner, which consent will not be unreasonably withheld. Your partnership's general partner currently intends to permit on an annual basis transfers of up to 2% of the outstanding units (a maximum of 126,389 units based upon the current number of units outstanding), but not less than an aggregate of 6% of the outstanding units (exclusive of units held by the Newkirk Group) for unitholders other than members of the Newkirk Group. The transferee must be an accredited investor and represent that the units are being acquired for his own account and for investment purposes. Transfers of units to and from a unitholder's estate will also be permitted. The foregoing limitations are subject to change if there is a change in the ownership of units by the Newkirk Group or if applicable safe harbors for avoiding publicly-traded partnership status under the Code and Treasury Regulations are changed.

ITEM 12. INDEMNIFICATION OF MANAGERS AND OFFICERS

      Except as specifically provided in the Delaware Act, your partnership's general partner is liable for our obligations in the same manner as a partner would be liable in a partnership without limited partners to persons other than the partnership and the other partners. Generally speaking, any such partner is fully liable for any and all of the debts or other obligations of the partnership as and to the extent the partnership is either unable or fails to meet such obligations. Thus, the assets of your partnership's general partner may be reached by our creditors to satisfy our obligations or other liabilities, other than non-recourse liabilities, to the extent our assets are insufficient to satisfy such obligations or liabilities.

      The Delaware Act provides that: "Subject to such standards and restrictions, if any, as set forth in its partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever."

      In general, the partnership agreement provides for indemnification of each Indemnitee (as hereinafter defined) to the fullest extent available under law, against any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements, and other amounts that relate to the exchange or the operations of your partnership in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Generally, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by your partnership in advance of the final disposition of the proceeding. In general, an "Indemnitee" is (i) any person made a party to a proceeding by reason of (A) his or its status as your partnership's general partner (i.e., MLP GP LLC) or its manager (i.e., Newkirk MLP Corp.), or as a director, officer, shareholder or member of your partnership, your partnership's general partner or its manager, (B) his or its status as the general partner of a Newkirk partnership, or as a director, officer, shareholder or member of a Newkirk partnership or its general partner, and (C) his or its liabilities pursuant to a loan guarantee or otherwise for any indebtedness to your partnership or any of its subsidiaries, and (ii) such other persons (including affiliates of your partnership's general partner) as your partnership's general partner may designate from time to time (whether before or after the event giving rise to potential liability) in its sole and absolute discretion.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See "Index to Financial Statements" below.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective September 30, 2002, your partnership dismissed its prior Independent Auditors, Deloitte & Touche LLP (the "Prior Auditors"). The Prior Auditors auditors' report on the consolidated balance sheet of the Predecessor Entity as of December 31, 2001, and the related statements of operations, partner's equity and cash flows for each of the two years in the period ended December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change Independent Auditors was approved by your partnership's general partner. During calendar year ended 2001 and 2000 and through September 30, 2002, there were no disagreements between your partnership and the Prior Auditors on any matter or accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

Effective October 10, 2002, your partnership engaged Imowitz, Koenig & Co., LLP as its Independent Auditors. Your partnership did not consult Imowitz Koenig & Co., LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K prior to October 10, 2002.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Financial Statements

            See "Index to Financial Statements" below.

      (b)   Exhibits

Exhibit No.                            Description
-----------                            -----------

   *2.1 Agreement and Plan of Merger between the Newkirk Master Limited Partnership and each of the Merger Partnerships set forth on Schedule A, dated December 6, 2001.

   *2.2 Assignment and Assumption Agreement by and between Newkirk Stock LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and VNK Corp. dated as of December 26, 2001.

   *2.3 Assignment and Assumption Agreement by and between Newkirk Eastgar LLC, Newkirk Partner Interest LLC, The Newkirk Master Limited Partnership and Newkirk MLP Unit LLC dated as of December 26, 2001.

   *2.4 Assignment and Assumption Agreement by and between Vornado Realty L.P., Vornado Newkirk L.L.C., The Newkirk Master Limited Partnership, and Newkirk MLP Unit LLC, dated as of December 26, 2001.

   *2.5 Assignment and Assumption Agreement between Newkirk RE Associates LLC, The Newkirk Master Limited Partnership, Newkirk RE Holdings and Vornado Newkirk L.L.C. dated as of December 26, 2001.

   *2.6 Assignment and Assumption Agreement by and between Newkirk Associates LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and Vornado Newkirk L.L.C. dated as of December 26, 2001.

   *2.7 Agreement and Plan of Merger by and between The Newkirk Master Limited Partnership, Lanmar Associates Limited Partnership and Newkirk Lanmar L.P., dated as of December 6, 2001.

   *3. Certificate of Limited Partnership of the Newkirk Master Limited Partnership.

   *4.1 Agreement of Limited Partnership of The Newkirk Master Limited Partnership, by and among MLP GP LLC, Newkirk Manager Corp. and all other persons who shall, pursuant to the Exchange or otherwise become limited partners of the Partnership, dated as of October 23, 2001.

   *4.2 Additional provisions incorporated by reference into the Agreement of Limited Partnership of the Newkirk Master Limited Partnership.

   *4.3         Limited Liability Agreement of MLP GP LLC.

   *10.1 Amended and Restated Cash Participation Agreement, dated as of January 1, 2002, by and among Newkirk GP LLC, Newkirk Capital LLC, Newkirk RE Associates LLC, Newkirk Stock LLC, Newkirk Associates LLC, Vornado Realty L.P., Vornado Newkirk L.L.C., VNK Corp., on the one hand, and Administrator LLC, as agent for itself and as agent for the persons listed on Schedule A thereto.

   *10.2 Amended and Restated Pledge Agreement, dated as of January 1, 2002, by and between The Newkirk Master Limited Partnership and Administrator LLC, for itself and as agent for the parties listed on Schedule A thereto.

   *10.3 Put-Call Option Agreement, dated as of January 1, 2002, by and among The Newkirk Master Limited Partnership,, NK-CR Holdings LLC and Holdings Subsidiary LLC.

   *10.4 Asset Management Agreement dated as of January 1, 2002, by and between Newkirk Asset Management LLC and Winthrop Financial Associates.

   *10.5 Loan Agreement, dated January 30, 2002, among The Newkirk Master Limited Partnership and Fleet National Bank and the lenders party thereto.

   *10.6 Promissory Note, dated as of January 30, 2002, by The Newkirk Master Limited Partnership in favor of Fleet National Bank.

   *10.7 Security Agreement, dated as of January 30, 2002, between The Newkirk Master Limited Partnership and Fleet National Bank.

   *10.8 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership, Newkirk GP Holding LLC and General Partners of Participating Limited Partnerships to Fleet National Bank.

   *10.9 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

   *10.10 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

   *10.11 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

   10.12 Indemnity Agreement, dated as of January 30, 2002, among Newkirk NL Holdings, LLC, Newkirk MLP Corp., Vornado Realty, L.P., Vornado Newkirk, LLC, VNK Corp., Apollo Real Estate Fund III, L.P., The Newkirk Master Limited Partnership and Fleet National Bank.

   **16         Letter from Deloitte & Touche LLP.

   *21          List of subsidiaries of the Registrant.

----------
*     Previously filed as an Exhibit to Form 10 filed on April 30, 2003.
**    To be filed by amendment.

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 10, 2003

                                          THE NEWKIRK MASTER LIMITED PARTNERSHIP

                                          By: MLP GP LLC, its General Partner

                                          By: Newkirk MLP Corp., its Manager


                                          By: /s/ Peter Braverman
                                              -------------------
                                          Name:  Peter Braverman
                                          Title: Executive Vice President

                                  Exhibit Index

Exhibit                               Description
-------                               -----------

 *2.1 Agreement and Plan of Merger between the Newkirk Master Limited Partnership and each of the Merger Partnerships set forth on Schedule A, dated December 6, 2001.

 *2.2 Assignment and Assumption Agreement by and between Newkirk Stock LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and VNK Corp. dated as of December 26, 2001.

 *2.3 Assignment and Assumption Agreement by and between Newkirk Eastgar LLC, Newkirk Partner Interest LLC, The Newkirk Master Limited Partnership and Newkirk MLP Unit LLC dated as of December 26, 2001.

 *2.4 Assignment and Assumption Agreement by and between Vornado Realty L.P., Vornado Newkirk L.L.C., The Newkirk Master Limited Partnership, and Newkirk MLP Unit LLC, dated as of December 26, 2001.

 *2.5 Assignment and Assumption Agreement between Newkirk RE Associates LLC, The Newkirk Master Limited Partnership, Newkirk RE Holdings and Vornado Newkirk L.L.C. dated as of December 26, 2001.

 *2.6 Assignment and Assumption Agreement by and between Newkirk Associates LLC, The Newkirk Master Limited Partnership, Newkirk NL Holdings LLC and Vornado Newkirk L.L.C. dated as of December 26, 2001.

 *2.7 Agreement and Plan of Merger by and between The Newkirk Master Limited Partnership, Lanmar Associates Limited Partnership and Newkirk Lanmar L.P., dated as of December 6, 2001.

 *3.            Certificate of Limited Partnership of the Newkirk Master Limited
                Partnership.

 *4.1 Agreement of Limited Partnership of The Newkirk Master Limited Partnership, by and among MLP GP LLC, Newkirk Manager Corp. and all other persons who shall, pursuant to the Exchange or otherwise become limited partners of the Partnership, dated as of October 23, 2001.

 *4.2 Additional provisions incorporated by reference into the Agreement of Limited Partnership of the Newkirk Master Limited Partnership.

 *4.3           Limited Liability Agreement of MLP GP LLC.

 *10.1 Amended and Restated Cash Participation Agreement, dated as of January 1, 2002, by and among Newkirk GP LLC, Newkirk Capital LLC, Newkirk RE Associates LLC, Newkirk Stock LLC, Newkirk Associates LLC, Vornado Realty L.P., Vornado Newkirk L.L.C., VNK Corp., on the one hand, and Administrator LLC, as agent for itself and as agent for the persons listed on Schedule A thereto.

 *10.2 Amended and Restated Pledge Agreement, dated as of January 1, 2002, by and between The Newkirk Master Limited Partnership and Administrator LLC, for itself and as agent for the parties listed on Schedule A thereto.

 *10.3 Put-Call Option Agreement, dated as of January 1, 2002, by and among The Newkirk Master Limited Partnership,, NK-CR Holdings LLC and Holdings Subsidiary LLC.

 *10.4 Asset Management Agreement dated as of January 1, 2002, by and between Newkirk Asset Management LLC and Winthrop Financial Associates.

 *10.5 Loan Agreement, dated January 30, 2002, among The Newkirk Master Limited Partnership and Fleet National Bank and the lenders party thereto.

 *10.6 Promissory Note, dated as of January 30, 2002, by The Newkirk Master Limited Partnership in favor of Fleet National Bank.

 *10.7 Security Agreement, dated as of January 30, 2002, between The Newkirk Master Limited Partnership and Fleet National Bank.

 *10.8 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership, Newkirk GP Holding LLC and General Partners of Participating Limited Partnerships to Fleet National Bank.

 *10.9 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

 *10.10 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

 *10.11 Ownership Interest Pledge and Security Agreement, dated as of January 30, 2002, from The Newkirk Master Limited Partnership to Fleet National Bank.

 10.12 Indemnity Agreement, dated as of January 30, 2002, among Newkirk NL Holdings, LLC, Newkirk MLP Corp., Vornado Realty, L.P., Vornado Newkirk, LLC, VNK Corp., Apollo Real Estate Fund III, L.P., The Newkirk Master Limited Partnership and Fleet National Bank.

 **16           Letter from Deloitte & Touche LLP.

 *21            List of subsidiaries of the Registrant.

----------
*     Previously filed as an Exhibit to Form 10 filed on April 30, 2003.
**    To be filed by amendment.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                                      INDEX

                                                                                                    Page
                                                                                                    ----
INDEPENDENT AUDITORS' REPORT AS OF AND FOR THE YEAR ENDED
     DECEMBER 31, 2002                                                                              F - 1

INDEPENDENT AUDITORS' REPORT AS OF AND FOR THE YEARS ENDED
     DECEMBER 31, 2001 AND 2000 (PREDECESSOR)                                                       F - 2

FINANCIAL STATEMENTS

Consolidated Balance Sheet at December 31, 2002 and Combined Consolidated Balance
      Sheet at December 31, 2001 (Predecessor)                                                      F - 3

Consolidated Statement of Operations for the Year Ended December 31, 2002 and
     Combined Consolidated Statements of Operations for the Years Ended
     December 31, 2001 and 2000 (Predecessor)                                                       F - 4

Consolidated Statement of Partners' Equity for the Year Ended December 31, 2002
     and Combined Consolidated Statements of Members' Capital for the Years Ended
     December 31, 2001 and 2000 (Predecessor)                                                       F - 5

Consolidated Statement of Cash Flows for the Year Ended December 31, 2002 and
     Combined Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2001 and 2000 (Predecessor)                                                  F - 6 to F - 8

Notes to Consolidated Financial Statements                                                     F - 9 to F - 26

Unaudited Consolidated Balance Sheet at June 30, 2003                                              F - 27

Unaudited Consolidated Statements of Operations for the six months ended
   June 30, 2003 and 2002                                                                          F - 28

Unaudited Consolidated Statement of Partners' Equity for the six months ended
   June 30, 2003                                                                                   F - 29

Unaudited Consolidated Statements of Cash Flows for the six months ended
   June 30, 2003 and 2002                                                                     F - 30 to F - 31

Notes to Unaudited Consolidated Financial Statements                                          F - 32 to F - 37

                          Independent Auditors' Report

To the Partners of
The Newkirk Master Limited Partnership

We have audited the accompanying consolidated balance sheet of The Newkirk Master Limited Partnership (a Delaware limited partnership) (the "Partnership") as of December 31, 2002 and the related consolidated statements of operations, partners' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


                                                   /s/ Imowitz Koenig & Co., LLP

New York, New York
January 31, 2003

INDEPENDENT AUDITORS' REPORT

To the Members of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC:

We have audited the accompanying combined consolidated balance sheet of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC and subsidiaries (the "Predecessor Company") as of December 31, 2001, and the related combined consolidated statements of operations, changes in members' capital, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements and financial statement schedule are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2001, and the results of their operations and their cash flows for the each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 11, 2002

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                                 (In thousands)

                                                                                                   December 31,
                                                                                               2002            2001
                                                                                           -----------     -----------
                                                                                          (Consolidated)   Predecessor
                                                                                                            (Combined
                                                                                                          Consolidated)
ASSETS

Real estate investments:
      Land                                                                                 $    37,904     $    21,926
      Land estates                                                                              54,524          30,026
      Buildings and improvements                                                             1,624,140       1,338,470
                                                                                           -----------     -----------

         Total real estate investments                                                       1,716,568       1,390,422

      Less accumulated depreciation and amortization                                          (512,678)       (389,101)
                                                                                           -----------     -----------

         Real estate investments, net                                                        1,203,890       1,001,321

Real estate held for sale, net of accumulated depreciation of $61,027 and $60,545              105,331         112,874

Cash and cash equivalents, of which $8,109 and $6,817 is restricted                             33,452          21,272
Receivables and deferred rental income                                                          77,855          75,984
Equity investments in limited partnerships                                                          --          21,210
Investment in contract right mortgages                                                              --         120,097
Deferred costs, net of accumulated amortization of $26,656 and $24,540                          24,418          62,837
Other assets                                                                                    29,387          60,336
Other assets of discontinued operations                                                          2,290             991
                                                                                           -----------     -----------

         Total Assets                                                                      $ 1,476,623     $ 1,476,922
                                                                                           ===========     ===========

LIABILITIES, MINORITY INTERESTS AND EQUITY

Liabilities:

Mortgage notes and accrued interest payable (including $13,964 and $0                      $   717,968     $   650,954
      to a related party)
Note payable                                                                                   221,650              --
Contract right mortgage notes and accrued interest payable (including $223,183
       and $17,338 to related parties)                                                         425,441         438,672
Loan payable                                                                                        --         111,362
Accounts payable and accrued expenses                                                           10,467           7,936
Liabilities of discontinued operations                                                         105,500         121,598
                                                                                           -----------     -----------

         Total Liabilities                                                                   1,481,026       1,330,522

Contingencies

Minority interests                                                                             (29,096)       (111,118)
Members' capital                                                                                    --         257,518
Partners' equity (6,116,578 limited partnership units outstanding at December 31, 2002)         24,693              --
                                                                                           -----------     -----------

         Total Liabilities, Minority Interests and Equity                                  $ 1,476,623     $ 1,476,922
                                                                                           ===========     ===========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                  (In thousands, except unit and per unit data)

                                                                          2002            2001            2000
                                                                          ----            ----            ----
                                                                                      Predecessor     Predecessor
                                                                      -----------     -----------     -----------
                                                                     (Consolidated)    (Combined       (Combined
                                                                                     Consolidated)    Consolidated)
Revenue:
      Rental income                                                   $   278,325     $   242,346     $     6,656
      Interest income                                                       3,298          21,721          21,018
      Management fees                                                         762           1,573           7,879
                                                                      -----------     -----------     -----------

         Total revenue                                                    282,385         265,640          35,553
                                                                      -----------     -----------     -----------

Expenses:
      Interest (including $13,322, $2,475, and $2,475 to
         related parties respectively)                                    118,351         104,989          16,196
      Depreciation                                                         29,874          33,168             330
      General and administrative (including $1,800, $3,000 and              8,804           8,088           7,396
          $3,000 respectively to related parties)
      Amortization                                                          4,286          13,534           5,609
      Ground rent                                                           3,237           3,253              --
      Federal and state income taxes                                          842           2,918           1,909
                                                                      -----------     -----------     -----------

         Total expenses                                                   165,394         165,950          31,440
                                                                      -----------     -----------     -----------

Income from continuing operations before equity in income
      from limited partnerships and minority interest                     116,991          99,690           4,113

      Equity in income from limited partnerships                               --           7,649          39,771
      Minority interest                                                    (8,117)        (65,181)         (3,503)
                                                                      -----------     -----------     -----------

Income from continuing operations                                         108,874          42,158          40,381
                                                                      -----------     -----------     -----------

Discontinued operations:
      Income from discontinued operations                                  14,971          10,389              --
      Loss on disposal of real estate from discontinued operations           (983)         (2,936)             --
                                                                      -----------     -----------     -----------

         Net income from discontinued operations                           13,988           7,453              --
                                                                      -----------     -----------     -----------

Net income                                                            $   122,862     $    49,611     $    40,381
                                                                      ===========     ===========     ===========

Income from continuing operations per limited partnership unit        $     17.79
Income from discontinued operations per limited partnership unit             2.29
                                                                      -----------

Net income per limited partnership unit                               $     20.08
                                                                      ===========

Distributions per limited partnership unit                            $     32.16
                                                                      ===========

Weighted average limited partnership units                              6,119,942
                                                                      ===========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                        (In thousands, except unit data)

                                                    Limited
                                                  Partnership         Partners'
                                                     Units             Equity
                                                  -----------        ----------

Equity Contributions                               6,121,990         $   98,893

Distributions                                             --           (196,880)

Limited partner buyouts                               (5,412)              (182)

Net income                                                --            122,862
                                                  ----------         ----------

Balance at December 31, 2002                       6,116,578         $   24,693
                                                  ==========         ==========

        PREDECESSOR COMBINED CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001
                                 (In thousands)

                                                   Members'
                                                    Capital
                                                   ---------

Balance at January 1, 2000                         $ 176,595

Contributions                                            560

Distributions                                         (7,574)

Net income                                            40,381
                                                   ---------

Balance at December 31, 2000                         209,962

Contributions                                          5,329

Distributions                                         (7,384)

Net income                                            49,611
                                                   ---------

Balance at December 31, 2001                       $ 257,518
                                                   =========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (In thousands)

                                                                        2002            2001            2000
                                                                        ----            ----            ----
                                                                                    Predecessor     Predecessor
                                                                   -----------      -----------     -----------
                                                                  (Consolidated)     (Combined       (Combined
                                                                                   Consolidated)    Consolidated)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                           $ 122,862       $  49,611       $  40,381
Adjustments to reconcile net income to net cash
   provided by operating activities:
       Amortization of deferred costs and land estates                   9,819              --           5,939
       Depreciation expense                                             34,023          46,702              --
       Net gain from early extinguishment of debt                       (6,282)             --              --
       Loss on sales of real estate                                        983              --              --
       Amortization of discount on contract rights                          --         (13,190)        (11,077)
       Amortization of discount on mortgage loans                           --            (159)           (611)
       Gain on sale of assets                                               --            (147)           (338)
       Minority interest expense                                         8,117          65,181           3,503
       Equity in income of limited partnerships                             --          (7,649)        (39,771)

Changes in operating assets and liabilities:
       Accounts receivable, prepaid expenses and other assets               --           9,901             782
       Notes receivable and accrued interest                                --          (3,707)            (55)
       Other assets related to consolidated limited partnerships            --           3,306            (674)
       Income taxes payable                                                 --            (501)            727
       Increase in receivables and deferred rental income               (1,100)             --              --
       Decrease in accounts payable and accrued expenses               (16,698)         76,635             173
       Decrease in accrued interest-mortgages and contract rights      (13,276)                             --
       Decrease in other assets                                          5,044                              --
       Other liabilities                                                    --           7,836          (3,028)
                                                                     ---------       ---------       ---------

           Net cash provided by (used in) operating activities         143,492         233,819          (4,049)
                                                                     ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

Cash related to formation of partnership                                10,776              --              --
Proceeds from sales of real estate or other assets                       3,208              --           1,087
Land building and improvement additions                                 (2,904)         (2,297)         (6,506)
Investment in contract rights                                               --            (284)          2,624
Proceeds from sales of contract rights                                      --             542           3,982
Advances to related parties                                                 --          (3,213)        (20,046)
Cash related to previously unconsolidated limited partnerships              --          21,235             958
Lease commissions                                                           --              --            (129)
Distributions received from limited partnerships                            --           1,848           9,368
Deposits on operating partnership units                                     --            (418)           (549)
Sale of limited partnership interests                                       --              --           3,230
Investment in limited partnership interests                                 --        (102,480)        (17,772)
                                                                     ---------       ---------       ---------

           Net cash provided by (used in) investing activities          11,080         (85,067)        (23,753)
                                                                     ---------       ---------       ---------

                                                                     (Continued)

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (In thousands)
                                   (continued)

                                                                      2002           2001           2000
                                                                                 Predecessor    Predecessor
                                                                 -----------     -----------    -----------
                                                                (Consolidated)    (Combined      (Combined
                                                                                 Consolidated)  Consolidated)
CASH FLOWS FROM FINANCING ACTIVITIES:

Satisfaction of mortgage loans                                     $(138,873)     $      --      $      --
Satisfaction of contract right loans and accrued interest            (53,436)            --             --
Principal payments of mortgage notes payable                        (121,502)      (114,103)       (11,869)
Principal payments of note payable                                    (3,350)        (7,838)            --
Principal payments of contract right mortgage notes payable           (1,001)            --             --
Mortgage prepayment penalties                                         (4,710)            --             --
Proceeds from new debt                                               411,403         35,812          6,000
Contributions from members                                                --          5,329            560
Distributions to partners/members                                   (196,880)        (7,384)        (7,574)
Limited partner buyouts                                                 (182)         1,191             --
Distributions to minority interests                                   (1,693)       (45,455)        (1,046)
Deferred costs                                                       (10,896)        (5,088)          (182)
Related party loans                                                       --          1,851         27,009
                                                                   ---------      ---------      ---------

           Net cash (used in) provided by financing activities      (121,120)      (135,685)        12,898
                                                                   ---------      ---------      ---------

Net increase (decrease) in cash and cash equivalents                  33,452         13,067        (14,904)

Cash and Cash Equivalents at Beginning of Year                            --          8,205         23,109
                                                                   ---------      ---------      ---------

Cash and Cash Equivalents at End of Year                           $  33,452      $  21,272      $   8,205
                                                                   =========      =========      =========

Supplemental Disclosure of Cash Flow Information:
       Cash paid for state income taxes                            $     542      $     520      $     512
                                                                   =========      =========      =========
       Cash paid for interest                                      $ 174,488      $ 126,472      $  16,790
                                                                   =========      =========      =========

                       See notes to financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                   (Continued)

Supplemental Information

The combined financial statements of Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC are considered the acquirer and predecessor of the business transferred to the Partnership in connection with the transaction because the members of the combined entity acquired majority control of the businesses transferred to the Partnership.

As of January 1, 2002, balances related to the exchange of Units in the Partnership for the various assets of the combined entity and other contributing unit holders were as follows:

                                                                  2002
                                                             --------------
                                                             (In thousands)

      Real estate, net                                        $ 1,233,756
      Real estate held for sale                                   113,982
      Cash and cash equivalents                                    10,776
      Receivables                                                  78,376
      Deferred costs, net                                          19,957
      Other assets                                                 34,377
      Other assets of discontinued operations                         880
      Mortgage notes payable                                     (776,633)
      Contract right mortgage notes payable                      (325,264)
      Accrued interest                                           (188,567)
      Accounts payable and accrued expenses                       (15,189)
      Liabilities of discontinued operations                     (123,078)
      Minority interest                                            35,520
      Investment in limited partnerships                               --
                                                              -----------
      Partners' equity                                        $    98,893
                                                              ===========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND BUSINESS

      The Newkirk Master Limited Partnership (the "Partnership") was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Partnership's term is perpetual unless it is otherwise dissolved in accordance with the terms of the Partnership's partnership agreement. The Partnership commenced operations on January 1, 2002 following the completion of a transaction (the "Exchange") involving the merger into wholly-owned subsidiaries of the Partnership of 90 limited partnerships, (the "Newkirk Partnerships"), each of which owned commercial properties and the acquisition by the Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. The Partnership was formed to facilitate and consummate the Exchange and for the purpose of addressing the ongoing and future capital needs of the Newkirk Partnerships to invest in, acquire, own, operate, sell, exchange and otherwise dispose of interests in real estate and assets related to real estate and to engage in activities and transactions as the general partner deems necessary or advisable to promote the business of the Partnership.

      As part of the Exchange, each Newkirk Partnership was merged with and into a separate newly-formed limited partnership that is wholly-owned by the Partnership; the Newkirk Partnerships ceased to exist following completion of the merger. Each Newkirk Partnership owned one or more commercial properties that are generally net leased to a single tenant. As a result of the Exchange, the Partnership owns the properties and other assets formerly owned by the Newkirk Partnerships, subject to the liabilities of such partnerships. In addition, as part of the Exchange, the "Newkirk Group" contributed certain assets to the Partnership. The Newkirk Group, which managed the Newkirk Partnerships, is comprised of certain affiliates of Apollo Real Estate Fund III, L.P., affiliates of Vornado Realty Trust and senior executives of Winthrop Financial Associates, a Limited Partnership ("WFA"). At December 31, 2002, the Newkirk Group owned approximately 78% of the Partnership.

      The limited partners of the Partnership consist of former limited partners of the Newkirk Partnerships, former limited partners that elected to participate in the Exchange of an additional limited partnership that was affiliated with the Newkirk Partnerships and affiliates of the Newkirk Group. The general partner of the Partnership is MLP GP LLC, a Delaware limited liability company owned by affiliates of the Newkirk Group. MLP GP LLC does not receive any compensation for managing the Partnership and has no economic interest in the Partnership. WFA, which performed asset management services for the Newkirk Partnerships, performs asset management services for the Partnership.

      At December 31, 2002, the Partnership owned the following:

      (i)   Net-Leased Properties:

      Ownership of 238 commercial properties located throughout the United States of America, each of which is generally net-leased to a single tenant.

      (ii)  Assets Contributed by the Newkirk Group:

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND BUSINESS (Continued)

            (a) 100% of the membership interest in Newkirk GP LLC. Prior to the Exchange, each general partner of the Newkirk Partnerships and certain "Other Partnerships" was indirectly controlled by Newkirk GP LLC. The Other Partnerships consist of 15 partnerships which own commercial net-leased properties and are affiliated with the Partnership. In connection with the Exchange, the Partnership acquired the sole membership interest in Newkirk GP LLC.

            (b) Limited partnership interests in six of the Other Partnerships which represent between 0.5% and 60.5% of the outstanding limited partnership interests in those partnerships.

            (c) A 50.01% interest in Newkirk Capital LLC whose wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management and other services to the Partnership and the Other Partnerships. Prior to the Exchange, Newkirk Asset Management LLC provided these services to the Newkirk Partnerships and the Other Partnerships. Newkirk Capital LLC and Newkirk Asset Management LLC have retained WFA to perform certain of the services provided to the Partnership and the Other Partnerships. The fees payable to Newkirk Asset Management LLC and Newkirk Capital LLC are retained by the Partnership.

            (d) Newkirk Finco LLC, which holds a note receivable from Administrator LLC, a 49.99% owner of Newkirk Capital LLC, valued at $14.9 million at December 31, 2002. Administrator LLC is owned by former principals of the general partners of the Newkirk Partnerships (the "Selling Group").

            (e) The right to acquire T-Two Partners, L.P. in January 2008 from its current owners, affiliates of the Newkirk Group, in exchange for limited partnership units in the Partnership ("Units"). T-Two Partners L.P. owns the T-2 Certificate, which represents an interest in a grantor trust, the mortgage assets of which consist of subordinate mortgage notes secured by the Partnership's real properties as well as other properties owned by other partnerships that are controlled by affiliates of the Partnership's general partner. These mortgage interests are referred to as the "contract rights." The current owners of T-Two Partners, L.P. have the right to cause the Partnership to acquire T-Two Partners, L.P. in December 2007 in exchange for Units. The contract rights (T-Two Partners L.P.) and the Units are to be valued on the exchange date at their fair values.

            (f) Land interests comprised of ground leases, remainder interests or the right to acquire remainder interests in the land underlying certain properties owned by the Partnership and other real estate limited partnerships.

            (g) An interest in NK Leasehold II LLC, which has a leasehold and second mortgage interest in a property owned by the Partnership.

            (h) An interest in NK-Leyden Loan, L.P. and NK-Dautec Loan, L.P., each of which hold an unsecured note of the Partnership.

            (i) Interests in entities which hold a securitized pool of first mortgages on 115 properties owned by the Partnership and four properties owned by other limited partnerships.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND BUSINESS (Continued)

            (j) An interest in a secured, unrecorded second mortgage loan on 27 properties owned by Cenland Associates Limited Partnership, one of the Other Partnerships.

      The Newkirk Group's ownership interest in Newkirk Capital LLC, Newkirk GP LLC and the ownership interest in each Newkirk Partnership's general partner, have been pledged to Administrator LLC to secure a $28 million obligation, due by January 15, 2009, owed to the Selling Group by the Newkirk Group. Credit-worthy affiliates of the Newkirk Group have indemnified the Partnership for any losses that the Partnership may incur as a result of the failure of the Newkirk Group to satisfy such obligation.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation

      The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Partnership and its majority-owned subsidiaries. All significant intercompany transactions, receivables and payables have been eliminated in consolidation. The Partnership considers the guidance of SOP 78-9 in determining whether or not it controls limited partnerships where the Partnership owns less than 50% of limited partnership interests and is also the general partner of the limited partnership. Determination of control is made on a case-by-case basis, taking into account the important rights of the limited partners, such as, the right to replace the general partner or approve the sale or refinancing of the properties. Minority interests relate to the interest in certain partnerships not owned by the Partnership. The Partnership accounts for its investments in partnerships and joint ventures, in which it does not have a controlling interest, using the equity method of accounting. Equity investments are recorded initially at cost and subsequently adjusted for the Partnership's share of the net income or loss and cash contributions to and distributions from these partnerships and joint ventures.

      The Partnership has accounted for the Exchange as an exchange of equity interests between entities under common control and initially recognized the assets and liabilities contributed at the carrying amounts of the contributing entities.

      The Newkirk RE Holdings, LLC and Newkirk NL Holdings, LLC combined financial statements are considered the Predecessor Entity (the "Predecessor Entity"). The Predecessor Entity is considered the accounting acquirer and, accordingly, the combined consolidated balance sheet at December 31, 2001 and combined consolidated operating results for the years ended December 31, 2001 and 2000 reflect the historical financial position and results of operations of the Predecessor Entity. The combined consolidated balance sheet at December 31, 2001 and the combined consolidated operating results for the years ended December 31, 2001 and 2000 are not comparable to the consolidated balance sheet at December 31, 2002 and the consolidated operating results for the year ended December 31, 2002. The Predecessor Entity amounts include assets that were not transferred to the Partnership, and the Partnership's amounts included assets that were contributed to the Partnership by partners other than the Predecessor Entity.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

      Real Estate

      Investments in real estate are stated at historical cost basis less accumulated depreciation and amortization. Depreciation of buildings and improvements is computed on a straight-line basis over their estimated useful lives, which range from five to forty years. Amortization of the land estates is computed on a straight-line basis over the term of the estates, which range from twenty-two to thirty years.

      The Predecessor Entity recorded its acquisition of the Newkirk Partnerships interests as purchase transactions in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16") and Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" ("SFAS 141"). The purchase price for such acquisitions was principally allocated to the real estate and debt acquired as of the date of each of the transactions.

      The Partnership's real estate investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. In such an event, a comparison is made of projected operating cash flows and proceeds from disposition of the real estate on an undiscounted basis to the carrying amount of the real estate. The carrying amount would be adjusted, if necessary, to estimated fair value to reflect impairment in the value of the real estate. Real estate assets for which the Partnership has committed to a plan to sell are reported at the lower of carrying amount or fair value less cost to sell. Real estate assets to be disposed of by other than a sale are reported at the lower of carrying amount or fair value. Preparation of projected cash flows is inherently subjective and is based on the Partnership's best estimate of assumptions concerning expected future conditions.

      The Partnership accounts for properties as held for sale under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which typically occurs upon the commitment to a plan of sale.

      Cash and Cash Equivalents

      The Partnership considers all highly liquid investments with original purchase maturity dates of three months or less to be cash equivalents.

      Restricted Cash

      Restricted cash includes reserves for tenant improvements and debt service established pursuant to the Partnership's note payable agreement.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Concentration of Credit Risk

      Substantially all of the Partnership's cash and cash equivalents consist of money market mutual funds which invest in U.S. Treasury Bills and repurchase agreements with original maturity dates of three months or less.

      The Partnership maintains cash with one banking institution, which amounts at times exceed federally insured limits.

      Interest Rate Protection Agreements

      SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires the recording of all derivative instruments as either assets or liabilities depending on the rights and obligations under the contracts. In addition, all derivative instruments shall be measured at fair value, with the resulting gain or loss being recognized either in earnings or equity in the period of change, depending on whether the contract is designated as a hedge or not. The Partnership invests in interest rate caps in order to cap the maximum interest rate payable on its variable rate debt. The interest rate caps are not designated as hedging instruments, and are measured at fair value, with the resulting gain or loss being recognized in interest expense in the period of change.

      Receivables

      Receivables consist of rent from tenants and other receivables which are deemed collectible by the Partnership. No provision for doubtful accounts was considered necessary based upon the Partnership's evaluation of the collectibility of these amounts.

      Loans Receivable

      The Partnership evaluates the collectibility of both interest and principal of each of its loans, if circumstances warrant, to determine whether it is impaired. A loan is considered to be impaired, when based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan's effective interest rate. Interest on impaired loans is recognized on a cash basis. Loans receivable are included with "other assets" in the accompanying consolidated balance sheets. There are no impaired loans in the accompanying consolidated balance sheets.

      Investments in Debt Securities and Mortgage Loans

      Investments in debt securities are classified as held-to-maturity and reported at amortized cost. Investments in mortgage loans represent first mortgage interests on properties acquired by the Partnership. Mortgage loans receivable and the property's mortgage loan payable are not eliminated in consolidation when the Partnership does not have a legal right of offset. Investment in mortgage loans is included with "other assets" in the accompanying consolidated balance sheets.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Deferred Costs

      Fees paid in connection with the financing of the Partnership's and Predecessor Entity's properties are deferred and amortized over the terms of the related agreements as a component of interest expense.

      Investments in Limited Partnerships

      The Predecessor Entity accounted for its investments in limited partnerships under the equity method when significant influence, but not control was exercised over the limited partnership. Where control was exercised, the limited partnerships were consolidated for financial statement purposes. The investments were recorded by the Predecessor Entity using the fair-value principles of SFAS 141 and APB 16, whereby the Predecessor Entity's proportionate share of the assets acquired and liabilities assumed was adjusted to fair value. During 2001, a significant number of additional limited partnerships came under the control of the Predecessor Entity resulting in a change from the equity method to consolidation.

      Investment in Contract Right Mortgages

      The Predecessor Entity had investments in contract right mortgages that represent a residual interest in a pool of mortgages. This investment accrues interest at approximately 13.0%. Such interest is computed by taking the present value of all future payments to be received and comparing them to the current carrying value. These investments were not contributed to the Partnership however, the Partnership was granted an option to acquire these investments (see Note 6).

      Goodwill

      The Predecessor Entity had goodwill, which was not contributed to the Partnership, in the amount of $47.0 million at December 31, 2001 which is included in "other assets" and was being amortized over 25 years.

      Revenue Recognition

      The Partnership's lease agreements are operating leases and generally provide for varying rents over the lease terms. The Partnership records rental income for the full term of each lease on a straight-line basis. Accordingly, deferred rental income is recorded from tenants for the amount that is expected to be collected over the remaining lease term rather than currently. Deferred rental income recorded amounted to $27.1 million for the Partnership and $24.1 million for the Predecessor Entity at December 31, 2002 and 2001, respectively.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Income Taxes

      Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Partnership. However, the Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.

      The Predecessor Entity provided for income taxes with respect to the portion of the net income attributable to its taxable corporate subsidiaries. Income tax expense for 2001 and 2000 represented current income taxes payable; no deferred income tax expense was recorded. The corporate subsidiaries were not contributed to the Partnership.

      Net Income per Unit

      Net income per Unit is computed by dividing net income by the 6,119,942 weighted average Units outstanding during the year ended December 31, 2002.

      The Predecessor Entity has only two members and does not have any limited partnership units outstanding.

      Distributions; Allocations of Income and Loss

      As provided in the partnership agreement, distributions are allocated to the limited partners based on their ownership of Units. No distributions, or net income or loss allocation, are made to the general partner. Income and loss for financial reporting purposes is allocated to limited partners based on their ownership of Units. Special allocation rules affect the allocation of taxable income and loss. The Partnership paid distributions of $196.9 million ($32.16 per Unit) to its limited partners during the year ended December 31, 2002.

      The members of the Predecessor Entity are Apollo Real Estate Investment Fund III L.P. holding 98.57% and WEM Brynmar Associates LLC holding 1.43%.

      Segment Reporting

      The Partnership has one reportable segment, net-leased commercial real estate. The Partnership evaluates performance based on net operating income, which is income before depreciation, amortization, interest and non-operating items.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Fair Value of Financial Instruments

      Financial instruments held by the Partnership include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable approximates fair value for debt with similar terms and conditions, due to yield maintenance requirements and prepayment penalties. The fair value of the Partnership's contract right mortgage notes payable is approximately $337.5 million, which is $28.7 million in excess of the aggregate carrying amount at December 31, 2002. The fair value of the Partnership's interest rate cap is approximately $0.1 million at December 31, 2002. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Partnerships' financial instruments.

      Recently Issued Accounting Standards

      In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting. SFAS No. 141 also changes the criteria for the separate recognition of intangible assets acquired in a business combination. SFAS No. 141 was effective for all business combinations initiated after June 30, 2001.

      In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 addresses accounting and reporting for intangible assets acquired, except for those acquired in a business combination. SFAS No. 142 presumes that goodwill and certain intangible assets have indefinite useful lives. Accordingly, goodwill and certain intangibles are not amortized but rather are tested at least annually for impairment. SFAS No. 142 also addresses accounting and reporting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. This statement had no effect on the Partnership's consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively. As a result of this statement, the Partnership has classified the properties that have been sold as discontinued operations.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Recently Issued Accounting Standards (Continued)

      In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which updates, clarifies and simplifies existing accounting pronouncements. In part, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." FASB No. 145 is effective for fiscal years beginning after May 15, 2002. Upon adoption, enterprises must reclassify prior period items that do not meet the extraordinary item classification criteria in APB Opinion No. 30. The Partnership adopted this statement in 2002 and has included $5.8 million, zero, and $0.3 million in early extinguishment of debt gains in interest expense for 2002, 2001 and 2000, respectively.

      In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS No. 146 is effective prospectively for exit and disposal activities initiated after December 31, 2002, with earlier adoption encouraged. The Partnership does not expect that this statement will have a material effect on the Partnership's consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. The disclosure provisions of this Interpretation are effective for the Partnership's December 31, 2002 consolidated financial statements. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. This Interpretation had no effect on the Partnership's consolidated financial statements.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of the Interpretation will be immediately effective for all variable interests in variable interest entities created after January 31, 2003, and the Partnership will need to apply its provisions to any existing variable interests in variable interest entities in 2003. The Partnership does not expect that this interpretation will have an impact on the Partnership's consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - REAL ESTATE INVESTMENTS

      Most of the Partnership's properties are net-leased to a single commercial tenant. The properties are located throughout the United States. The lease terms vary, but most leases have a primary term of 25 years followed by multiple 5-year optional renewal terms. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.

      The Partnership's ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Partnership. Under certain conditions, many of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.

      The Partnership's properties are encumbered by mortgage notes payable and subordinated contract rights payable.

      The future minimum lease payments that are scheduled to be received under noncancellable operating leases are as follows (in thousands):

                2003                                      $   270,397
                2004                                          256,954
                2005                                          251,089
                2006                                          236,027
                2007                                          204,293
                Thereafter                                    268,679
                                                          -----------
                                                          $ 1,487,439
                                                          ===========

      Two tenants accounted for approximately 25% of the aggregate rental revenues of the Partnership in 2002.

      The Partnership owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases or holds an estate for years with an option to lease the land upon expiration of the estate for years. Certain land interests held by the Newkirk Group comprised of ground leases, remainder interests or the right to acquire remainder interests in the land underlying certain properties were contributed to the Partnership in connection with the Exchange.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - REAL ESTATE INVESTMENTS (Continued)

      The rent payable under the ground leases is as follows (in thousands):

                2003                                       $    3,959
                2004                                            3,449
                2005                                            3,401
                2006                                            2,576
                2007                                            2,071
                Thereafter                                      7,924
                                                           ----------
                                                           $   23,380
                                                           ==========

Note 4 - NOTES AND CONTRACT RIGHTS PAYABLE

      The Partnership, excluding discontinued operations, had outstanding first and subordinated mortgage notes payable and contract right mortgage notes payable of $1.0 billion at December 31, 2002. The mortgage notes are at fixed interest rates with payments of principal and interest generally due either monthly, quarterly or semi-annually. All the mortgage notes are collateralized by the Partnership's real estate; some of the mortgage notes are cross-collateralized.

      An aggregate of $705.8 million in indebtedness under the first and subordinated mortgage notes mature at various dates from 2003 to 2024:
      $645.4 million under the first mortgage notes and $60.4 million under subordinated mortgage notes at December 31, 2002. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment, as defined in the mortgage note agreements. Interest rates on the fixed rate mortgages ranged from 4.2% to 11.3%, with a weighted average interest rate of 8.9% at December 31, 2002.

      The contract right mortgage notes aggregating $311.0 million mature at various dates from 2003 to 2024. The Partnership has the option to prepay some of these mortgage notes at a discount. All of the contract right mortgages are prepayable at any time without premium or penalty subject to the prior or simultaneous satisfaction of the underlying first mortgage loans. Interest rates ranged from 9.6% to 15.5%, with a weighted average interest rate of 10.7% at December 31, 2002.

      Mortgage notes payable aggregating approximately $1.1 billion and accrued interest thereon were assumed as part of the Exchange. The Predecessor Entity recorded these notes at their fair value as of the various dates of acquisition. The contract right mortgage notes payable represent old liabilities which have accrued simple interest at contract rates of 13-18% since the inception of the individual partnerships. Most of these notes payable have contractual accrued interest in excess of the principal due. Additionally, most of these notes payable are paying current interest only on a contractual basis. The historical accrued interest will begin to be repaid when the first mortgage debt matures. Payments run until 2024. The adjustment of these liabilities to fair value at dates of acquisition, resulted in an increase in principal balance and a decrease in accrued interest. This accounting method resulted in recorded interest expense that was $4.0 million, ($1.7) million and ($2.1) million greater (or less) than the contractual interest expense for the years ended December 31, 2002, 2001 and 2000, respectively. The effect of utilizing this accounting method was to increase the principal balance of mortgage and contract rights notes payable and reduce interest accrued on these obligations. The cumulative reduction in liabilities related to utilizing this accounting method was $50.5 million at December 31, 2002.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

      In addition, during January 2002, the Partnership obtained a mezzanine loan in the amount of $225.0 million, which had an outstanding balance of $221.7 million at December 31, 2002. The loan has a 36-month term, subject to extension by the Partnership for two additional twelve-month periods upon payment of an extension fee equal to 0.25% of the loan. Interest on outstanding amounts accrues at a rate equal to, at the Partnership's option, (i) 5.5% plus the greater of 3.0% or the LIBOR rate (as defined) or (ii) 3.5% plus the greater of 5.0% or the bank's prime rate. As a result, the minimum interest rate on the loan is 8.5%. The Partnership is required to make monthly payments of interest only and principal payments equal to $2.25 million per year, payable quarterly in arrears, plus 50% of sales proceeds and 100% of refinancing proceeds. The loan is secured by a lien on all of the assets of the Partnership. The interest rate on the mezzanine loan was 8.5% at December 31, 2002. The loan can be prepaid in whole or in part at any time together with a premium of 1/2% if such prepayment occurs on or before January 30, 2004. Prepayments made after January 30, 2004, will not require a prepayment fee. The loan requires the Partnership to maintain certain debt service coverage ratios as defined in the loan agreement. The loan also limits the Partnership's ability to incur any direct debt or contingent liabilities. The Partnership was in compliance with all covenants at December 31, 2002.

      In connection with the mezzanine loan obtained by the Partnership, the Partnership purchased interest rate protection so that the interest rate is capped at 9.0%, 10.5% and 12.5% in years one, two and three, respectively.

      During July 2002, the Partnership secured replacement financing on the first mortgage encumbering the Partnership's property in Oakland, California. The Partnership had purchased, from its cash reserve account, the first mortgage that encumbered the property, and which bore interest at 13.375% per annum, for $15.5 million. The new loan in the original amount of $14.5 million bears interest at LIBOR plus 4.5% per annum, matures on September 1, 2003 and requires monthly payments of principal and interest. The interest rate was 6.42% at December 31, 2002. The loan balance was $8.9 million at December 31, 2002, and is included with liabilities of discontinued operations in the consolidated balance sheet.

      During October 2002, the first mortgage encumbering the Partnership's property in Baltimore, Maryland, which bore interest at 15.0% per annum, was refinanced with a new $39.5 million loan. The new loan bears interest at a rate of 4.2% per annum and matures on October 1, 2004, at which time it is scheduled to be fully amortized. The loan balance was $36.2 million at December 31, 2002.

      During October 2002, the first mortgage encumbering the Partnership's property in Pinole, California, which bore interest at 11.375% per annum, was refinanced with a new $2.0 million loan. The new loan bears interest at 7.2% per annum and matures on September 1, 2011, at which time it is scheduled to be fully amortized.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

      During December 2002, mortgage indebtedness encumbering the Partnership's properties in El Segundo, California was refinanced with (i) an $88.7 million first mortgage, secured by the buildings and the land estate, bearing interest at 6.0% per annum and self-amortizing by January 1, 2009, and (ii) $25.4 million of second mortgages, secured by the buildings and the land estate, bearing interest at 4.86% per annum, and maturing on January 1, 2024, at which time a $26.0 million balloon payment will be due. In addition, a $3.2 million prepayment penalty was paid as part of the refinancing. The properties are owned by a partnership in which the Partnership owns a 53.0% interest. As part of the refinancing, the Partnership purchased the land underlying the property for $1.7 million from the proceeds of a new $1.7 million first mortgage that bears interest at 6% per annum, is self-amortizing by January 1, 2009 and is secured by the land underlying the property. Payment of this mortgage is the responsibility of the Partnership. Members of the Newkirk Group, an affiliate of the general partner of the Partnership, acquired approximately 55.0% of the second mortgage indebtedness in the refinancing for a purchase price of $1.0 million, exclusive of closing costs. Prior to the refinancing, the property was encumbered by approximately $56.8 million of first mortgage indebtedness bearing interest at 13.25% and 13.6% per annum and $51.6 million of second mortgage indebtedness bearing simple interest at 15.5% per annum. An additional $6.1 million of third mortgage indebtedness held by the Newkirk Group was not affected by the refinancing.

      During December 2002, the first mortgage encumbering the Partnership's property in Orlando, Florida, which bore interest at 13.5% per annum, was refinanced with a new $14.0 million loan. The new loan bears interest at a rate of 5.31% per annum and matures on April 1, 2009, at which time it is scheduled to be fully amortized.

      In connection with the Partnership's refinancings, real estate sales and repayments of mortgage debt during 2002, the Partnership has recognized a net gain from early extinguishment of debt of $6.3 million, $5.8 million of which is included in interest expense and $0.5 million of which is included in discontinued operations. The net gain from early extinguishment of debt consisted of gains from debt extinguishment of $11.0 million, net of mortgage prepayment penalties of $4.7 million.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - NOTES AND CONTRACT RIGHTS PAYABLE (Continued)

      Scheduled payments of principal at December 31, 2002, for the next five years and thereafter through maturity, are as follows (in thousands):

                                                                     Contract Right
                              Mortgage                Note               Mortgage
          Year             Notes Payable            Payable           Notes Payable          Total
          ----             -------------            -------           -------------          -----
      2003                  $  112,925            $    2,250           $    7,352         $  122,527
      2004                     104,144                 2,250                4,551            110,945
      2005                      95,750               217,150               10,024            322,924
      2006                     126,865                     -               11,716            138,581
      2007                      87,577                     -               19,609            107,186
      Thereafter               178,577                     -              257,754            436,331
                            ----------            ----------           ----------         ----------
                               705,838               221,650              311,006          1,238,494

      Plus: Accrued
      interest payable          12,130                     -              114,435            126,565
                            ----------            ----------           ----------         ----------

                            $  717,968            $  221,650           $  425,441         $1,365,059
                            ==========            ==========           ==========         ==========

      Predecessor Entity Debt

      The Predecessor Entity obtained financing arrangements with GMAC Commercial Mortgage Corporation ("GMAC") on March 1, 1999 for the purpose of acquiring certain limited partnership units or to make loans to certain limited partners who own limited partnership units.

      The loan payable bore interest at a floating rate of LIBOR plus 6.5%. As of the last reset date for the year ended December 31, 2001, the rate was 8.58%. The loan required monthly payments of interest only and was scheduled to mature on March 31, 2002 with a balloon payment. The loan balance at December 31, 2001 was $111.4 million and was paid off in full in January 2002.

      On January 7, 1999, the Predecessor Entity financed a property located in Hillside, Illinois, in the amount of $2.0 million, bearing interest at 7.125%. The note requires monthly payments of $14,295 of principal and interest based upon a 25-year amortization schedule with a balloon payment due at the maturity date of February 1, 2004. Neither the property nor the liability was transferred to the Partnership.

      In September 2000, the Predecessor Entity obtained a line of credit in the amount of $6.0 million which bore interest at a floating rate of LIBOR plus 3.0%. As of the last reset date for the year ended December 31, 2001, the rate was 4.931%. The note required monthly payments of interest only and matured in June 2002 with a balloon payment of the outstanding balance. This line of credit outstanding at December 31, 2001 was $5.9 million. This liability was not assumed by the Partnership.

      The Predecessor Entity has a $28.0 million loan payable which is due August 2003. Through August 2001, interest was paid at a fixed rate of 11.793%. Since that date, interest is at a floating rate of LIBOR plus 6%, which was 7.87% at December 31, 2001. This liability was not assumed by the Partnership.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - MINORITY INTERESTS

      Minority interests consist of external ownership interests in limited partnerships consolidated by the Partnership. Certain limited partnerships have negative partnership capital balances, as liabilities exceed assets, principally depreciated real estate. The limited partnerships have profitable operations, and due to their nature, triple net-leased properties with declining debt service obligations, are expected to maintain profitable operations and eliminate any negative capital balance.

Note 6 - RELATED PARTY TRANSACTIONS

      WFA, an affiliate of the Newkirk Group, performs asset management services for the Partnership and received a fee of $1.8 million for the year ended December 31, 2002. WFA performed asset management services for the Predecessor Entity and received a fee of $3,000,000 for each of the years ended December 31, 2001 and 2000.

      The Partnership provides certain asset management, investor and administrative services to the Other Partnerships that were controlled by the Newkirk Group and were not merged into the Partnership. Control of the general partners of these partnerships was acquired by the Partnership. The Partnership earned $0.8 million of management fees for these services for the year ended December 31, 2002. The Partnership had receivables for management fees of $1.0 million due from these partnerships at December 31, 2002. In addition, the Partnership had a receivable of $0.6 million at December 31, 2002 for a non-interest bearing advance made to one of these partnerships.

      The Partnership had a loan receivable and accrued interest of $0.2 million at December 31, 2002 and earned interest income of $0.2 million for the year ended December 31, 2002 from Cenland Associates Limited Partnership, one of the Other Partnerships.

      The Partnership has an ownership interest in the three most junior tranches of a securitized pool of mortgage loans, which include first mortgage interests on 115 properties that were acquired by the Partnership and on four other properties affiliated with the Newkirk Group. The Partnership had a loan receivable, net of discount, of $9.5 million at December 31, 2002 and earned interest income of $1.2 million for the year ended December 31, 2002 related to this ownership interest.

      Affiliates and executives of the Newkirk Group own $17.3 million of a $176.4 million Real Estate Mortgage Investment Conduit ("REMIC") which is secured by the contract rights payable. The affiliates and executives of the Newkirk Group earned $2.5 million of interest income during 2002 and 2001. An affiliate of the Newkirk Group owns a residual interest in the contract rights. The Partnership has the right to acquire this residual interest in January 2008 by acquiring the affiliate of the Newkirk Group in exchange for Units. The Newkirk Group has the right to require the Partnership to purchase this interest in December 2007 in exchange for Units. The acquisition or purchase would be completed at fair value at the time of any transaction.

      In December 2002, an affiliate of the Newkirk Group purchased a portion of the second mortgage indebtedness of a property partially owned by the Partnership in conjunction with the refinancing of the first mortgage encumbering that property. The mortgage payable and accrued interest owned by the affiliate aggregated $14.0 million at December 31, 2002. The mortgage note bears interest at the rate of 4.86% per annum. Included in interest expense is $21,000 related to this mortgage payable for the year ended December 31, 2002 (see Note 4).

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - CONTINGENCIES

      Legal

      In July 2002, an action was commenced in the Connecticut Superior Court by four limited partners of three Newkirk Partnerships against, among others, the general partner of the Partnership and various affiliates of the general partner. The action alleges, among other things, that the price paid to non-accredited investors in connection with the Exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the Exchange values assigned in the Exchange to assets contributed by affiliates of the general partner were too high in comparison to the Exchange values assigned to the Newkirk Partnerships, that the option arrangement relating to the Partnership's potential acquisition in the future of the T-2 Certificate was unfair to limited partners and that the disclosure document used in connection with the Exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have the action classified as a class action as well as compensatory and punitive damages in an unspecified amount.

      On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. ("Eastgar") against, among others, the general partners of Eastgar and the Newkirk Group. The Partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness.

      Property Matters

      On January 22, 2002, Kmart Corporation, a tenant at twelve of the Partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. The Partnership re-leased nine of the properties to Furr's Restaurant Group for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a five-year lease term. The Partnership is pursuing a claim against Kmart in the Bankruptcy Court. In January 2003, Furr's Restaurant Group filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on three sites. The remaining sites continue to be leased to Furr's through 2012 and the Partnership is pursuing a claim against Furr's in the Bankruptcy Court for the three rejected sites. Furr's also has the right to reject the lease that now covers the remaining sites. The aggregate rent for the 9 sites that are presently leased is significantly less than the amount that was scheduled to be received from K-mart during its renewal term which would have begun in February 2003. The Partnership has purchased the land underlying all twelve properties for $0.25 million.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - DISCONTINUED OPERATIONS AND SALES OF REAL ESTATE

      During 2002, the Partnership sold two properties to unaffiliated third parties for $3.2 million. The Partnership recognized a loss on the disposal of these properties of $1.0 million. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with SFAS No. 144. In addition, the Partnership has classified six properties as real estate held for sale in the accompanying consolidated balance sheet and has classified the operations of these properties as discontinued operations in the accompanying consolidated statement of operations. For the years ended December 31, 2002 and 2001, net income from discontinued operations of $14.0 and $7.5 million consisted of revenue of $32.6 and $29.4 million, net of expenses of $17.6 and $19.0 million and a loss on the disposal of real estate of $1.0 and $2.9 million. At December 31, 2002, other assets of discontinued operations consisted primarily of receivables of $2.2 million and liabilities of discontinued operations consisted primarily of mortgage notes payable, contract right mortgage notes payable and accrued interest on the mortgage notes and contract right mortgage notes of $103.9 million. There was no impact on the year ended December 31, 2000, as all such properties were included in equity investments in limited partnerships.

Note 9 - INCOME TAXES

      The Partnership's taxable income for 2002 differs from net income for financial reporting purposes as follows (in thousands, except per unit data):

      Net income for financial reporting purposes                    $  122,862
               Depreciation and amortization                             23,425
               Interest expense                                           4,081
               Loss on sale of real estate                                4,118
               Costs capitalized for tax purposes                         3,211
               Other                                                      3,391
               Net gain from early extinguishment of debt               (10,992)
               Straight-line rent adjustment                             (2,293)
                                                                     ----------

      Taxable income                                                 $  147,803
                                                                     ==========

      Taxable income per Unit                                        $    24.15
                                                                     ==========

      The net basis of the Partnership's assets and liabilities for tax reporting purposes is approximately $1.0 billion lower than the amount reported for financial statement purposes.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - SUBSEQUENT EVENTS

      On January 1, 2003, the Partnership acquired limited partnership interests in nine net-leased real estate limited partnerships affiliated with the Newkirk Group. The limited partnership interests acquired by the Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 Units valued at $22.7 million. In addition, the Partnership acquired an option to purchase additional limited partnership interests for approximately 21,000 Units. The values of the net-leased real estate partnerships and the Units were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the net-leased real estate partnerships.

      During January 2003, the Partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above. The land was acquired from a company affiliated with the Newkirk Group, for $1.0 million, $50,000 of which was paid in cash and the balance in the form of a $0.95 million note due September 8, 2008. The note bears interest at the rate of 6.0% per annum, compounded annually, and payable interest-only until maturity, at which time the full balance of the note is due. During January 2003, the Partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above for $0.3 million from an affiliate of the Partnership's general partner. The purchase prices for these land sales were determined without arms-length negotiations. Independent appraisals were obtained on the value of the land that was acquired.

      During January 2003, the Partnership sold six properties to unaffiliated third parties for a combined net sales price of $9.1 million. The Partnership expects to recognize a net gain on sale of these properties of $4.4 million during 2003.

      During January 2003, the Partnership acquired a second mortgage loan that encumbered the Partnership's property in Morris Township, New Jersey from an unrelated third party. The mortgage and accrued interest amounted to approximately $28.0 million at December 31, 2002. The purchase money note had no current payments due and had an original face of $4.5 million at 10.25%. The first payments were to begin in 2004 with a balloon in 2009. The debt holder agreed to receive a discounted amount instead of receiving small amounts through 2009 when the balance was due. It was acquired for $22.1 million, $9.2 million of which has been paid and $12.9 million of which is payable on or before September 30, 2003. The Partnership acquired this mortgage in connection with an extension of the lease on the property and intends to seek mortgage financing to satisfy the balance of the purchase price. The Partnership will record an approximate $5.9 million gain on extinguishment of debt during the first quarter of 2003.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                        (In thousands, except unit data)

                                                                                          June 30,
                                                                                            2003
                                                                                        -----------
                                                                                        (Unaudited)
ASSETS

Real estate investments:
              Land                                                                      $    42,379
              Land estates                                                                   47,783
              Buildings and improvements                                                  1,653,904
                                                                                        -----------

                          Total real estate investments                                   1,744,066

              Less accumulated depreciation and amortization                               (539,425)
                                                                                        -----------

                          Real estate investments, net                                    1,204,641

Real estate held for sale, net of accumulated depreciation of $761                            1,060

Cash and cash equivalents, of which $8,720 is restricted                                     38,202
Receivables and deferred rental income                                                       90,150
Equity investments in limited partnerships                                                    9,342
Deferred costs, net of accumulated amortization of $30,219                                   21,805
Other assets                                                                                 28,689
Other assets of discontinued operations                                                          45
                                                                                        -----------

                          Total Assets                                                  $ 1,393,934
                                                                                        ===========

LIABILITIES, MINORITY INTERESTS AND PARTNERS' EQUITY

Liabilities:

Mortgage notes and accrued interest payable                                             $   671,810
Note payable                                                                                201,155
Contract right mortgage notes and accrued interest payable                                  424,543
Accounts payable and accrued expenses                                                         9,900
Liabilities of discontinued operations                                                          711
                                                                                        -----------

                          Total Liabilities                                               1,308,119

Contingencies

Minority interests                                                                          (26,152)
Partners' equity (6,319,391 limited partnership units outstanding)                          111,967
                                                                                        -----------

                          Total Liabilities, Minority Interests and Partners' Equity    $ 1,393,934
                                                                                        ===========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                  (In thousands, except unit and per unit data)
                                   (Unaudited)

                                                                            For the Six Months Ended
                                                                                   June 30,
                                                                              2003            2002
                                                                          -----------     -----------
Revenue:
        Rental income                                                     $   139,285     $   138,717
        Interest income                                                         1,654           1,707
        Management fees                                                           307             398
                                                                          -----------     -----------

                    Total revenue                                             141,246         140,822
                                                                          -----------     -----------

Expenses:
        Interest                                                               48,033          62,751
        Depreciation                                                           14,963          15,202
        General and administrative                                              4,017           4,671
        Amortization                                                            2,028           2,044
        Ground rent                                                             1,616           1,584
        State income taxes                                                        477             335
                                                                          -----------     -----------

                    Total expenses                                             71,134          86,587
                                                                          -----------     -----------

Income from continuing operations before equity in income
        from investments in limited partnerships and minority interest         70,112          54,235

        Equity in income from investments in limited partnerships               1,677              --
        Minority interest                                                      (7,174)         (4,779)
                                                                          -----------     -----------

Income from continuing operations                                              64,615          49,456
                                                                          -----------     -----------

Discontinued operations:
        Income from discontinued operations                                     6,894           8,256
        Gain from disposal of real estate                                      32,325              --
                                                                          -----------     -----------

                    Net income from discontinued operations                    39,219           8,256
                                                                          -----------     -----------

Net income                                                                $   103,834     $    57,712
                                                                          ===========     ===========

Income from continuing operations per
        limited partnership unit                                          $     10.19     $      8.08
Income from discontinued operations per
        limited partnership unit                                                 6.19            1.35
                                                                          -----------     -----------

Net income per limited partnership unit                                   $     16.38     $      9.43
                                                                          ===========     ===========

Distributions per limited partnership unit                                $      3.77     $     30.81
                                                                          ===========     ===========

Weighted average limited partnership units                                  6,339,134       6,122,028
                                                                          ===========     ===========

                See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP

                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003
                        (In thousands, except unit data)
                                   (Unaudited)

                                                    Limited
                                                  Partnership         Partners'
                                                     Units             Equity
                                                  -----------        ----------

Balance at December 31, 2002                       6,116,578         $   24,693

Equity contributions                                 317,813             11,049

Distributions                                             --            (23,672)

Limited partner buyouts                             (115,000)            (3,937)

Net income                                                --            103,834
                                                  ----------         ----------

Balance at June 30, 2003                           6,319,391         $  111,967
                                                  ==========         ==========

                 See notes to consolidated financial statements.

                       THE NEWKIRK MASTER LIMITED PARTNERSHIP
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                 (In thousands)
                                   (Unaudited)

                                                              For the Six Months Ended June 30,
                                                                     2003          2002
                                                                  ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                        $ 103,834     $  57,712
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Amortization of deferred costs and land estates                    5,328         4,726
   Depreciation expense                                              15,411        17,337
   Net gain from early extinguishment of debt                        (8,698)         (782)
   Gain from disposal of real estate                                (32,325)           --
   Minority interest expense                                          7,174         4,779
   Equity in income from investments in limited partnerships         (1,677)           --
Changes in operating assets and liabilities:
   Receivables and deferred rental income                            (6,245)       (4,814)
   Other assets                                                       1,010         1,546
   Accounts payable and accrued expenses                             (2,147)      (14,101)
   Accrued interest-mortgages and contract rights                    (5,853)       (3,308)
                                                                  ---------     ---------

      Net cash provided by operating activities                      75,812        63,095
                                                                  ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

Net proceeds from disposal of real estate or other assets            56,107            --
Land additions                                                       (2,494)         (640)
Cash related to formation of partnership                                 --        10,776
Cash related to previously unconsolidated limited partnerships          284            --
Investments in limited partnership interests                           (711)           --
                                                                  ---------     ---------

      Net cash provided by investing activities                      53,186        10,136
                                                                  ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

Satisfaction of mortgage notes payable                              (37,745)      (21,256)
Satisfaction of contract right mortgage notes payable                (2,057)           --
Principal payments of mortgage notes payable                        (56,860)      (73,768)
Principal payments of note payable                                  (20,495)         (563)
Principal payments of contract right mortgage notes payable            (631)           --
Proceeds from new debt                                               21,950       240,041
Mortgage prepayment penalities                                         (400)           --
Distributions to partners                                           (23,672)     (188,624)
Limited partner buyouts                                              (3,937)          (30)
Distributions to minority interests                                     (31)       (1,030)
Deferred costs                                                         (370)       (8,527)
                                                                  ---------     ---------

      Net cash used in financing activities                        (124,248)      (53,757)
                                                                  ---------     ---------

Net increase in cash and cash equivalents                             4,750        19,474
Cash and Cash Equivalents at Beginning of Period                     33,452            --
                                                                  ---------     ---------
Cash and Cash Equivalents at End of Period                        $  38,202     $  19,474
                                                                  =========     =========

Supplemental Disclosure of Cash Flow Information:
   Cash paid for state income taxes                               $     733     $     337
                                                                  =========     =========
   Cash paid for interest                                         $  59,623     $  68,868
                                                                  =========     =========

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (Unaudited)
                                   (Continued)

Supplemental Information

In January 2003, balances related to the issuance of 317,813 Units in the Partnership for the various assets contributed to the Partnership were as follows:

      Real estate, net                                           $ 18,260
      Cash and cash equivalents                                        14
      Receivables                                                   3,228
      Deferred costs, net                                             944
      Equity investments in limited partnership                     7,665
      Mortgage notes payable                                      (26,374)
      Accrued interest                                               (985)
      Accounts payable and accrued expenses                           (34)
      Minority interest                                             8,331
                                                                 --------
      Partners' equity                                           $ 11,049
                                                                 ========

In connection with the disposal of real estate, the purchaser of a property assumed $94,818 of the Partnership's debt.

                 See notes to consolidated financial statements.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

1.    General

      The consolidated financial statements of the Partnership included herein have been prepared by the Partnership, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Partnership believes that the disclosures contained herein are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto for the year ended December 31, 2002.

      The consolidated financial statements reflect, in the opinion of the Partnership, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the consolidated financial position and results of operations for the respective periods in conformity with accounting principles generally accepted in the United States of America consistently applied.

      In February 2003, the Partnership acquired from its limited partners 115,000 of its units of limited partnership interest at a purchase price of $35 per unit, less the per unit distribution payable by the Partnership to holders of record on and after the offering date.

2.    Mortgage Notes and Contract Right Mortgage Notes Payable

      In January 2003, the Partnership acquired a second mortgage loan that encumbered the Partnership's property in Morris Township, New Jersey. The outstanding mortgage principal and accrued interest was $28.1 million at December 31, 2002. It was acquired for $22.1 million, $9.3 million of which was paid in January 2003 and $12.8 million of which was payable on or before September 30, 2003. The deferred portion of the purchase price bore interest at a rate of 6.0% per annum. The Partnership acquired this mortgage in connection with an extension of the lease on the property and obtained new first mortgage financing in June 2003 to satisfy the balance of the purchase price.

      The new first mortgage has a principal balance of $21.0 million and bears interest at LIBOR plus 2.875% per annum (4.1% at June 30, 2003), and has an initial term of three years, which may be extended for two additional one-year periods. Interest payments are due monthly beginning August 1, 2003. Principal payments of $25,000 are due monthly beginning February 1, 2005. After payment of closing costs, $6.7 million of proceeds were used to satisfy the existing first mortgage and the balance of the net proceeds was used to satisfy the deferred portion of the second mortgage purchase price. In connection with the loan, the Partnership purchased an interest rate cap on the loan so that the interest rate is capped at 8.175%.

      In connection with the Partnership's refinancings, real estate sales and repayments of mortgage debt during the six months ended June 30, 2003, the Partnership has recognized a net gain from early extinguishment of debt (net of mortgage prepayment penalties of $0.4 million) of $8.7 million, $6.8 million of which is included in interest expense and $1.9 million of which is included in discontinued operations.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

3.    Related Party Transactions

      Winthrop Financial Associates, A Limited Partnership ("WFA"), an affiliate of the general partner, performs asset management services for the Partnership and received a fee of $0.9 million for the six months ended June 30, 2003 and 2002.

      The Partnership provides certain asset management, investor and administrative services to the partnerships that are controlled by the Partnership and were not merged into the Partnership ("Other Partnerships"). The Partnership earned $0.3 million and $0.4 million of management fees for these services for the six months ended June 30, 2003 and 2002, respectively. The Partnership had receivables for management fees of $1.0 million due from Other Partnerships at June 30, 2003. In addition, the Partnership had a receivable of $0.6 million at June 30, 2003 for a non-interest bearing advance made to one of these partnerships.

      The Partnership had a loan receivable and accrued interest receivable of $0.2 million at December 31, 2002 due from Cenland Associates Limited Partnership, one of the Other Partnerships. In February 2003, the Partnership received the remaining balance due on this loan.

      The Partnership has an ownership interest in the three most junior tranches of a securitized pool of first mortgages with respect to 39 first mortgage loans encumbering 115 Partnership properties and four other properties controlled by affiliates of the general partner. The Partnership had a loan receivable, net of discount, of $9.6 million at June 30, 2003 and earned interest income of $0.7 million for the six months ended June 30, 2003 and 2002 related to this ownership interest. Mortgage loans receivable and the property's mortgage loan payable are not eliminated in consolidation when the Partnership does not have a legal right of offset.

      Affiliates of the general partner own $17.3 million of $156.7 million of interests in a real estate mortgage investment conduit ("REMIC") that holds debt obligations secured by subordinate mortgages on properties owned by the Partnership and other partnerships, the general partners of which are affiliates of the general partner. The affiliates earned $1.2 million of interest income on their REMIC interests during the six months ended June 30, 2003 and 2002. Additionally, affiliates of the general partner own the residual interests in the debt obligations in which the REMIC holds the current interests. The Partnership has a right to acquire these residual interests in January 2008 in exchange for units. The affiliates have the right to require the Partnership to purchase these residual interests in December 2007 in exchange for units. The acquisition and purchase will be completed at fair value at the time of any transaction.

      In December 2002, an affiliate of the general partner purchased a portion of the second mortgage indebtedness of a property in which the Partnership has an interest. The second mortgage payable and accrued interest owned by the affiliate aggregated $14.2 million at June 30, 2003. The mortgage note bears interest at the rate of 4.86% per annum. Included in interest expense is $0.3 million related to this second mortgage payable for the six months ended June 30, 2003.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

3.    Related Party Transactions (continued)

      Mortgage notes and contract right mortgage notes and accrued interest payable includes $180.4 million due to related parties at June 30, 2003. Interest expense to related parties totaled $6.6 and $6.1 million during the six months ended June 30, 2003 and 2002, respectively.

4.    Contingencies

      Legal

      In July 2002, an action was commenced in the Connecticut Superior Court against, among others, the Partnership's general partner and various affiliates of the Partnership's general partner. Plaintiffs are six limited partners of five of the Newkirk Partnerships. The action alleges, among other things, that the price paid to non-accredited investors in connection with the Exchange was unfair and did not fairly compensate them for the value of their partnership interests. The complaint also alleges that the Exchange values assigned in the Exchange to certain assets contributed by affiliates of the Partnership's general partner were too high in comparison to the Exchange values assigned to the Newkirk Partnerships, that the option arrangement relating to the Partnership's potential acquisition in the future of the T-2 Certificate, which represents an interest in a grantor trust, the mortgage assets of which consist of subordinate mortgage notes secured by the Partnership's real properties as well as other properties owned by other partnerships that are controlled by affiliates of the Partnership's general partner, was unfair to limited partners and that the disclosure document used in connection with the Exchange contained various misrepresentations and/or omissions of material facts. The complaint seeks to have the action classified as a class action as well as compensatory and punitive damages in an unspecified amount. Class action discovery and briefing is underway, and there has not yet been discovery on the merits.

      On December 31, 2002, a derivative action was commenced in the Dallas County Texas District Court by a limited partner of Eastgar Associates, L.P. ("Eastgar") against, among others, the general partners of Eastgar and affiliates of the Newkirk Partnerships. The Partnership owns a 60.5% limited partnership interest in Eastgar and also controls the general partner of that partnership. The complaint alleges that the defendants have charged Eastgar excessive management fees and have unfairly prevented Eastgar from prepaying and refinancing its mortgage indebtedness. The complaint seeks compensatory and punitive damages in an unspecified amount, attorneys' fees and expenses, an accounting, and a declaration of the parties' future rights and obligations regarding management fees and the refinancing of mortgage indebtedness. In order to avoid the expenses, distraction, and uncertainties of litigation, and without conceding their view that the allegations of the complaint are without merit, the defendants have executed an agreement in principal to settle the litigation for a payment by the defendants other than Eastgar of $137,500 to Eastgar for distribution to Eastgar's limited partners other than the Partnership or its affiliates, after payment from said amount of plaintiffs' attorneys' fees and expenses. The settlement also sets the management fees to be charged to Eastgar, subject to any changes that Eastgar may approve in the future consistent with its fiduciary duty. The settlement is subject to the approval of the court after notice to the limited partners of Eastgar.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

4.    Contingencies (continued)

      Property Matters

      In January 2002, Kmart Corporation ("Kmart"), a tenant at twelve of the Partnership's properties, filed for protection under Chapter 11 of the United States Bankruptcy Code. Kmart had the right to either accept or reject the leases. Kmart elected to reject the leases, which caused an immediate termination of such leases. The Partnership re-leased nine of the properties to Furr's Restaurant Group ("Furr's") for 10-year lease terms, one of the properties to Lithia Motors for a 10-year lease term and another property for use as a Chinese food restaurant for a five-year lease term. The remaining property is vacant. The Partnership is pursuing a claim against Kmart in the Bankruptcy Court. In January 2003, Furr's filed for protection under Chapter 11 of the Bankruptcy Code and subsequently rejected the lease on three sites. The remaining sites continue to be leased to Furr's through 2012 and the Partnership is pursuing a claim against Furr's in the Bankruptcy Court for the three rejected sites. Furr's also has the right to reject the lease that now covers the remaining sites. The aggregate rent for the eight sites that are presently leased is significantly less than the amount that was scheduled to be received from Kmart during its renewal term which would have begun in February 2003. The Partnership is responsible for the payment of insurance, real estate taxes and mortgage debt on the vacant properties. The Partnership has purchased the land underlying all twelve properties for $0.25 million. The Partnership is attempting to either sell or re-let the four vacant properties.

5.    Acquisitions

      On January 1, 2003, the Partnership acquired from an affiliate of the general partner limited partnership, interests in nine limited partnerships that own net-leased commercial properties. The limited partnership interests acquired by the Partnership ranged between 4.9% and 57.75% of each partnership and were acquired in exchange for 317,813 limited partnership units of the Partnership valued at $22.7 million. In addition, the Partnership has an option to purchase additional limited partnership interests for approximately 21,000 partnership units subject to adjustment based upon the assets of the Partnerships at the time of exercise. The values of the net-leased real estate partnerships and the Partnership units were determined without arms-length negotiations. Independent appraisals were obtained on the value of the properties owned by the limited partnerships. The Partnership has accounted for the acquisition on a historical cost basis. Three of the limited partnerships have been consolidated into the Partnership's financial statements and six of the limited partnerships are being accounted for under the equity method of accounting.

      In January 2003, the Partnership acquired the land underlying the property owned by one of the net-leased partnerships referred to immediately above. The land was acquired from a company affiliated with the general partner for $1.0 million, $50,000 of which was paid in cash and the balance in the form of a $950,000 note due September 8, 2008. The note bears interest at the rate of 6.0% per annum, compounded annually, and is payable interest-only until maturity, at which time the full balance of the note is due. The purchase price for the land sale was determined without arms-length negotiations. An independent appraisal was obtained on the value of the land that was acquired.

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

5.    Acquisitions (continued)

      In April and June 2003, the Partnership acquired 30.6% and 46.1%, respectively, of the outstanding limited partnership interests in two Other Partnerships. The partnership interests were acquired for an aggregate cash purchase price of $711,250. The Partnership previously owned 1.5% and 3.8%, respectively, of the outstanding limited partnership interests in these two partnerships. The Partnership controls the general partners of each of these partnerships. The Partnership has consolidated these partnerships in accordance with the guidance provided by Statement of Position 78-9 "Accounting for Investments in Real Estate Ventures."

      In May and June 2003, the Partnership purchased the remainder interest in the land underlying 25 properties for an aggregate purchase price of $1.2 million and, as a result, now owns a fee interest in the underlying land. The improvements on 23 of the properties are owned by the Partnership and the improvements on the two other properties are owned by one of the Other Partnerships in which the Partnership owns limited partnership interests and controls the general partner.

6.    Discontinued Operations and Sales of Real Estate

      During the six months ended June 30, 2003, the Partnership sold nine properties for a combined net sales price of $150.9 million. The Partnership recognized a net gain on sale of these properties of $32.3 million. The sale and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." In addition, the Partnership has classified one property as real estate held for sale in the accompanying consolidated balance sheet and has classified the operations of the property and the sold properties as discontinued operations in the accompanying consolidated statement of operations.

      Discontinued operations for the six months ended June 30, 2003 and 2002 are summarized as follows:

                                                    2003           2002
                                                  --------       --------

      Revenue                                     $  7,531       $ 16,817

      Expenses                                        (637)        (8,561)
      Gain from disposal of real estate             32,325             --
                                                  --------       --------

      Net income from discontinued
      operations                                  $ 39,219       $  8,256
                                                  ========       ========

                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2003

6.    Discontinued Operations and Sales of Real Estate (continued)

      Other assets of discontinued operations at June 30, 2003 and December 31, 2002 are summarized as follows:

                                                        2003        2002
                                                      --------    --------

      Receivables                                     $     21    $  2,164
      Other assets                                          24         126
                                                      --------    --------

                                                      $     45    $  2,290
                                                      ========    ========

      Liabilities of discontinued operations at June 30, 2003 and December 31, 2002 are summarized as follows:

                                                        2003        2002
                                                      --------    --------

      Mortgage notes and accrued interest payable     $    280    $ 44,999

      Contract right mortgage notes and accrued
        interest payable                                   430      59,707

      Accounts payable and accrued expenses                  1         794
                                                      --------    --------

                                                      $    711    $105,500
                                                      ========    ========

7.    Contract to Sell Property

      During June 2003, the Partnership entered into a contract with a potential purchaser for one of its properties. The sale is contingent upon the purchaser completing its due diligence and if consummated, is expected to occur in October 2003. This property has been classified as real estate held for sale in the accompanying consolidated balance sheet at June 30, 2003 and is included as part of discontinued operations in the accompanying consolidated statements of operations for June 30, 2003 and 2002.